    As filed with the Securities and Exchange Commission on October 27, 1997
                                                      Registration No .333-33325

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              AMENDMENT NO. 2 TO
                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                         ___________________________

                           CENTURY SOUTH BANKS, INC.
            (Exact Name of Registrant as Specified in its Charter)

        Georgia                           6711                   58-1455591
    (State or other            (Primary Standard Industrial  (I.R.S. Employer
jurisdiction of incorporation   Classification Code Number)  Identification No.)
      or organization)
                             60  MAIN STREET WEST
                           DAHLONEGA, GEORGIA 30533
                                 706/864-1111

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JAMES A. FAULKNER
                          CENTURY SOUTH  BANKS, INC.
                              60 MAIN STREET WEST
                           DAHLONEGA, GEORGIA 30533

  (Address, including zip code, and telephone number, including area code, of agent for service)

     THOMAS O. POWELL, ESQUIRE               RICHARD R. CHEATHAM, ESQUIRE
        Troutman Sanders LLP                    Kilpatrick Stockton LLP
600 Peachtree Street, N.E., Suite 5200   1100 Peachtree Street, N.E., Suite 2800
        Atlanta, Georgia 30308                   Atlanta, Georgia 30309
            404/885-3294                              404/815-6500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

       If the securities being registered on this Form are being offered in
  connection with the formation of a holding company and   there is compliance
             with General Instruction G, check the following box. [_]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


               The total number of pages in the document is 118.

                           CENTURY SOUTH BANKS, INC.
                              60 MAIN STREET WEST
                            DAHLONEGA, GEORGIA 30533

                                                   November __, 1997

Dear Fellow Shareholder:

     We are pleased to enclose information relating to a Special Meeting of Shareholders of Century South Banks, Inc. ("CSBI") to be held in the main office of CSBI, 60 Main Street West, Dahlonega, Georgia, at 11:00 a.m. local time on November __, 1997. On March 31, 1997 CSBI and Bank Corporation of Georgia ("BCG") entered into a definitive agreement (the "Merger Agreement") to combine CSBI with BCG by merging BCG into CSBI (the "Merger"). The Merger has been approved by the Board of Directors of both CSBI and BCG.

     The purpose of our Special Meeting is to consider and vote on the issuance of shares of CSBI common stock to BCG's shareholders in connection with the Merger.

     The Merger with BCG represents an exciting opportunity for CSBI. As a result of the Merger, CSBI will have pro forma combined assets of over $1.06 billion, pro forma combined deposits of approximately $940 million and pro forma combined shareholders' equity of approximately $103 million.

     The matter to be voted on by CSBI shareholders requires approval by the affirmative vote of a majority of the votes cast by holders of CSBI common stock. Shareholders are entitled to vote all shares of common stock held by them on October __, 1997, which is the record date for the Special Meeting.

     WE URGE YOU TO CONSIDER CAREFULLY THESE IMPORTANT MATTERS, WHICH ARE DESCRIBED IN THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS. In order to ensure that your vote is represented at the meeting, please indicate your choice on the proxy form, date and sign it, and promptly return it in the enclosed envelope. You are, of course, welcome to attend the meeting and to vote your shares in person.


                                    Sincerely,



                                    James A. Faulkner
                                    President

                           CENTURY SOUTH BANKS, INC.
                              60 MAIN STREET WEST
                            DAHLONEGA, GEORGIA 30533

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD AT ____ A.M. ON NOVEMBER __, 1997

October __, 1997

To the Shareholders of Century South Banks, Inc.

     A Special Meeting of Shareholders of Century South Banks, Inc. ("CSBI") will be held in the main office of CSBI, 60 Main Street West, in the City of Dahlonega, Georgia, at _____ a.m. Dahlonega time on November __, 1997 to consider and act upon:

     1. The issuance of shares of common stock of CSBI ("Common Stock") pursuant to the merger (the "Merger") of Bank Corporation of Georgia ("BCG") with and into CSBI, upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of March 31, 1997, as amended, between CSBI and BCG; and

     2. The transaction of such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of Common Stock, at the close of business on October __, 1997, are entitled to notice of and to vote at such meeting or any adjournments thereof. Approval of the matters to be voted on at the Special Meeting requires the affirmative vote of a majority of votes cast by holders of Common Stock.

                                         James A. Faulkner
                                         President


________________________________________________________________________________

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN
                         TO ATTEND THE SPECIAL MEETING

THE BOARD OF DIRECTORS OF CSBI UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO
          APPROVE THE MATTERS TO BE VOTED UPON AT THE SPECIAL MEETING

________________________________________________________________________________

                          BANK CORPORATION OF GEORGIA
                               4951 FORSYTH ROAD
                           MACON, GEORGIA 31203-4099

                                                             October __, 1997

Dear Shareholder:

     You are cordially invited to attend a special meeting of shareholders ("BCG Special Meeting") of BANK CORPORATION OF GEORGIA ("BCG") to be held at the main office of BCG, located at 4951 Forsyth Road, Macon, Georgia, at 1:00 p.m., Macon time, on November __, 1997.

     At this meeting, you will be asked to consider and vote upon the approval of a merger agreement which provides for the merger (the "Merger") by and between BCG and Century South Banks, Inc. ("CSBI") whereby, among other matters, BCG will merge into and with CSBI and the shares of BCG common stock will be converted into the right to receive shares of common stock of CSBI. If the proposed Merger is consummated, each outstanding share of BCG common stock (excluding treasury shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of CSBI common stock. The affirmative vote of the holders of at least a majority of the shares of BCG common stock entitled to vote at the BCG Special Meeting is required for approval of the merger agreement.

     Enclosed are the following: (i) Notice of BCG Special Meeting; (ii) Joint Proxy Statement/Prospectus; and (iii) Proxy for the BCG Special Meeting. The Joint Proxy Statement/Prospectus describes in more detail the merger agreement and the proposed Merger, including a description of the conditions on consummation of the Merger and the effects of the Merger on the rights of BCG shareholders. Please give this information your careful attention.

      THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTION CONTEMPLATED THEREIN, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN. IN VIEW OF THE IMPORTANCE OF THE ACTION TO BE TAKEN, WE URGE YOU TO COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE BCG SPECIAL MEETING (IF YOU ATTEND THE BCG SPECIAL MEETING, YOU MAY ELECT TO VOTE IN PERSON, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY).

     We look forward to seeing you at the BCG Special Meeting.

                                    Sincerely,


                                    William H. Anderson, II
                                    Chairman

                          BANK CORPORATION OF GEORGIA
                               4951 FORSYTH ROAD
                           MACON, GEORGIA 31203-4099

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                 TO BE HELD AT 1:00  P.M. ON NOVEMBER __, 1997

October __, 1997

To the Shareholders of Bank Corporation of Georgia

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders ("BCG Special Meeting") of Bank Corporation of Georgia ("BCG") will be held at the main office of BCG, located at 4951 Forsyth Road, Macon, Georgia, at 1:00 p.m., Macon time, on November __, 1997, for the following purposes:

     1. THE MERGER. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 31, 1997 and amended July 11, 1997 and October __, 1997 (the "Merger Agreement"), by and between BCG and Century South Banks, Inc. ("CSBI"), pursuant to which, among other matters, BCG will merge with and into CSBI (the "Merger") and the shares of BCG will be converted into the right to receive shares of common stock of CSBI, all as more fully described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is set forth in Appendix A to the accompanying Joint Proxy Statement/Prospectus and is hereby incorporated by reference herein.

     2. OTHER BUSINESS. To transact such other business as may properly come before the BCG Special Meeting or any adjournments of the BCG Special Meeting.

     Only shareholders of record at the close of business on October __, 1997, are entitled to receive notice of and to vote at the BCG Special Meeting or any adjournments thereof. Approval of the Merger Agreement and the consummation of the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the shares of BCG common stock entitled to vote at the BCG Special Meeting.

     THE BOARD OF DIRECTORS OF BCG UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              Jerry Daniel, Secretary

                             JOINT PROXY STATEMENT
                             ---------------------

CENTURY SOUTH BANKS, INC.                 BANK CORPORATION OF GEORGIA

SPECIAL MEETING OF SHAREHOLDERS TO BE     SPECIAL MEETING OF SHAREHOLDERS TO BE
HELD ON NOVEMBER __, 1997                 HELD ON NOVEMBER __, 1997

                                  PROSPECTUS
                                  ----------

                           CENTURY SOUTH BANKS, INC.
                   COMMON STOCK (PAR VALUE $1.00 PER SHARE)

     This Joint Proxy Statement/Prospectus is being furnished to holders of common stock, $1.00 par value (the "BCG Common Stock"), of Bank Corporation of Georgia ("BCG"), a Georgia corporation, in connection with the solicitation of proxies by the BCG Board of Directors for use at a special meeting of BCG Shareholders to be held at 1:00 p.m., Macon time, on November __, 1997, at the main office of BCG, located at 4951 Forsyth Road, Macon, Georgia, and at any adjournment or adjournments thereof (the "BCG Special Meeting") and to holders of common stock, $1.00 par value (the "CSBI Common Stock"), of Century South Banks, Inc. ("CSBI"), a Georgia corporation, in connection with the solicitation of proxies by the CSBI Board of Directors for use at a special meeting of CSBI Shareholders to be held at 11:00 a.m., Dahlonega time, on November __, 1997, at the main office of CSBI located 60 Main Street West, Dahlonega, Georgia, and at any adjournment or adjournments thereof (the "CSBI Special Meeting").

     The purpose of the BCG Special Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of March 31, 1997 and amended July 11, 1997 and October __, 1997 (the "Merger Agreement"), by and between BCG and CSBI which provides for, among other things, the merger of BCG with and into CSBI (the "Merger"). The purpose of the CSBI Special Meeting is to consider and vote upon a proposal to approve the issuance of shares of CSBI Common Stock in connection with the Merger (the "Issuance"). See "SUMMARY,"
"THE MERGER" and Appendix A to this Joint Proxy Statement/Prospectus.

     Upon consummation of the Merger, each outstanding share of BCG Common Stock (excluding treasury shares), shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.35 shares of CSBI Common Stock (the "Merger Consideration"). The last sale prices of CSBI Common Stock and BCG Common Stock as reported on the Nasdaq National Market on October __, 1997 was $_____ and $_____ per share, respectively, and on March 14, 1997, the last trading day preceding public announcement of the Merger was $18.25 and $20.00 per share, respectively. See "THE MERGER- Merger Consideration." The value of the final Merger Consideration will not be determined until after the shareholders vote at the BCG Special Meeting and the CSBI Special Meeting. It is currently anticipated that the Merger will be consummated not later than December 31, 1997.

     The Merger is intended to be a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, no gain or loss should be recognized for federal income tax purposes by BCG shareholders as a result of the Merger, except that gain or loss should be recognized with respect to cash received in lieu of fractional shares. See "THE MERGER - Certain Federal Income Tax Consequences."

     This Joint Proxy Statement/Prospectus also constitutes a prospectus of CSBI relating to the approximately 3,070,382 shares of CSBI Common Stock issuable to BCG shareholders in the Merger. See "CERTAIN DIFFERENCES IN THE RIGHTS OF CSBI AND BCG SHAREHOLDERS."

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF CSBI COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this Joint Proxy Statement/Prospectus is October __, 1997, and it is being mailed or otherwise delivered to BCG shareholders and CSBI shareholders on or about such date.

                             AVAILABLE INFORMATION

     CSBI and BCG are each subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, file reports and proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by CSBI and BCG with the Commission may be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N. W., Washington, D.C. 20549, at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. The common stock of CSBI and BCG are traded on the Nasdaq National Market and reports, proxy statements, and other information concerning CSBI and BCG are available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4, of which this Joint Proxy Statement/Prospectus is a part, and exhibits thereto (together with any amendments thereto, the "Registration Statement"), which has been filed by CSBI with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information. Statements contained in this Joint Proxy Statement/Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are necessarily brief descriptions thereof containing an explanation of each material feature, and are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such document.

     All information contained herein with respect to CSBI and its subsidiaries has been supplied by CSBI, and all information with respect to BCG and its subsidiaries has been supplied by BCG.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CSBI OR BCG. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CSBI OR ANY OF ITS SUBSIDIARIES OR BCG OR ANY OF ITS SUBSIDIARIES SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents previously filed by CSBI and BCG with the Commission (CSBI File No. 0-26254; BCG File No. 0-17851) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

     CSBI Documents:

          (i) CSBI's Annual Report on Form 10-K for the year ended December 31, 1996 as filed on March 31, 1997;

          (ii) CSBI's Quarterly Reports on Form 10-Q for the three months ended March 31, 1997 as filed on May 14, 1997, and for the three months ended June 30, 1997 as filed on August 11, 1997; and

          (iii) the description of the CSBI Common Stock set forth in CSBI's Registration Statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     BCG Documents:

          (i) BCG's Annual Report for the year ended December 31, 1996 as filed on Form 10-KSB/A on April 29, 1997; and

          (ii) BCG's Quarterly Reports on Form 10-QSB for the three months ended March 31, 1997, as filed on May 15, 1997, and for the three months ended June 30, 1997, as filed on August 14, 1997 and amended on Form 10-QSB/A as filed on October 24, 1997.

     All documents filed by CSBI and BCG pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the BCG Special Meeting and the CSBI Special Meeting are hereby incorporated by reference in this Joint Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such document.

     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Joint Proxy Statement/Prospectus, or any supplement hereto.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM: CENTURY SOUTH BANKS, INC., 60 MAIN STREET WEST, DAHLONEGA, GEORGIA 30533, ATTENTION: CORPORATE SECRETARY, 706/864-2121, AS TO CSBI DOCUMENTS; AND FROM BANK CORPORATION OF GEORGIA, 4951 FORSYTH ROAD, MACON, GEORGIA 31203-4099, ATTENTION: CORPORATE SECRETARY, 912/757-2000, AS TO BCG DOCUMENTS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY OCTOBER ___, 1997.

                               TABLE OF CONTENTS


                                                                            Page

AVAILABLE INFORMATION.....................................................
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................
SUMMARY...................................................................
 Parties to the Merger....................................................
 BCG Special Meeting; Record Date.........................................
 CSBI Special Meeting; Record Date........................................
 The Merger...............................................................
 Recent Developments......................................................
 Market Prices and Dividends..............................................
 Comparison of Certain Unaudited Per Share Data...........................
 Selected Financial Data..................................................
GENERAL INFORMATION.......................................................
 BCG Special Meeting......................................................
 BCG Record Date, Solicitation, and Revocability of Proxies...............
 BCG Vote Required........................................................
 BCG Recommendation of BCG's Board of Directors...........................
 CSBI Special meeting.....................................................
 General Information......................................................
 CSBI Record Date, Solicitation, and Revocability of Proxies..............
 CSBI Vote Required.......................................................
 CSBI Recommendation of CSBI's Board of Directors.........................
THE MERGER................................................................
 General..................................................................
 Background of the Merger.................................................
  Reasons for the Merger..................................................
  Merger Consideration....................................................
  Fractional Shares.......................................................
  Effective Time..........................................................
  Distribution of CSBI Certificates.......................................
  Certain Federal Income Tax Consequences.................................
  Management and Operations after the Merger..............................
  Interests of Certain Persons in the Merger..............................
  Conditions to Consummation..............................................
  Regulatory Approvals....................................................
  Amendment, Waiver, and Termination......................................
  Conduct of Business Pending the Merger..................................
  Expenses and Fees.......................................................
  Accounting Treatment....................................................
  Resales of CSBI Common Stock............................................
PRO FORMA COMBINED FINANCIAL DATA.........................................
DESCRIPTION OF BCG........................................................
   General................................................................
   Employees..............................................................
   Properties.............................................................
   Competition............................................................
   Dividends..............................................................
   Acquisitions...........................................................
   Services...............................................................
   Markets................................................................
   Deposits...............................................................
   Loans..................................................................
   Lending Policy.........................................................

   Loan Review and Non-Performing Assets..................................
   Assets/Liability Management............................................
   Investment Policy......................................................
   Certain Relationship and Related  Transactions.........................
   Ownership of BCG Stock.................................................
   Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................
CERTAIN DIFFERENCES IN THE RIGHTS OF CSBI AND BCG SHAREHOLDERS............
  Authorized Capital Stock................................................
  Directors...............................................................
CERTAIN REGULATORY CONSIDERATIONS.........................................
  Holding Company Regulation Generally....................................
  Payment of Dividends....................................................
  Monetary Policy.........................................................
  Capital Adequacy........................................................
  Recent Legislative and Regulatory Action................................
  FDIC Insurance Assessments for the BCG Banks............................
EXPERTS...................................................................
LEGAL MATTERS.............................................................
OTHER MATTERS.............................................................
INDEX TO FINANCIAL STATEMENTS.............................................
  BCG Financial Statements................................................  F-1

Appendix A - Agreement and Plan of Merger, dated as of March 31, 1997, and amended on July 11, 1997, and October 15, 1997 by and between CSBI and BCG

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be a complete description of the matters covered in this Joint Proxy Statement/Prospectus and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, including the Appendix hereto, and in the documents incorporated by reference in this Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is set forth in Appendix A to this Joint Proxy Statement/Prospectus and reference is made thereto for a complete description of the terms of the Merger. Shareholders are urged to read carefully the entire Joint Proxy Statement/Prospectus, including the Appendix. As used in this Joint Proxy Statement/Prospectus, the terms "CSBI" and "BCG" refer to such corporations, respectively, and where the context requires, CSBI and its subsidiaries or BCG and its subsidiaries.

PARTIES TO THE MERGER

     CSBI. CSBI is a Georgia corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Through its banking subsidiaries, CSBI provides a wide range of commercial and retail banking services in Georgia and Tennessee. CSBI currently owns ten national and state chartered bank subsidiaries which operate 22 full service banking offices, 2 limited service facilities and 19 automated teller machines ("ATMs") in nine counties in Georgia and one county in Tennessee.

     For the year ended December 31, 1996, CSBI reported net income of $9.370 million. For the six months ended June 30, 1997, CSBI reported net income of $1.180 million. As of June 30, 1997, CSBI had total consolidated assets of $759.455 million and consolidated shareholders' equity of $75.248 million.

     CSBI is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market value, and therefore some dilution of CSBI's book value and/or net income per common share may occur in connection with any such future acquisitions. See "PRO FORMA COMBINED FINANCIAL DATA."

     CSBI's principal executive offices are located at 60 Main Street West, Dahlonega, Georgia 30533, and its telephone number is 706/864-1111. For additional information regarding CSBI and its business, see "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

     BCG. BCG is a Georgia corporation and a bank holding company registered under the BHC Act. Through its banking subsidiaries BCG provides a wide range of commercial and retail banking services. BCG owns two national bank subsidiaries which operate 10 full service banking offices and 3 ATMs in 7 counties in Georgia. Pursuant to the Merger Agreement, BCG will merge with and into CSBI, with CSBI resulting as the surviving entity. BCG's two banking subsidiaries will become wholly-owned subsidiaries of CSBI.

     For the year ended December 31, 1996, BCG reported net income of $3.313 million. For the six months ended June 30, 1997, BCG reported net income of $1.618 million. As of June 30, 1997, BCG had total consolidated assets of $302.096 million and consolidated shareholders' equity of $28.245 million.

     BCG's principal executive offices are located at 4951 Forsyth Road, Macon, Georgia, and its telephone number is 912/757-2000. For additional information regarding BCG and its business, see "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," "DESCRIPTION OF BCG," "SUMMARY - Selected Financial Data," and "CERTAIN REGULATORY CONSIDERATIONS."

BCG SPECIAL MEETING; RECORD DATE

     The BCG Special Meeting will be held at 1:00 p. m., Macon time on November __, 1997, at the main office of BCG, located at 4951 Forsyth Road, Macon, Georgia. At the BCG Special Meeting, BCG's shareholders will consider and vote upon approval of the Merger Agreement and the consummation of the transactions contemplated therein. BCG's Board of Directors has fixed the close of business on October __, 1997 as the record date for determining the BCG shareholders entitled to receive notice of and to vote at the BCG Special Meeting (the "BCG Record Date"). As of the BCG Record Date, there were 2,274,357 shares of BCG Common Stock issued and outstanding and entitled to be voted at the BCG Special Meeting. For additional information with respect to the BCG Special Meeting, including the BCG Record Date and votes required for approval, see "GENERAL INFORMATION. - BCG Special Meeting"

CSBI SPECIAL MEETING; RECORD DATE

     The CSBI Special Meeting will be held at 1:00 p. m., Dahlonega time on November __, 1997, at the main office of CSBI, located at 60 Main Street West, Dahlonega, Georgia. At the CSBI Special Meeting, CSBI's shareholders will consider and vote upon approval of the Merger Agreement and the consummation of the transactions contemplated therein including the issuance of CSBI Common Stock. CSBI's Board of Directors has fixed the close of business on October __, 1997 as the record date for determining the CSBI shareholders entitled to receive notice of and to vote at the CSBI Special Meeting (the "CSBI Record Date"). As of the CSBI Record Date, there were _________ shares of CSBI Common Stock issued and outstanding and entitled to be voted at the CSBI Special Meeting. For additional information with respect to the CSBI Special Meeting, including the CSBI Record Date and votes required for approval, see "GENERAL INFORMATION - CSBI Special Meeting."

THE MERGER

     General. The Merger Agreement provides that BCG shall merge with and into CSBI, which shall be the surviving corporation of the Merger. Thereafter, BCG shall cease to exist and BCG's subsidiaries will become wholly-owned subsidiaries of CSBI. At the time the Merger becomes effective, each outstanding share of BCG Common Stock (excluding treasury shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of CSBI Common Stock. If the Merger Agreement is approved at the BCG Special Meeting, the Issuance is approved at the CSBI Special Meeting, all required governmental and other consents and approvals are obtained, and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. A copy of the Merger Agreement is set forth in Appendix A to this Joint Proxy Statement/Prospectus. See "THE MERGER."

     Merger Consideration. The Merger Agreement provides that, at the effective time of the Merger, each outstanding share of BCG Common Stock (excluding shares held by BCG or any of its subsidiaries or by CSBI or any of its subsidiaries, in each case other than a fiduciary capacity or as a result of debts previously contracted) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.35 shares of CSBI Common Stock. See "THE MERGER -Merger Consideration."

     Votes Required. Approval of the Merger Agreement and the consummation of the transactions contemplated therein requires the affirmative votes of the holders of a majority of the outstanding shares of BCG Common Stock entitled to vote at the BCG Special Meeting. Approval of the Issuance requires the affirmative votes of the holders of a majority of the total votes cast on the proposal in person or by proxy at the CSBI Special Meeting. As of the BCG Record Date, BCG's directors and executive officers, and their affiliates, held approximately 57.25% of the outstanding shares of BCG Common Stock entitled to vote at the BCG Special Meeting. As of the BCG Record Date, CSBI, its directors and executive officers, and their affiliates, owned 1,700 shares of the outstanding shares of BCG Common Stock. As of the CSBI Record Date, CSBI's directors and executive officers, and their affiliates, held approximately _____% of the outstanding shares of CSBI Common Stock entitled to vote at the CSBI Special Meeting. As of the CSBI Record Date, BCG, its directors and executive officers, and their affiliates, owned 1,015 shares of the outstanding shares of CSBI Common Stock. See "GENERAL INFORMATION - BCG Vote Required; CSBI Vote Required."
     Recommendation of the BCG Board of Directors. The Board of Directors of BCG believes that the Merger is in the best interests of BCG and its shareholders and has unanimously approved the Merger Agreement and the consummation of the transactions contemplated therein. BCG's Board of Directors unanimously recommends that the BCG shareholders vote FOR approval of the Merger Agreement and the consummation of the transactions contemplated therein. In deciding to approve the Merger Agreement and the consummation of the transactions contemplated therein, BCG's Board of Directors considered a number of factors, including the compatibility of the operations of BCG and CSBI, and the financial condition, results of operations, and future prospects of BCG and CSBI. See "THE MERGER - Reasons for the Merger."

     Recommendation of the CSBI Board of Directors. The Board of Directors of CSBI believes that the Merger is in the best interests of CSBI and its shareholders and has unanimously approved the Merger Agreement, the consummation of the transactions contemplated therein and the Issuance. CSBI's Board of Directors unanimously recommends that the CSBI shareholders vote FOR the Issuance.

In deciding to approve the Merger Agreement, the consummation of the transactions contemplated therein and the Issuance, CSBI's Board of Directors considered a number of factors, including the compatibility of the operations of CSBI and BCG, and the financial condition, results of operations, and future prospects of CSBI and BCG. See "THE MERGER - Reasons for the Merger."

     Effective Time. If the Merger is approved by the requisite votes of BCG's shareholders, the Issuance is approved by the requisite votes of CSBI's shareholders, all required governmental and other consents and approvals are obtained, and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated and will become effective on the date and at the time that a Certificate of Merger, is filed with the Secretary of State of the State of Georgia (the "Effective Time"). Assuming satisfaction of all conditions to consummation, the Merger is expected to be made effective during the fourth quarter of 1997. CSBI and BCG each has the right, acting unilaterally, to terminate the Merger Agreement should the Merger not be consummated by December 31, 1997. See "THE MERGER - Effective Time" and "Amendment, Waiver, and Termination."

     Delivery of BCG Certificates. Promptly after the Effective Time, each record holder of shares of BCG Common Stock outstanding at the Effective Time will be mailed a transmittal letter (with instructions) to use in effecting the surrender and cancellation of those certificates in exchange for CSBI Common Stock. CSBI shall not be obligated to deliver the consideration to which any former holder of BCG Common Stock is entitled until such holder surrenders such holder's certificate or certificates representing such holder's shares for exchange. The certificate or certificates so surrendered shall be duly endorsed as CSBI may require. See "THE MERGER - Distribution of CSBI Certificates."

     Certain Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization within the meaning of section 368(a) of the Code. Generally, no gain or loss should be recognized for federal income tax purposes by BCG shareholders as a result of the Merger, except that gain or loss will be recognized with respect to cash received in lieu of fractional shares. A condition to consummation of the Merger is the receipt by each of CSBI and BCG of an opinion of Troutman Sanders LLP, counsel to CSBI, as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax consequences of the Merger. The opinion will be delivered by Troutman Sanders LLP upon closing of the Merger in the form which has been included as an exhibit to the Registration Statement regarding this Joint Proxy Statement/Prospectus. However, in the event that the tax opinion of Troutman Sanders LLP is not deliverable at the closing of the Merger or if the federal income tax consequences in the opinion differ materially from those set forth herein, the parties will undertake to resolicit the approvals of BCG's shareholders to the Merger and CSBI's shareholders to the Issuance. See "THE MERGER - Certain Federal Income Tax Consequences."

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH BCG SHAREHOLDER AND OTHER FACTORS, EACH HOLDER OF BCG COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX
LAWS).

     Interests of Certain Persons in the Merger. Certain members of BCG's management and the Board of Directors of BCG have interests in the Merger in addition to their interests as shareholders of BCG generally. As of October __, 1997, the directors and officers of BCG owned 1,015 shares of CSBI Common Stock and the directors and executive officers of CSBI owned 1,700 shares of BCG Common Stock. Joseph W. Evans and Stephen W. Doughty will become executive officers. No BCG officer will enter into an employment agreement nor will any BCG officer receive any severance payment as a result of the Merger. See "THE MERGER - Management and Operations After the Merger" and "Interests of Certain Persons in the Merger."

     For information regarding the number of shares and percentage ownership of CSBI Common Stock that will be acquired by each of the directors and executive officers of BCG, see "THE MERGER - Interests of Certain Persons in the Merger."

     Conditions to Consummation. Consummation of the Merger is subject to various conditions, including among other matters the following material conditions: (i) requisite approvals of the Merger Agreement by the shareholders of BCG and requisite approvals of the Issuance by the shareholders of CSBI; (ii) receipt of all governmental and other consents and approvals necessary to permit consummation of the Merger, including those of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Department of Banking and Finance of the State of Georgia (the "DBF"); and (iii) satisfaction of certain other usual conditions, including the receipt of the tax opinion discussed above. See "THE MERGER - Conditions to Consummation" and "Amendment, Waiver, and Termination."

     Regulatory Approvals. The Merger is subject to the prior approval of the Federal Reserve and the DBF. On July 15, 1997, the DBF approved CSBI's application to acquire BCG subject to requisite approval by the shareholders of BCG and CSBI respectively, and the maintenance of the BCG Banks' capital adequacy by CSBI after consummation of the Merger. On July 11, 1997 the Federal Reserve approved CSBI's application to acquire BCG by Merger. See "THE MERGER
- Regulatory Approvals."

     Conduct of Business Pending the Merger. CSBI and BCG have each agreed in the Merger Agreement to, among other things, operate their respective businesses and the business of their respective subsidiaries only in the ordinary course and to take no action that would adversely affect their respective abilities to perform their respective covenants and agreements under the Merger Agreement. In addition, each party has agreed not to take certain actions relating to their respective operations and their respective subsidiaries pending consummation of the Merger without the prior written consent of the other party, except as otherwise permitted by the Merger Agreement, including, among other things: (i) becoming responsible for any obligation for borrowed money in excess of an aggregate of $100,000, except in accordance with past practices; (ii) paying any dividends, or otherwise acquiring or exchanging any shares of its capital stock other than in accordance with past practice, or, subject to certain exceptions, issuing any additional shares of its capital stock or giving any person the right to acquire any such shares, or issuing any long-term debt; (iii) acquiring control over any other entity; (iv) subject to certain exceptions, granting any increase in compensation or benefits, or paying any bonus, to any of its directors, officers or employees; (v) modifying or adopting any employee benefit plans, including any employment contract; or (vi) taking any other action not in the ordinary course of business. See "THE MERGER - Conduct of Business Pending the Merger."

     Termination. The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual consent of the Boards of Directors of BCG and CSBI. In addition, the Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time by either CSBI or BCG if (i) the other party breaches and does not timely cure any representation, warranty, covenant or other agreement contained in the Merger Agreement and such breach, individually or in the aggregate, has a Material Adverse Effect, as defined in the Merger Agreement, on the non-breaching party
(ii) any consent or approval of certain regulatory authorities is denied by final nonappealable action of such authority, or, (iii) the Merger has not been consummated by December 31, 1997, or by either party in the event that the Board of Directors of the other party shall have failed to reaffirm, following a written request by such party for such reaffirmation after the other party shall have received any inquiry or proposal with respect to an "Acquisition Proposal" (as defined in the Merger Agreement), its approval of the Merger and the transactions contemplated by the Merger Agreement (to the exclusion of any other "Acquisition Proposal"), or shall have resolved not to reaffirm the Merger. See "THE MERGER -Amendment, Waiver, and Termination."

     Accounting Treatment. It is anticipated that the Merger will qualify as a "pooling of interests" for financial reporting purposes. See "THE MERGER - Accounting Treatment."

     Resale of CSBI Common Stock. The CSBI Common Stock issued in connection with the Merger will be freely transferable by the holders of such shares, except for those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers, and 10% or more shareholders) of BCG or CSBI under applicable federal securities laws. See "THE MERGER - Resale of CSBI Common Stock."

     Dissenters' Rights. Under Georgia corporate law, dissenters' rights of appraisal do not exist because shares of BCG Common Stock are publicly traded.

RECENT DEVELOPMENTS

     BCG. On October 16, 1997, BCG announced earnings for the third quarter and nine months ended September 30, 1997. Third quarter income totaled $1,051,000, or $.045 per share, as compared to $766,000, or $0.34 per share, for the third quarter in 1996. Earnings for the nine months ended September 30, 1997 totaled $3,028,000, or $1.30 per share, before the merger-related charges recorded in the second quarter of $359,000, as compared to $2,433,000, or $1.10 per share, for the same period in 1996. Income for the nine months ended September 30, 1997 after the merger-related charges totaled $2,669,000, or $1.14 per share.

     CSBI. On October 16, 1997, CSBI announced earnings for the third quarter and nine months ended September 30, 1997. Third quarter net earnings totaled $2,455,000, or $0.31 per share, as compared to $2,292,000, or $0.30 per share, in the third quarter of 1996. Earnings for the nine months ended September 30, 1997 totaled $3,635,000, or $0.47 per share, as compared to $7,103,000, or $0.91 per share, for the same period in 1996. The 1997 year-to-date earnings reflect special charges of $2,725,000 net of related taxes that were recorded during the second quarter.

     The quarterly cash dividend of $0.105 per share paid on October 6, 1997 represents a 5% increase over the same quarter of 1996.

     CSBI's provision for loan losses for the third quarter of 1997 was $68,000 as compared to $343,000 for the same period in 1996. At September 30, 1997, CSBI's allowance for loan losses was 1.85% of total loans outstanding as compared to 1.52% at September 30, 1996.

     Total assets at September 30, 1997 were approximately $756,280,000, representing a 4% increase over the September 30, 1996 assets of $727,693,000. CSBI's nonperforming assets, which include loans placed on nonaccrual status and foreclosed assets, at September 30, 1997 were $3,905,000, as compared to $4,304,000 at September 30, 1996 and $5,535,000 at December 31, 1996.
Nonperforming assets as a percentage of loans plus foreclosed assets were 0.73% at September 30, 1997, as compared to 0.86% at September 30, 1996 and 1.08% at December 31, 1996. Nonperforming loans as a percentage of total loans outstanding, net of unearned income were 0.40% at September 30, 1997, as compared to 0.49% at September 30, 1996 and 0.57% at December 31, 1996.


     On July 16, 1997, CSBI announced a second quarter net loss of $741,735. The loss resulted from special charges of $2,725,000 net of related taxes. The second quarter 1997 net loss per share was $0.10. CSBI's year-to-date net earnings for 1997 were $1,180,000 or $0.15 per share as compared to $4,811,000 or $0.62 per share for 1996. Of the net $2,725,000 special charges, approximately $2,350,000 relates to provision for loan losses to reflect the results of an in depth study of the loan portfolio at two subsidiary banks where recent management changes have occurred and a revision of the estimation process used by CSBI in the second quarter of 1997. The remainder of the special charges were primarily due to write offs of certain equipment that has been determined to be obsolete and the buy out of various vendor contracts and leases. Before these special charges, second quarter 1997 net income was $1,983,000 or $0.25 per share. CSBI's net income per share in the second quarter 1996 was $0.34, which included a one time gain of approximately $350,000 after tax, resulting primarily from the recovery of the principal of previously charged-off municipal securities.

MARKET PRICES AND DIVIDENDS

     CSBI Common Stock and BCG Common Stock are quoted and traded on the Nasdaq National Market. The following table sets forth the high and low sale prices per share of CSBI Common Stock and BCG Common Stock on the Nasdaq National Market, and the dividends paid per share of CSBI Common Stock and BCG Common Stock, with respect to each quarterly period since January 1, 1995.

     Prior to May 1996, the BCG Common Stock was not traded on an established market. From January 1 through May 31, 1996, management of BCG is aware of trades of BCG Common Stock aggregating 42,300 shares at prices ranging from $14.00 per share to $19.00 per share. During 1995, management of BCG is aware of trades of BCG Common Stock aggregating 62,100 shares at prices ranging from $8.28 per share to $15.00 per share.

                       Sales Prices Per        Sales Prices Per       Dividends Declared
                        Share of CSBI            Share of BCG            Per Share of
                        Common  Stock           Common  Stock            Common Stock
                        -------------           -------------            ------------
                     High           Low       High        Low         CSBI           BCG
                     ----           ---       ----        ---         ----           ---
1995
First Quarter        13          11 1/2        N/A         N/A        .0925            -
Second Quarter          14       11 3/4        N/A         N/A        .0938            -
Third Quarter        14 1/4      12 1/4        N/A         N/A        .095           .10
Fourth Quarter       17 1/2      12 3/4        N/A         N/A        .09625           -

1996
First Quarter        16 3/4      13 3/4        N/A         N/A        .0975            -
Second Quarter       15 1/4      13 1/2         19          17        .09875           -
Third Quarter        17 1/2      14 1/2        18 1/2       17        .100           .10
Fourth Quarter          19       16 1/4       17 15/16      16        .10125           -


1997
First Quarter         20 1/2     17 3/4        26 1/4    16.00        .1025            -
Second Quarter          20          18         25 1/4     23 1/4      .10375           -
Third Quarter         20 3/8        18         ----      ----         .1050            -

     On October __, 1997, the last reported sales prices of the BCG Common Stock on the NASDAQ market was $____ per share. As of ________, 1997, there were ________ shares of the BCG Common Stock outstanding and _____ record holders of such shares.

     On March 14, 1997, the last trading day prior to public announcement that CSBI and BCG had entered into a non-binding letter of intent to merge, the last reported sale price per share of CSBI Common Stock on the Nasdaq National Market was $18 1/4, an equivalent pro forma per share of BCG Common Stock pursuant to the Merger Agreement of $24.64 and the last reported sales price per share of BCG Common Stock on the Nasdaq National Market was $20.00 On March 27, 1997, the last trading day prior to the day on which CSBI and BCG executed the Merger Agreement, the last reported sale price per share of CSBI Common Stock on the Nasdaq National Market was $18-3/4 and the last reported sales price per share of BCG Common Stock on the Nasdaq National Market was $24-7/8. On October __, 1997, the last reported sale price per share of CSBI Common Stock on the Nasdaq National Market was $_____ and the last reported sales price per share of BCG Common Stock on the Nasdaq National Market was $______.

     CSBI AND BCG SHAREHOLDERS SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR CSBI AND BCG COMMON STOCK.

COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

     The following summary presents selected comparative unaudited per share data for CSBI and BCG on a historical basis and on a pro forma combined and equivalent pro forma per share of BCG Common Stock basis assuming the Merger had been effective during the periods presented. The Merger is reflected under the pooling-of-interests method of accounting and pro forma data is derived
accordingly.   The information shown below should be read in conjunction with the historical financial statements of CSBI and BCG, including the respective notes thereto, included herein or incorporated by reference herein, and with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," "PRO FORMA COMBINED FINANCIAL DATA," "THE MERGER - Accounting Treatment," "DESCRIPTION OF BCG - Management's Discussion and Analysis of Financial Condition and Results of Operations," and "INDEX TO FINANCIAL STATEMENTS - BCG Financial Statements."

                                                                         At or for the
                                                                        Six Months Ended       At or for the
                                                                                          Years Ended December 31,
                                                                                          ------------------------
                                                                         June 30, 1997      1996     1995    1994
                                                                        ----------------  --------  ------  ------
CSBI COMMON STOCK

Net income per common share:
     Historical - primary                                                         $  .15    $ 1.21   $1.02   $ .91
     Historical - fully diluted                                                      .15      1.20    1.02     .91
     Pro forma CSBI and BCG combined-primary                                         .25      1.15    1.00     .88
     Pro forma CSBI and BCG combined - fully diluted                                 .25      1.15    1.00     .88
Dividends per common share:
          Historical                                                                 .21       .40     .38     .34
Pro forma CSBI and BCG combined                                                      .21       .40     .38     .34
Book Value per common share:
     Historical                                                                   $ 9.69    $ 9.72
     Pro forma CSBI and BCG combined/(1)/                                           9.55      9.44

BCG COMMON STOCK

Net income per common share:
     Historical - primary                                                         $  .67    $ 1.41   $1.35   $1.11
     Historical - fully diluted                                                      .66      1.41    1.34    1.10
     Equivalent pro forma CSBI and  BCG combined-primary/(2)/                        .34      1.55    1.35    1.19
     Equivalent pro forma CSBI and BCG combined - fully
          diluted/(2)/                                                               .34      1.55    1.35    1.19
Dividends per common share:
     Historical                                                                   $    0    $  .10   $ .10   $ .10
     Equivalent pro forma combined/(2)/                                              .28       .54     .51     .46
Book Value per common share:
     Historical                                                                   $12.42    $11.78
   Equivalent pro forma CSBI and BCG combined/(2) /                                12.89     12.74

/(1)/ Determined by dividing pro forma combined shareholders' equity by pro forma shares outstanding as follows:

              Date                 Equity                  Shares
              ----                 ------                  ------
             6/30/97            $103,493,555             10,837,841
            12/31/96             102,163,761             10,823,555

/(2)/ Determined by multiplying the applicable pro forma CSBI and BCG combined amount by the assumed ratio of 1.35 to 1.

SELECTED FINANCIAL DATA

Set forth as follows are certain unaudited historical consolidated selected financial data relating to CSBI and BCG. This financial data should be read in conjunction with the historical financial statements of CSBI and BCG, including the respective notes thereto, appearing elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," "DESCRIPTION OF BCG - Management's Discussion and Analysis of Financial Condition and Results of Operations," and "BCG FINANCIAL STATEMENTS."

                  CENTURY SOUTH BANKS, INC.  AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                                  (UNAUDITED)

                                           As of or for the
                                           six months ended
                                               June 30,                       As of or for the years ended December 31,
                                               --------               ---------------------------------------------------------
                                            1997       1996             1996        1995        1994        1993        1992
                                            ----       ----             ----        ----        ----        ----        ----
                                                                            (amounts in thousands, except per share and ratio data)
SUMMARY OF OPERATIONS:
    Net interest income                   $ 17,086    16,641           33,661      31,159      28,066      24,023      21,290
    Provision for possible loan losses       4,669       870            1,757       1,694         943       2,165       2,444
    Net income                               1,180     4,811            9,370       7,895       6,991       5,748       4,574
PER  SHARE DATA:
    Net income - primary                       .15       .62             1.21        1.02         .91         .77         .61
    Net income - fully diluted                 .15       .62             1.20        1.02         .91         .76         .61
    Cash dividends declared                    .21       .20              .40         .38         .34         .28         .22
    Book value                                9.69      9.20             9.72        8.95        7.91        7.61        6.89
    Tangible book value                       8.87      8.29             8.86        7.99        6.83        6.64        5.81
BALANCE SHEET SUMMARY:
    Investments                            141,623   160,796          146,770     151,146     153,828     124,991     104,694
    Loans, net                             512,853   471,921          501,847     469,462     435,886     381,245     357,293
    Deposits                               670,177   627,093          670,273     626,306     591,069     500,631     467,649
    Assets                                 759,455   713,186          761,095     716,481     676,753     577,306     536,937
    Long-term debt and other
        borrowings*:
       Federal Home Loan Bank
           advances                          6,931     7,032            6,982       8,083      10,183       7,000       3,000
       Other long-term debt                    152       325              241       3,556       5,973       6,869       9,379
       Other borrowings                         --       450                -         501       1,850         200          --
   Average shareholders'  equity            76,299    70,407           71,806      66,105      59,706      52,859      48,671
   Average total assets                    750,655   713,626          720,014     683,407     628,329     558,044     511,063
FINANCIAL RATIOS:
   Net income to average assets                .32%     1.36%            1.30%       1.16%       1.11%       1.03%        .89%
  Overhead ratio**                            2.94      2.48             2.56        2.69        2.85        2.57        2.50
  Net income to average
      shareholders' equity                    3.12     13.76            13.05       11.94       11.71       10.87        9.40
  Dividend payout ratio***                  135.76     31.66            32.92       34.01       27.06       25.71       27.04
  Average shareholders' equity
       to average total assets               10.16      9.87             9.97        9.67        9.50        9.47        9.52

  * Does not include Federal Funds purchased for each of the respective periods. ** Represents noninterest expense less noninterest income divided by average assets.
*** Represents dividends declared divided by net income, including pooled subsidiaries.

                  BANK CORPORATION OF GEORGIA AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                                  (UNAUDITED)

                                    As of or for the six
                                        months ended
                                          June 30,
                                                                        As of or for the years ended December 31,
                                                                        -----------------------------------------
                                    1997       1996               1996        1995        1994        1993       1992
                                    ----       ----               ----       -----       -----       -----       ----
                                               (amounts in thousands, except per share and ratio data)
SUMMARY OF OPERATIONS:
     Net interest income           $  7,508   $  7,087           $ 14,557    $ 13,252    $ 10,623    $  9,809   $  9,600
     Provision for possible             191        272                409         465         447         524        380
      loan losses
     Net income                       1,618      1,666              3,313       2,864       2,309       1,356      1,031
PER SHARE DATA:

     Net income
         Primary                       0.67       0.71               1.41        1.35        1.11        0.66       0.50
         Fully diluted                 0.66       0.71               1.41        1.34        1.10        0.66       0.50
     Cash dividends declared            n/a        n/a               0.10        0.10        0.10        0.05       0.05
     Book value                       12.42      11.70              11.78       10.53        8.76        7.74       7.56
     Tangible book value              11.77      11.12              11.12       10.26        8.56        7.48       6.95
BALANCE SHEET SUMMARY:
     Investments                     56,910     44,026             43,917      40,428      42,379      37,336     22,426
     Loans, net                     194,480    187,259            186,584     177,890     156,974     151,568    143,274
     Deposits                       269,718    243,071            258,698     224,224     211,692     195,792    186,342

     Average shareholders'           27,484     23,680             24,506      20,832      17,318      15,445     14,313
      equity
     Average total assets           296,175    269,583            284,285     244,831     227,014     216,393    211,047

FINANCIAL RATIOS:
Net income to average assets           1.09%      1.24%              1.17%       1.17%       1.02%       0.64%      0.49%
Overhead ratio*                        3.63%      3.62%              3.39%       3.52%       3.24%       3.64%      3.80%
Net income to average
        shareholders' equity          11.77%     14.07%             13.52%      13.75%      13.33%       8.78%      7.20%
Dividend payout ratio                   n/a        n/a               6.37%       6.67%       4.63%       3.98%      4.58%
Average shareholders' equity to        9.28%      8.78%              8.62%       8.51%       7.62%       7.13%      6.78%
        average total assets

*Represents noninterest expense less noninterest income divided by average assets.

                   CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES
                AND BANK CORPORATION OF GEORGIA AND SUBSIDIARIES
                       PRO FORMA SELECTED FINANCIAL DATA
                                  (UNAUDITED)

The following unaudited pro forma selected financial data reflects the combined historical results of CSBI and BCG giving effect to the Merger as if the Merger had occurred as of or at the beginning of each of the periods presented. This unaudited pro forma selected financial data should be read in conjunction with the pro forma financial information included elsewhere herein.

                                               As of or for the
                                               six months ended
                                                   June 30,                       As of  or for the years ended December 31,
                                                   --------               ---------------------------------------------------------

                                               1997        1996              1996        1995        1994        1993        1992
                                               ----        ----              ----        ----        ----        ----        ----
                                                             (amounts in thousands, except per share and ratio data and percentages)
SUMMARY OF OPERATIONS:
    Net interest income                     $   24,594   $ 23,728         $   48,218   $ 44,411    $ 38,689    $ 33,832    $ 30,890
    Provision for possible
     loan losses                                 4,860      1,142              2,166      2,159       1,390       2,689       2,824
    Net income                                   2,798      6,477             12,683     10,759       9,300       7,104       5,605
PER  SHARE DATA:
    Net income - primary                          0.25       0.59               1.15       1.00        0.88         .69         .55
    Net income - fully diluted                    0.25       0.59               1.15       1.00        0.88         .69         .55
    Cash dividends declared                       0.21       0.20               0.40       0.38        0.34         .28         .22
    Book value                                    9.55       8.93               9.44       8.64        7.54        7.09        6.42
    Tangible book value                           8.85       8.18               8.70       7.90        6.70        6.33        5.52
BALANCE SHEET SUMMARY:
    Investments                                198,533    204,822            190,687    191,574     196,207     162,327     127,120
    Loans, net                                 707,333    659,180            688,431    647,352     592,860     532,813     500,567
    Deposits                                   939,896    870,164            928,971    850,530     802,761     696,423     653,991
    Assets                                   1,061,551    992,680          1,051,349    976,153     917,484     799,675     747,334
    Long-term debt and other borrowings:***
       Federal Home Loan Bank advances           6,931     13,732              6,982     14,183      15,183      12,000       8,000
       Other long-term debt                      1,652      3,096              1,741      6,327       8,774      10,390      12,392
       Other borrowings                             --        450                  -        501       1,850         200          --
    Average shareholders' equity               103,783     94,664             96,312     86,937      77,024      68,304      62,984
    Average total assets                     1,046,830    983,209          1,004,299    928,238     855,343     774,437     722,110
FINANCIAL RATIOS:
   Net income to average assets                   0.54%      1.32%              1.26%      1.16%       1.09%       0.92%       0.78%
   Overhead ratio*                                3.14%      2.79%              2.79%      2.91%       2.95%       2.82%       2.92%

  Net income to average
   shareholders' equity                           5.44%     13.76%             13.17%     12.38%      12.07%      10.40%       8.90%
  Dividend payout ratio**                        57.26%     23.51%             26.11%     23.18%      18.61%      17.47%      17.29%
  Average shareholders' equity to average
   total assets                                   9.91%      9.63%              9.59%                  9.37%

 * Represents noninterest expense less noninterest income divided by average assets.
**   Represents dividends divided by net income, including pooled subsidiaries.
*** Does not include federal funds purchased for each of the respective periods.

GENERAL INFORMATION


BCG SPECIAL MEETING

     This Joint Proxy Statement/Prospectus is being furnished by BCG to its shareholders in connection with the solicitation of proxies by the Board of Directors of BCG from holders of the outstanding shares of BCG Common Stock for use at the BCG Special Meeting to be held at the main office of BCG, located at 4951 Forsyth Road, Macon, Georgia, at 1:00 p.m., Macon time, on November __, 1997 and at any adjournments thereof, to consider and vote upon a proposal to approve the Merger Agreement and consummation of the transactions contemplated therein, and to transact such other business as may properly come before the BCG Special Meeting.

     This document is also being furnished by CSBI to BCG shareholders as a prospectus in connection with the issuance by CSBI of shares of CSBI Common Stock upon consummation of the Merger.

     The Merger Agreement provides that BCG will merge with and into CSBI. CSBI will be the surviving corporation of the Merger and will continue to be governed by the laws of the State of Georgia. BCG's national banking subsidiaries, First South Bank, National Association and Ameribank, National Association ("collectively, BCG Banks") will remain in existence under their respective Articles of Association and Bylaws as wholly-owned subsidiaries of CSBI. At the Effective Time, each share of issued and outstanding BCG Common Stock (excluding treasury shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.35 shares of CSBI Common Stock. All shares of BCG Common Stock outstanding immediately before the Effective Time shall as a result of the Merger no longer be outstanding and shall automatically be canceled, retired and cease to exist, and each holder of a BCG stock certificate shall cease to have any rights with respect thereto, except the right to receive the shares of CSBI to be issued in consideration therefor upon the surrender of such certificate, cash in lieu of fractional shares, without interest. See "THE MERGER - Merger Consideration."

     If the Merger Agreement is approved at the BCG Special Meeting and the CSBI Special Meeting, all required governmental and other consents and approvals are obtained, and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. See "THE MERGER - Effective Time."

BCG RECORD DATE, SOLICITATION, AND REVOCABILITY OF PROXIES

     The BCG Board of Directors has fixed the close of business on October __, 1997 as the BCG Record Date for determining the BCG shareholders entitled to receive notice of and to vote at the BCG Special Meeting. Only holders of record of BCG Common Stock as of the BCG Record Date are entitled to notice of and to vote at the BCG Special Meeting. As of the Record Date, there were 2,274,357 shares of BCG Common Stock issued and outstanding and held by approximately 883 record holders. Holders of BCG Common Stock are entitled to one vote on each matter considered and voted on at the BCG Special Meeting for each share of BCG Common Stock held of record at the close of business on the Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of BCG Common Stock entitled to vote at the BCG Special Meeting is necessary to constitute a quorum at the BCG Special Meeting. Abstentions will be counted, but "broker non-votes" will not be counted, as shares present for purposes of determining the presence of a quorum. Neither abstentions nor "broker non-votes" will be counted as votes cast for purposes of determining whether a proposal has received sufficient votes for approval thus having the effect of a vote against the Merger.

     Proxies in the form enclosed are solicited by BCG's Board of Directors. Shares of BCG Common Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN, AND AS DETERMINED BY A MAJORITY OF THE MEMBERS OF THE BCG BOARD OF DIRECTORS AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE BCG SPECIAL MEETING. ANY HOLDER OF BCG COMMON STOCK WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED

TO HAVE VOTED IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN.

     A BCG shareholder who has given a proxy may revoke it at any time prior to its exercise at the BCG Special Meeting, by (i) giving written notice of revocation to the Secretary of BCG, (ii) electing to vote in person at the meeting, or (iii) properly submitting to BCG a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to BCG as follows: Bank Corporation of Georgia, 4951 Forsyth Road, Macon, Georgia 31203-4099, Attention:
Corporate Secretary.

     The expense of soliciting proxies for the BCG Special Meeting will be paid for by BCG. In addition to the solicitation of shareholders of record by mail, telephone or personal contact, BCG will be contacting brokers, dealers, banks or voting trustees or their nominees who can be identified as record holders of BCG Common Stock; such holders, after inquiry by BCG, will provide information concerning the quantity of proxy and other materials needed to supply such materials to beneficial owners, and BCG will reimburse them for the expense of mailing the proxy materials to such persons.

BCG VOTE REQUIRED

     Approval of the Merger Agreement and consummation of the transactions contemplated therein requires the affirmative vote of a majority of the outstanding shares of BCG Common Stock.

     As of the Record Date, BCG's directors and executive officers, and their affiliates, held approximately 57.25% of the outstanding shares of BCG Common Stock entitled to vote at the BCG Special Meeting. As of the Record Date, CSBI, its directors and executive officers, and their affiliates, held less than 1% of the outstanding shares of BCG Common Stock.

RECOMMENDATION OF BCG'S BOARD OF DIRECTORS

     For the reasons described below, the Board of Directors of BCG unanimously adopted the Merger Agreement, believes the Merger is in the best interests of BCG and its shareholders, and unanimously recommends that shareholders of BCG vote FOR approval of the Merger Agreement and the consummation of the transactions contemplated therein. See "THE MERGER - Reasons for the Merger."

CSBI SPECIAL MEETING

     This Joint Proxy Statement/Prospectus is being furnished by CSBI to its shareholders in connection with the solicitation of proxies by the Board of Directors of CSBI from holders of the outstanding shares of CSBI Common Stock for use at the CSBI Special Meeting to be held at the main office of CSBI, located at 60 Main Street West, Dahlonega, Georgia, at 11:00 a.m., Dahlonega time, on November __, 1997 and at any adjournments and postponements thereof, to consider and vote upon a proposal to approve the Issuance and to transact such other business as may properly come before the CSBI Special Meeting.

     If the Merger Agreement is approved at the BCG Special Meeting, the Issuance is approved at the CSBI Special Meeting, all required governmental and other consents and approvals are obtained, and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. See "THE MERGER - Effective Time."

CSBI RECORD DATE, SOLICITATION, AND REVOCABILITY OF PROXIES

     The CSBI Board of Directors has fixed the close of business on October __, 1997 as the CSBI Record Date for determining the CSBI shareholders entitled to receive notice of and to vote at the CSBI Special Meeting. Only holders of record of CSBI Common Stock as of the CSBI Record Date are entitled to notice of and to vote at the CSBI Special Meeting. As of the CSBI Record Date, there were __________ shares of CSBI Common Stock issued and outstanding and held by approximately ___ record holders. Holders of CSBI Common Stock are entitled to one vote on each matter considered and voted on at the CSBI Special Meeting for each share of CSBI Common Stock held of record at the close of business on the CSBI Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of CSBI Common Stock entitled to vote at the CSBI Special Meeting is necessary to constitute a quorum at the CSBI Special Meeting. Abstentions will be counted, but "broker non-votes" will not be counted, as shares present for purposes of determining the presence of a quorum. Neither abstentions nor "broker non-votes" will be counted as votes cast for purposes of determining whether a proposal has received sufficient votes for approval.

     Proxies in the form enclosed are solicited by CSBI's Board of Directors. Shares of CSBI Common Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE ISSUANCE, AND AS DETERMINED BY A MAJORITY OF THE MEMBERS OF THE CSBI BOARD OF DIRECTORS AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE CSBI SPECIAL MEETING. ANY HOLDER OF CSBI COMMON STOCK WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED IN FAVOR OF APPROVAL OF THE ISSUANCE.

     A CSBI shareholder who has given a proxy may revoke it at any time prior to its exercise at the CSBI Special Meeting, by (i) giving written notice of revocation to the Secretary of CSBI, (ii) electing to vote in person at the meeting, or (iii) properly submitting to CSBI a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to CSBI as follows:
Century South Banks, Inc., 60 Main Street West, Dahlonega, Georgia 30533,
Attention:  Corporate Secretary.

     The expense of soliciting proxies for the CSBI Special Meeting will be paid for by CSBI. In addition to the solicitation of shareholders of record by mail, telephone or personal contact, CSBI will be contacting brokers, dealers, banks or voting trustees or their nominees who can be identified as record holders of CSBI Common Stock; such holders, after inquiry by CSBI, will provide information concerning the quantity of proxy and other materials needed to supply such materials to beneficial owners, and CSBI will reimburse them for the expense of mailing the proxy materials to such persons.

CSBI VOTE REQUIRED

     Approval of the Issuance requires the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy at the CSBI Special Meeting. Although the affirmative vote of the CSBI shareholders is not required by the GBCC or any bank regulatory authority, in order to issue and list the CSBI Common Stock to be delivered to the BCG shareholders as the Merger Consideration, the Nasdaq Stock Market Rules require CSBI shareholder approval.

     As of the CSBI Record Date, CSBI's directors and executive officers, and their affiliates, held approximately __% of the outstanding shares of CSBI Common Stock entitled to vote at the CSBI Special Meeting. As of the CSBI Record Date, BCG, its directors and executive officers, and their affiliates, held less than 1% of the outstanding shares of CSBI Common Stock.

RECOMMENDATION OF CSBI'S BOARD OF DIRECTORS

     For the reasons described below, the Board of Directors of CSBI unanimously adopted the Merger Agreement, believes the Merger is in the best interests of CSBI and its shareholders, and unanimously recommends that shareholders of CSBI vote FOR approval of the Issuance. See "THE MERGER - Reasons for the Merger."

                                  THE MERGER

     The following describes certain material information pertaining to the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is set forth in Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. All shareholders are urged to read the Merger Agreement in its entirety.

GENERAL

     The Merger Agreement provides that BCG shall merge with and into CSBI. CSBI will be the surviving corporation of the Merger and will continue to be governed by the laws of the State of Georgia. At the time the Merger becomes effective, each share of issued and outstanding BCG Common Stock shall cease to be outstanding and (excluding treasury shares) shall be converted into and exchanged for the right to receive shares of CSBI Common Stock. If the Merger Agreement is approved at the BCG Special Meeting, the Issuance is approved at the CSBI Special Meeting, all required governmental and other consents and approvals are obtained, and all other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. A copy of the Merger Agreement is set forth in Appendix A of this Joint Proxy Statement/Prospectus. See "Merger Consideration."

BACKGROUND OF THE MERGER

     In January of 1997, James A. Faulkner, the Chief Executive Officer of CSBI, and Joseph W. Evans, the Chief Executive Officer of BCG, met to discuss the possibility of a combination between CSBI and BCG. Due to their long term relationship and because of Mr. Faulkner's three years of service as a director of BCG (which ended May 22, 1996), they were familiar with each other's companies and readily saw many of the benefits of a merger. Preliminary pro-formas reflecting their collective estimates of internal growth rates, potential savings, and revenue enhancements were run and seemed to validate their perceptions of the earnings potential that could be created.

     The two Chief Executive Officers next met with Dr. Frank Merritt, President of Corporate Psychology Resources, a management consulting firm, who had worked with both companies to discuss issues of organizational integration and cultural compatibility. They tentatively agreed on their respective roles should the Merger take place as well as an organizational chart.

     It was agreed that Mr. Evans would have the title of President and Chief Operating officer, and in that capacity he will be responsible for the day to day operations of the company. He will carry out this responsibility through various officers who report to him, which will include ___________, Executive Vice President and Chief Credit Officer, ___________, Executive Vice President and Chief Administrative Officer, and ______________, Executive Vice President and Regional Banking Executive. These, along with a small group of others, will constitute the persons who will fulfill the duties of the day to day operations of CSBI. In addition, Mr. Evans will serve as Chief Financial Officer of CSBI.

     In February of 1997, the discussion group was expanded to include the Chairmen of CSBI and BCG and it was decided that the Chief Executive Officers would negotiate an exchange ratio for presentation to the respective boards. This discussion group met five times between January 16, 1997 and March 6, 1997 to discuss various Merger related issues. In addition, various members of the discussion group held numerous phone conversations with each other.

     On February 26, 1997, Joseph W. Evans and William H. Anderson, II, the Chairman of BCG, discussed the proposed transaction with the Board of BCG. The Board of Directors discussed the business of CSBI and the opportunity presented by the proposed merger. BCG had acquired several financial institutions during the past decade. As a result, the Board of Directors of BCG has needed experience in valuing financial institutions and the benefits associated with combinations. Tangible book value, earnings per share, the growth potential of markets, liquidity of common stock and projected earnings of the combined entities were considered.

     The Board of Directors of BCG approved the merger with an exchange ratio of
1.4 shares of CSBI for each share of BCG on March 13, 1997. CSBI delivered a letter of intent setting forth the price and structure of the proposed merger and other provisions typically covered in such letters to BCG. On March 15, 1997, BCG executed the Letter of Intent. The exchange ratio was subsequently adjusted to 1.33 to 1 after discovering a computational error in determining BCG's "fully diluted" shares and the exchange ratio was approved by the Board of Directors of BCG on March 31, 1997.

     On March 31, 1997, the parties executed the Agreement and issued a joint press release on April 1, 1997 announcing the execution of the Agreement. On July 11, 1997, the parties amended the Agreement primarily based on a decision to conform the loan loss reserve practices followed by the parties. As a result, the exchange ratio was adjusted to 1.35 to 1 and the parties' due diligence period was extended to July 31, 1997. On October __, 1997, the parties further amended the Agreement in order to issue and list on the NASDAQ the CSBI Common Stock to be delivered to the BCG shareholders as the Merger Consideration.

     BCG's due diligence investigation of CSBI included a review of CSBI's business practices and policies, including but not limited to employee benefits, insurance risk and coverage, and general accounting and operational procedures and policies. Also, BCG investigated the financial condition of CSBI on a historical and prospective basis. This investigation included a review of asset quality and a comparison of the methodology of calculating the allowance for loan losses of CSBI and BCG. BCG reviewed CSBI's investment portfolio and evaluated CSBI's fixed assets from a risk standpoint.

     BCG also investigated earnings of CSBI primarily on a prospective basis. This investigation considered elements of the net interest margin, as well as significant other income and other expense areas. Opportunity for the proposed organization were analyzed. These included better market opportunities for the combined organization, as well as economics of scale that will be realized in data processing, operations, and accounting.

     CSBI performed operational due diligence on BCG, which was led by the Senior Vice President and Chief Financial Officer of CSBI in conjunction with the Senior Vice President and Chief Operations Officer of CSBI. Under the direction of these two senior officers, the operations and financial functions of BCG were reviewed in detail to determine the accuracy of financial data, as well as to determine the general level of operational efficiency of BCG. This investigation consisted of both on-site and off-site review of all areas of BCG. The due diligence team concluded that the financial condition of BCG, as well as its operational organization and efficiency was satisfactory and was accurately presented in its current status.

     Credit due diligence was performed by a team under the leadership of the Senior Vice President and Chief Credit Officer of CSBI who did both on-site and off-site analysis of the loan portfolio of BCG focusing upon compliance with lending rules and regulations, as well as the proper margining of secured loans and the overall quality of the loan portfolio taking into consideration the adequacy of its loan loss reserve. As a result of this due diligence, CSBI believes that BCG's loan portfolio and the reserve for possible loan losses were accurate, adequate and properly established.

REASONS FOR THE MERGER

     The BCG Board of Directors, after consideration of relevant business, financial, legal and market factors, approved the Merger Agreement. BCG's Board of Directors considered all material factors although it did not assign any relative or specific weight to them. The material factors considered were as follows:

     (i) Comparing BCG's continuing as an independent entity to combining with CSBI, particularly as to shareholder value. The Board considered the benefits that could reasonably be expected to accrue to BCG shareholders from the Merger, including the premium offered over BCG's then-current stock price or stock price unaffected by acquisition speculation and the likelihood of a higher stock price for BCG Common Stock than would be achieved by BCG operating on an independent basis unaffected by acquisition speculation. The Board was of the view that the Merger Consideration represented a fair multiple of BCG's per share book value and earnings.

     (ii) Certain financial and other information concerning CSBI. Such information included, among other things, information with respect to the business, operations, condition and future prospects of CSBI, particularly its capital position and asset quality, including its ability to pay dividends and its access to growing market areas in northern Georgia and southeastern Tennessee not served by BCG whose markets are located in central and southeast Georgia.

     (iii) The anticipated synergies, efficiencies and economies of scale that could be achieved by incorporating BCG's management expertise into a larger organization.

     (iv) The Board's review, based upon its due diligence investigation of CSBI, of the business, operations, earnings and financial condition of CSBI on an historical and prospective basis, and the enhanced opportunities for growth and expanded operations which will be made possible through coordinated efforts with other CSBI subsidiaries, such as increasing the aggregate lending limits of the collective institutions.

     (v) The Board's consideration of the alternative to the Merger of remaining independent and growing internally or having discussions with other potential merger partners. The Board determined that a combination with CSBI would result in greater long term value to the shareholders of BCG than either remaining independent or being acquired by another institution. Factors considered in reaching this conclusion included the increased liquidity provided to shareholders of BCG through acquiring stock in CSBI, a publicly traded company with greater liquidity than BCG, CSBI's overall performance historically and on a prospective basis.

     (vi) The Board additionally considered, discussed and determined that the benefits of merging with CSBI would far outweigh the dilution in voting power which BCG shareholders will experience upon consummation of the Merger as a result of owning a smaller portion of the total CSBI Common Stock.

     (vii) The non-financial terms and structure of the Merger, in particular, the fact that the Merger is anticipated to be tax-free to BCG shareholders.

     (viii) The likelihood of the Merger being approved by the appropriate regulatory authorities.

     (ix) The impact generally of the Merger on the various constituencies served by BCG.

     Based upon its evaluation of the relevant factors above, its experience in past business combinations of financial institutions and its knowledge of comparable announced transactions between other financial institutions in the Southeast, the Board of Directors of BCG determined that the Merger Consideration was fair to its shareholders from a financial point of view. The Board of Directors of BCG decided not to incur the expense associated with an independent fairness opinion because of its lack of relative value to BCG shareholders.

     THE BOARD OF DIRECTORS OF BCG UNANIMOUSLY RECOMMENDS THAT BCG SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN.

     CSBI, in considering the Merger, took into account its stated strategic long term goal of continuing to expand CSBI throughout Georgia, as well as adjoining states so as to become one of the leading independent bank holding companies in the Southeast. In this regard, CSBI looked at the profit position of BCG giving consideration to BCG's size, its stockholder base, management expertise, and its locations. After considering these factors, CSBI determined that in order to accomplish its long term goals, that the Merger would accomplish CSBI's long term goals and would enhance CSBI's value, while permitting CSBI to continue to grow and expand as an independent bank holding company.

     THE BOARD OF DIRECTORS OF CSBI UNANIMOUSLY RECOMMENDS THAT CSBI SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN.

MERGER CONSIDERATION

     The Merger Agreement provides that, at the Effective Time, each issued and outstanding share of BCG Common Stock (excluding shares held by BCG or by CSBI or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.35 shares of CSBI Common Stock (the "Merger Consideration" ).

     In the event BCG or CSBI changes the number of shares of BCG Common Stock or CSBI Common Stock, or other common stock equivalents, on a fully diluted basis, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

FRACTIONAL SHARES

     Pursuant to the terms of the Merger Agreement, each holder of shares of BCG Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of CSBI Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of CSBI Common Stock multiplied by the market value per share of CSBI Common Stock at the Effective Time, which shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last business day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

EFFECTIVE TIME

     If the Merger Agreement is approved by the requisite votes of the BCG shareholders, the Issuance is approved by the requisite votes of the CSBI shareholders, and all other required governmental and other consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the Merger are satisfied or waived (as permitted), the Merger will be consummated and effected on the date and at the time a Certificate of Merger, reflecting the Merger, is filed with the Secretary of State of the State of Georgia (the "Effective Time"). Unless otherwise mutually agreed upon in writing by the chief executive officers of each of CSBI and BCG, CSBI and BCG have agreed to use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the Merger, and (ii) the dates on which the shareholders of BCG and CSBI approve the Merger Agreement or such later date as may be mutually agreed upon in writing by the chief executive officers of CSBI and BCG. Assuming satisfaction of all conditions to consummation of the Merger, the Merger is expected to be made effective during the fourth quarter of 1997. Either CSBI or BCG may terminate the Merger Agreement if the Merger has not been consummated by December 31, 1997. See "Conditions to Consummation" and "Amendment, Waiver, and Termination."


DISTRIBUTION OF CSBI CERTIFICATES

     Promptly after the Effective Time, CSBI shall mail appropriate transmittal materials to each record holder of BCG Common Stock for use in effecting the surrender and cancellation of those certificates in exchange for CSBI Common Stock (which shall contain an affidavit for lost or stolen stock certificates and which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of BCG Common Stock shall pass, only upon proper delivery of such certificates to CSBI by the former shareholders of BCG). BCG SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS. After the Effective Time, each holder of shares of BCG Common Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to CSBI, and the certificates thus surrendered will be canceled. Unless otherwise designated by a BCG shareholder on the transmittal letter, certificates representing shares of CSBI Common Stock issued to BCG shareholders in connection with the Merger will be issued and delivered to the tendering BCG shareholder at the address on record with the BCG Common Stock transfer agent. CSBI shall not be obligated to deliver the consideration to which any former holder of BCG Common Stock is entitled until such holder surrenders such holder's certificate or certificates representing such holder's shares for exchange. The certificate or certificates so surrendered shall be duly endorsed as CSBI may require. No party shall be liable to a holder of BCG Common Stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

     After the Effective Time, holders of certificates will have no rights with respect to the shares of BCG Common Stock represented thereby other than the right to surrender such certificates and receive in exchange therefor the shares of CSBI Common Stock, if any, to which such holders are entitled, as described above. In addition, no dividend or other distribution payable to holders of record of CSBI Common Stock will be paid to the holder of any BCG certificates until such holder surrenders such certificates for exchange as instructed. Subject to applicable law, upon surrender of the certificates, such holder will receive the certificates representing the shares of CSBI Common Stock issuable upon the exchange or conversion of such shares of BCG Common Stock, all withheld dividends or other distributions (without interest), and any withheld cash payments (without interest) to which such shareholder is entitled.

     If any certificate for CSBI Common Stock is to be issued in a name other than that in which BCG certificate surrendered for exchange is issued, the BCG certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificates surrendered, shall provide funds for their purchase, or shall establish to the exchange agent's satisfaction that such taxes are not payable.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material federal income tax consequences of the Merger. This discussion is based on the provisions of the Code, the United States Department of the Treasury Regulations thereunder and rulings and court decisions as of the date hereof, all of which are subject to change, possibly retroactively. The discussion applies only to BCG shareholders, if any, who hold their stock as a capital asset. CSBI and BCG have not requested a ruling from the Internal Revenue Service (the "Service").
A condition to consummation of the Merger is the receipt by each of CSBI and BCG of an opinion of Troutman Sanders LLP, counsel to CSBI, as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax consequences of the Merger. The opinion will be delivered by Troutman Sanders LLP upon closing of the Merger in the form which has been included as an Exhibit to the Registration Statement regarding this Joint Proxy Statement/Prospectus. However, in the event that the tax opinion of Troutman Sanders LLP is not deliverable at the closing of the Merger or if the federal income tax consequences in the opinion differ materially from those set forth herein, the parties will undertake to resolicit the approvals of BCG's shareholders to the Merger and CSBI's shareholders to the Issuance.

     The Merger is intended to be a tax-free reorganization within the meaning of section 368 (a) of the Code. Among other things, the following discussion is based on BCG shareholders maintaining sufficient equity ownership interest in CSBI after the Merger. The Service takes the position for purposes of issuing an advance ruling on reorganizations, that the shareholders of an acquired corporation (i.e., BCG) must maintain a continuing equity ownership interest in the acquiring corporation (i.e., CSBI) equal, in terms of value, to at least 50% of their interest in such acquired corporation. For this purpose, shares of BCG Common Stock exchanged for cash in lieu of any fractional shares of CSBI Common Stock will be treated as outstanding shares of BCG Common Stock at the Effective Time. Moreover, shares of BCG Common Stock and CSBI Common Stock held by BCG shareholders and otherwise sold, redeemed or disposed of prior or subsequent to such time are taken into account. Management of CSBI has no plan or intention to cause CSBI to redeem or otherwise reacquire the shares of CSBI Common Stock issued in the Merger. In addition to the foregoing requirements certain additional matters must be true with respect to the Merger. CSBI believes that these additional factual matters will be satisfied.

     The following is a summary of the material federal income tax consequences set forth in the opinion of Troutman Sanders LLP as to certain federal income tax consequences to BCG shareholders:

     (i) No gain or loss will be recognized for federal income tax purposes by BCG shareholders upon the exchange of their shares of BCG Common Stock for CSBI Common Stock;

     (ii) The basis of the shares of CSBI Common Stock to be received by BCG shareholders will be the same as the basis of BCG Common Stock surrendered in exchange therefor;

     (iii) The holding period of CSBI Common Stock to be received by BCG shareholders will include the period during which the shares of BCG Common Stock surrendered in exchange therefor had been held, provided such shares were held by such shareholders as a capital asset at the Effective Time; and

     (iv) The payment of cash in lieu of fractional shares of CSBI Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by CSBI. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of CSBI Common Stock redeemed as provided in section 302(a) of the Code. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder.

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER AND OTHER FACTORS, EACH HOLDER OF BCG COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     CSBI Directors. At the Effective Time, BCG will be merged into CSBI and the BCG Banks will become wholly-owned subsidiaries of CSBI. CSBI and the BCG Banks will continue to be governed by the laws of the State of Georgia and the United States and operate in accordance with their respective Articles of Incorporation, Articles of Association, and Bylaws as in effect on the date of the Merger Agreement until otherwise amended or repealed after the Effective Time. CSBI intends to operate the BCG Banks as wholly-owned subsidiaries of CSBI following the Effective Time. Following the consummation of the Merger, CSBI shall have 11 directors determined as follows:

             (a) Immediately before the Effective Time all but five directors of CSBI will resign as directors of CSBI;

             (b) Three of the resulting vacancies on the Board of Directors of CSBI will be filled by those three nominees designated by the president of BCG; and

             (c) The remaining three vacancies on the Board of Directors of CSBI shall be selected by majority vote of the eight directors then serving on the CSBI Board of Directors.

     CSBI Executive Officers. The executive officers of CSBI in office immediately prior to the Effective Time shall serve as the executive officers of CSBI from and after the Effective Time in accordance with the Bylaws of CSBI except the executive officers who shall serve in the offices and capacities as follows:

             (a) William H. Anderson, II, Chairman;

             (b) J. Russell Ivie, Vice-Chairman;

             (c) James A. Faulkner, Vice-Chairman and Chief Executive Officer;

             (d) Joseph W. Evans, President, Chief Operating Officer and Chief Financial Officer;

             (e) Stephen W. Doughty, Executive Vice-President;

             (f) Tony E. Collins, Executive Vice President and Chief Administrative Officer; and

             (g) Susan J. Anderson, Senior Vice President, Secretary and principal accounting officer and controller.

     No person who will become an executive officer of CSBI as a result of the Merger will be offered an employment agreement by CSBI.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As of October __, 1997, the directors and executive officers of BCG owned 1,015 shares of CSBI Common Stock. Other than as described herein, no director or executive officer of CSBI or BCG, and no associate of any such person, has any substantial interest, direct or indirect, in the Merger, other than an interest arising from the ownership of BCG Common Stock, in which case the director or officer receives no extra or special benefit not shared on a pro rata basis by all other holders of BCG Common Stock.

     Certain members of BCG's management and Board of Directors may be deemed to have interests in the Merger in addition to their interests as shareholders of BCG generally. In each case, the Board of Directors of BCG either was aware of these factors or, with respect to interests that arose subsequent to the Merger Agreement, was aware of their potential, and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. Joseph W. Evans and Stephen W. Doughty will become executive officers and 12 other officers of BCG will become officers of CSBI. Neither of such executive officers will enter into employment agreements nor will any BCG officer receive any severance payment as a result of the Merger.

      The Merger Agreement provides that, after the Effective Time, CSBI will provide generally to officers and employees of BCG, employee benefits under employee benefit plans, on terms and conditions that, when taken as a whole, are substantially similar to those currently provided by CSBI and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with BCG prior to the Effective Time will be treated as service with CSBI or its subsidiaries. The Merger Agreement also provides that CSBI will honor all employment, severance, consulting and other compensation contracts previously disclosed to CSBI between BCG and any current or former director, officer or employee, and all provisions for vested amounts earned or accrued through the Effective Time under BCG's benefit plans. Each Party will exercise its best efforts to amend any agreement it has with its respective officers and employees to except the Merger from qualifying under any change of control provision under such officers or employee's employment or similar agreement. In the event the Parties are unsuccessful in modifying such agreements containing change of control provisions, the parties estimate that the maximum aggregate payments to those employees would be approximately $ zero for BCG and $1,525,813 for CSBI.

     At the Effective Time, all rights with respect to BCG Common Stock pursuant to stock options granted by BCG under the BCG Key Employee Stock Option Plan ("BCG Option Plan"), which are outstanding at the Effective Time, whether or not then exercisable, will be converted into and become rights with respect to CSBI Common Stock, and CSBI will assume each BCG stock option, in accordance with the terms of the BCG Option Plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time; (i) each BCG stock option assumed by CSBI may be exercised solely for shares of CSBI Common Stock; (ii) the number of shares of CSBI Common Stock subject to such BCG stock option will be equal to the number of shares of BCG Common Stock subject to such BCG option immediately prior to the Effective Time multiplied by 1.35;
(iii) the per share exercise price under each such BCG stock option will be adjusted by dividing the per share exercise price under each such BCG stock option by 1.35. In addition, each BCG stock option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time.

     At the Effective Time, all of the BCG Common Stock included in the BCG Employee Stock Ownership Plan (the "BCG ESOP Plan") will be converted into CSBI Common Stock. The number of shares of CSBI Common Stock subject to the BCG ESOP Plan will be equal to the number of shares of BCG Common Stock included in the BCG ESOP Plan immediately prior to the Effective Time, multiplied by 1.35.

CONDITIONS TO CONSUMMATION

     The obligations of BCG and CSBI to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted) of the following conditions:
(i) the Merger, the Merger Agreement and all other documents and instruments to be delivered in connection therewith shall have been approved by the Boards of Directors of BCG and CSBI and by the shareholders of BCG and the Issuance shall have been approved by the shareholders of CSBI; (ii) the required regulatory approvals described under "Regulatory Approvals" shall have been received, generally without any conditions or requirements which would, in the reasonable judgment of the Board of Directors of either CSBI or BCG, materially adversely affect the economic or business benefits of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Merger,
(iii) each party shall have received any required consents of third parties;
(iv) the Registration Statement of which this Joint Proxy Statement/Prospectus is a part shall have been declared effective by the Commission and shall not be subject to a stop order or any threatened stop order, and the shares of CSBI Common Stock issuable in connection with the Merger shall have been qualified, registered or otherwise approved for exchange under the securities laws of the various states in which such qualification, registration or approval is required; (v) CSBI and BCG shall have received an opinion of Troutman Sanders LLP as to certain tax matters; (vi) the other party's representations and warranties shall remain accurate, and the other party shall have performed all of the agreements, covenants, acts and undertakings to be performed by it pursuant to the Merger Agreement, and shall have delivered certificates confirming satisfaction of the foregoing requirements; (vii) each party shall have received an opinion of the other party's counsel, dated the closing date, as to certain matters; (viii) CSBI and BCG shall have received a letter from KPMG Peat Marwick LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment; (ix) CSBI shall have received a letter from each affiliate of BCG to the extent necessary to assure CSBI that the share exchange and subsequent holding period and compliance with Rule 145 of the Securities Act contemplated in the Merger Agreement will qualify for pooling-of-interests accounting treatment; (x) each party shall have received from the other party's independent certified public accounting firm letters with respect to certain financial information regarding such party; and (xi) each party shall have completed a due diligence investigation in regard to the other party to its sole satisfaction. The tax opinion will be delivered by Troutman Sanders LLP, upon closing of the Merger in the form which has been included as an Exhibit to the Registration Statement regarding this Joint Proxy Statement/Prospectus.

     No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this Joint Proxy Statement/Prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.


     The conditions to consummation of the Merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of either the BCG shareholders or the CSBI shareholders. Nevertheless, in the event that the tax opinion of Troutman Sanders LLP is not deliverable at the closing of the Merger or if the federal income tax consequences in the opinion differ materially from those set forth herein, the parties will undertake to resolicit the approvals of BCG's shareholders to the Merger and CSBI's shareholders to the Issuance. See "Amendment, Waiver, and Termination."

REGULATORY APPROVALS

     The Merger is subject to the prior approval of the Federal Reserve under the BHC Act, and the DBF under the Financial Institutions Code of Georgia (the "FICG"). On July 15, 1997, the DBF approved CSBI's application to acquire BCG subject to BCG shareholder approval and the maintenance of BCG Banks' capital adequacy by CSBI after the consummation of the Merger. On July 11, 1997, the Federal Reserve approved CSBI's application to acquire BCG. The Merger may not be consummated before the fifteenth day following the approval of the Merger by the Federal Reserve, during which time the United States Department of Justice and other interested parties have the opportunity to file suit seeking to enjoin consummation of the Merger on antitrust grounds.

AMENDMENT, WAIVER, AND TERMINATION

     To the extent permitted by law, BCG and CSBI, with the approval of their respective Boards of Directors, may amend the Merger Agreement by written agreement at any time without the approval of the shareholders of BCG, provided that after the approval of the Merger by BCG's shareholders, no amendment may decrease the consideration to be received by BCG shareholders without the requisite approval of BCG shareholders.

     Prior to or at the Effective Time, either CSBI or BCG, acting through its respective Board of Directors, chief executive officer or other authorized officer, may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the Merger Agreement, and may waive any of the conditions precedent to the obligations of such party under the Merger Agreement, except any condition that, if not satisfied, would result in the violation of an applicable law or governmental regulation.

     The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual consent of the Boards of Directors of CSBI and BCG. In addition, the Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time by either CSBI or BCG if (i) the other party breaches and does not timely cure any representation, warranty, covenant or other agreement contained in the Merger Agreement and such breach, individually or in the aggregate, has a "Material Adverse Effect" (as defined in the Merger Agreement) on the non-breaching party, (ii) any consent or approval of certain regulatory authorities is denied by final nonappealable action of such authority, (iii) the Merger has not been consummated by December 31, 1997, or by either party in the event that the Board of Directors of the other party shall have failed to reaffirm, following a written request by such party for such reaffirmation after either party shall have received any inquiry or proposal with respect to an "Acquisition Proposal" (as defined in the Merger Agreement), its approval of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger. See "Expenses and Fees."

CONDUCT OF BUSINESS PENDING THE MERGER

     Each party generally has agreed in the Merger Agreement, unless the prior consent of the other party is obtained, and except as otherwise contemplated by the Merger Agreement, to operate their respective businesses only in the ordinary course, to preserve their respective businesses and assets and to maintain their respective rights and franchises and to take no action that would adversely affect either the ability of either party to perform such party's covenants and agreements under the Merger Agreement or the ability of either party to obtain any consents or approvals pursuant to any contract, law, order or permit that are required for the transactions contemplated by the Merger Agreement. In addition, the Merger Agreement contains certain other restrictions applicable to the conduct of the business of each party prior to consummation of the Merger, as described below.

     Each party has agreed in the Merger Agreement not to take certain actions relating to the operation of their respective businesses pending consummation of the Merger without the prior approval of the other party. Those actions generally include, without limitation: (i) amending its Articles or Bylaws; (ii) becoming responsible for any obligation for borrowed money in excess of an aggregate of $100,000, except in the ordinary course of their respective businesses consistent with past practices; (iii) acquiring or exchanging any shares of its capital stock or paying any dividend exceeding its prior quarter's dividend or other distribution in respect of its capital stock; (iv) subject to certain exceptions, issuing, selling or pledging additional shares of their respective capital stock, any rights to acquire any such stock or any security convertible into such stock; (v) adjusting or reclassifying any of its capital stock, (vi) acquiring control over any other entity; (vii) granting any increase in compensation or benefits to its employees or officers (except as previously disclosed to the other party or as required by law), paying any bonus (except as previously disclosed to the other party or in accordance with any existing program or plan), entering into or amending any severance agreements with its officers or granting any increase in compensation or other benefits to any of its directors (except as previously disclosed to the other party); (viii) entering into or amending any employment contract that it does not have the unconditional right to terminate without certain liability, except as previously disclosed to the other party and except for any amendment required by law; (ix) adopting any new employee benefit plan or program or materially changing any existing plan or program; (x) making any significant changes in accounting methods, except for any change required by law; (xi) commencing any litigation other than in accordance with past practice or settling any litigation for money damages in excess of $100,000; or (xii) materially amending or terminating any material contracts.

     In addition, each party has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. Each party also has agreed not to negotiate with respect to any such proposal, to provide information to any party making such a proposal or to enter into any agreement with regard to any such proposal except in compliance with its legal obligations or the fiduciary obligations of its Board of Directors. The parties have also agreed to use reasonable efforts to cause their respective advisors and other representatives not to engage in any of the foregoing activities.

EXPENSES AND FEES

     The Merger Agreement provides that each party shall be responsible for its own costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement. In addition, if within 12 months following the termination of the Merger Agreement or the failure to consummate the Merger by reason of any failure of either party to satisfy certain conditions, any third party acquires, merges with, combines with, or purchases a significant amount of the assets of, or purchases 20% or more of any equity security of, such party ("Business Combination"), then such third party will be required to pay all of the other party's direct costs and expenses relating to the Merger and an additional sum equal to $500,000.

ACCOUNTING TREATMENT

     The Merger is anticipated to be accounted for on a pooling-of-interests accounting basis. Under this method of accounting, as of the Effective Time, the assets and liabilities of BCG would be added to those of CSBI at their recorded book values and the shareholders' equity accounts of CSBI and BCG would be combined on CSBI's consolidated balance sheet. The unaudited pro forma financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling-of-interests accounting method to account for the Merger. See "SUMMARY" and "PRO FORMA COMBINED FINANCIAL DATA."

RESALES OF CSBI COMMON STOCK

     The shares of CSBI Common Stock issued in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of BCG for purposes of Rule 145 under the Securities Act as of the date of the BCG Special Meeting or for purposes of applicable interpretations regarding pooling-of-interests accounting treatment. Such affiliates may not sell their shares of CSBI Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and until such time as financial results covering at least 30 days of combined operations of CSBI and BCG after the consummation of the Merger have been published. CSBI will place restrictive legends on certificates representing CSBI Common Stock issued to all persons who are deemed to be "affiliates" of BCG under Rule 145. In addition, BCG has agreed to use its reasonable efforts to cause each person or entity that is an "affiliate" to enter into a written agreement in substantially the form attached to the Merger Agreement relating to such restrictions on sale or other transfer. This Joint Proxy Statement/Prospectus does not cover resales of CSBI Common Stock received by any person who may be deemed to be an affiliate of BCG.

                CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES AND
                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES
                        Pro Forma Financial Information
                  Pro Forma Condensed Combined Balance Sheet
                                 June 30, 1997
                                  (Unaudited)

The following unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of CSBI and BCG giving effect to the Merger as if the Merger had been effective June 30, 1997. The acquisition of BCG will be accounted for using the pooling-of-interests method of accounting. The proposed acquisition will involve the acquisition of 100% of the issued and outstanding shares of BCG in exchange for 3,070,382 shares of CSBI common stock (see note (a)). This pro forma condensed combined balance sheet assumes that as part of the Merger, 3,070,382 shares of CSBI Common Stock will be issued in exchange for all the shares of BCG's Common Stock outstanding at June 30, 1997 at an exchange ratio of 1.35 to 1. This pro forma condensed combined balance sheet should be read in conjunction with the separate financial statements and related notes of CSBI and BCG appearing elsewhere in or incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                                                                 Pro forma
                                                                                 Pro forma       CSBI and
                                                           CSBI       BCG       adjustments    BCG combined
                                                         ---------  --------  ---------------  -------------
                                                                       (Amounts in thousands)
Assets:
          Cash and due from banks                        $ 35,185    11,569                          46,754
          Federal funds sold                               31,260     5,260                          36,520
          Interest-earning deposits in other banks             59    16,582                          16,641
          Investment securities                           141,623    56,910                         198,533
          Loans, net                                      512,853   194,480                         707,333
          Premises and equipment, net                      18,324     8,898                          27,222
          Goodwill and intangibles                          6,347     1,285                           7,632
          Foreclosed assets                                 2,198     1,180                           3,378
          Other assets                                     11,606     5,932                          17,538
                                                         --------   -------                       ---------
               Total assets                              $759,455   302,096                       1,061,551
                                                         ========   =======                       =========

Liabilities:
          Deposits:
             Non-interest bearing                        $ 83,847    45,544                         129,391
             Time deposits greater than $100,000           99,725    29,147                         128,872
             Other                                        486,605   195,027                         681,632
                                                         --------                                 ---------
               Total deposits                            $670,177   269,718                         939,895
          Federal Home Loan  Bank advances                  6,931        --                           6,931
          Long-term debt                                      152     1,500                           1,652
          Other borrowings                                     --        --                              --
          Other liabilities                                 6,947     2,633                           9,580
                                                         --------   -------                       ---------
               Total liabilities                         $684,207   273,851                         958,058

Shareholders' equity:
          Common stock                                   $  7,826     2,291            779 (b)       10,896
          Surplus                                          28,855     6,238           (891)(b)       34,202
          Retained earnings                                38,961    19,906                          58,867
          Treasury stock                                     (306)     (112)           112 (b)         (306)
          Reduction for ESOP loan guarantee                   (51)     (196)(d)                        (247)
          Net unrealized holding gains (losses) on
           investment securities                              (37)      118                              81
                                                         --------   -------                       ---------
               Total shareholders' equity                $ 75,248    28,245                         103,493
               Total liabilities and shareholders'
                   equity                                $759,455   302,096                       1,061,551
                                                         ========   =======                       =========


                CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES AND
                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES
                        Pro Forma Financial Information
               Pro Forma Condensed Combined Statements of Income

The following unaudited pro forma condensed combined consolidated statements of income of CSBI and BCG give effect to the proposed acquisition of all issued and outstanding shares of BCG common stock in exchange for 1.35 shares of CSBI common stock to be issued to BCG shareholders using the pooling-of-interests method of accounting giving effect to the Merger as if the Merger had been effective as of the beginning of the periods presented. The pro forma information assumes that 3,070,382 shares of CSBI Common Stock will be issued in exchange for all the shares of BCG Common Stock outstanding at the Effective Date. The pro forma condensed combined consolidated statements of income should be read in conjunction with the separate financial statements and related notes of CSBI and BCG appearing elsewhere in or incorporated by reference in this Joint Proxy Statement/Prospectus.

                     For the Six Months ended June 30, 1997
                                  (Unaudited)

                                                                                       Pro forma
                                                                                       CSBI and
                                                                         Pro forma        BCG
                                                    CSBI       BCG      adjustments    combined
                                                 ----------  --------  -------------  -----------
                                                 (Amounts in thousands, except per share amounts)
Interest income                                  $   31,840    12,760             --       44,600
Interest expense                                     14,754     5,252             --       20,006
                                                 ----------  --------  -------------  -----------
     Net interest income                             17,086     7,508             --       24,594

Provision for loan losses                             4,669       191             --        4,860
                                                 ----------  --------                 -----------
     Net interest income after provision
          for loan losses                            12,417     7,317             --       19,734

Noninterest income                                    3,241     1,884             --        5,125
Noninterest expense                                  14,179     7,263             --       21,442
                                                 ----------  --------  -------------  -----------
     Income before income taxes                       1,479     1,938             --        3,417

Income taxes                                            299       320             --          619
                                                 ----------  --------  -------------  -----------

     Net income                                  $    1,180     1,618             --        2,798
                                                 ==========  ========  =============  ===========

Earnings per share:
     Primary                                     $      .15       .67                         .25

     Fully diluted                               $      .15       .66                         .25

Weighted average shares and share equivalents
      outstanding (note c):
     Primary                                          7,794     2,427            867       11,088

       Fully diluted                                  7,794     2,436            858       11,088

                CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES AND
                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

               Pro Forma Condensed Combined Statement of Income

                    For the Six Months ended June 30, 1996
                                  (Unaudited)

                                                                                      Pro forma
                                                                       Pro forma    CSBI and BCG
                                                   CSBI       BCG      adjustments     combined
                                                   ----       ----     -----------     --------
                                                 (Amounts in thousands, except per share amounts)
Interest income                                    $31,320    12,084            --         43,404
Interest expense                                    14,679     4,997            --         19,676
                                                   -------    ------  ------------         ------
     Net interest income                            16,641     7,087            --         23,728

Provision for loan losses                              870       272            --          1,142
                                                   -------    ------  ------------         ------
     Net interest income after provision
           for loan losses                          15,771     6,815            --         22,586

Noninterest income                                   3,501     1,633            --          5,134
Noninterest expense                                 12,304     6,520            --         18,824
                                                   -------    ------  ------------         ------
     Income before income taxes and                  6,968     1,928            --          8,896
        minority interest in earnings of
        subsidiary

Income taxes                                         2,157       215            --          2,372
Minority interest in earnings of subsidiary             --        47            --             47
                                                   -------    ------  ------------         ------

     Net income                                    $ 4,811     1,666            --          6,477
                                                   =======    ======  ============         ======

Earnings per share:
     Primary                                       $   .62       .71                          .59

     Fully diluted                                 $   .62       .71                          .59

Weighted average shares and share equivalents
    outstanding (note c):
     Primary                                         7,775     2,337           847         10,959

     Fully diluted                                   7,775     2,346           838         10,959

                CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES AND
                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

               Pro Forma Condensed Combined Statement of Income

                     For the Year ended December 31, 1996
                                  (Unaudited)

                                                                                                    Pro forma
                                                                                     Pro forma      CSBI and
                                                                 CSBI       BCG     adjustments   BCG combined
                                                               ---------  --------  ------------  -------------
                                                               (Amounts in thousands, except per share amounts)
Interest income                                                  $62,826    24,435            --         87,261
Interest expense                                                  29,165     9,878            --         39,043
                                                                 -------    ------  ------------         ------
     Net interest income                                          33,661    14,557            --         48,218

Provision for loan losses                                          1,757       409            --          2,166
                                                                 -------    ------  ------------         ------
     Net interest income after provision
          for loan losses                                         31,904    14,148            --         46,052

Noninterest income                                                 6,624     3,069            --          9,693
Noninterest expense                                               25,051    12,698            --         37,749
                                                                 -------    ------  ------------         ------
     Income before income taxes and
      minority interest in
      earnings of subsidiary                                      13,477     4,519            --         17,996

Income taxes                                                       4,107     1,159            --          5,266
Minority interest in earnings of subsidiary                           --        47            --             47
                                                                 -------    ------  ------------         ------

     Net income                                                  $ 9,370     3,313            --         12,683
                                                                 =======    ======  ============         ======

Earnings per share:
     Primary                                                     $  1.21      1.41                         1.15

     Fully diluted                                               $  1.20      1.41                         1.15

Weighted average shares and share equivalents
     outstanding (note c):
     Primary                                                       7,776     2,345           877         10,998

     Fully diluted                                                 7,778     2,342           896         11,016

                CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES AND
                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

               Pro Forma Condensed Combined Statement of Income

                     For the Year ended December 31, 1995
                                  (Unaudited)

                                                                                            Pro forma
                                                                             Pro forma      CSBI and
                                                         CSBI       BCG     adjustments   BCG combined
                                                       ---------  --------  ------------  -------------
                                                       (Amounts in thousands, except per share amounts)
Interest income                                        $  59,739    22,588            --         82,327
Interest expense                                          28,580     9,336            --         37,916
                                                         -------    ------  ------------         ------
     Net interest income                                  31,159    13,252            --         44,411

Provision for loan losses                                  1,694       465            --          2,159
                                                         -------    ------  ------------         ------
     Net interest income after provision
          for loan losses                                 29,465    12,787            --         42,252

Noninterest income                                         6,165     2,368            --          8,533
Noninterest expense                                       24,523    10,979            --         35,502
                                                         -------    ------  ------------         ------
     Income before income taxes and
      minority interest in
      earnings of subsidiary                              11,107     4,176            --         15,283

Income taxes                                               3,212       931            --          4,143
Minority interest in earnings of subsidiary                   --       381            --            381
                                                         -------    ------  ------------         ------

     Net income                                        $   7,895     2,864            --         10,759
                                                         =======    ======  ============         ======

Earnings per share:
     Primary                                           $    1.02      1.35                         1.00

     Fully diluted                                     $    1.02      1.34                         1.00

Weighted average shares and share equivalents
      outstanding (note c):
     Primary                                               7,773     2,115           827         10,715

     Fully diluted                                         7,776     2,130           831         10,737

                CENTURY SOUTH BANKS,  INC. AND SUBSIDIARIES AND
                  BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

                Pro Forma Condensed Combined Statement of Income

                      For the Year ended December 31, 1994
                                  (Unaudited)



                                                                                       Pro forma
                                                                        Pro forma      CSBI and
                                                    CSBI       BCG     adjustments   BCG combined
                                                  ---------  --------  ------------  -------------
                                                  (Amounts in thousands, except per share amounts)
 Interest income                                  $  49,032    17,870            --         66,902
Interest expense                                     20,966     7,247            --         28,213
                                                    -------    ------  ------------         ------
     Net interest income                             28,066    10,623            --         38,689

Provision for loan losses                               943       447            --          1,390
                                                    -------    ------  ------------         ------
     Net interest income after provision
          for loan losses                            27,123    10,176            --         37,299

Noninterest income                                    4,993     2,881            --          7,874
Noninterest expense                                  22,891    10,247            --         33,138
                                                    -------    ------  ------------         ------
     Income before income taxes and   minority
      interest in earnings of subsidiary              9,225     2,810            --         12,035

 Income tax expense <benefit>                         2,234      <151>           --          2,083
Minority interest in earnings of subsidiary              --       652            --            652
                                                    -------    ------  ------------         ------

     Net income                                   $   6,991     2,309            --          9,300
                                                    =======    ======  ============         ======

Earnings per share:
     Primary                                      $     .91      1.11                          .88

     Fully diluted                                $     .91      1.10                          .88

Weighted average shares and share equivalents
     outstanding (note c):
     Primary                                          7,663     2,077           848         10,588

     Fully diluted                                    7,663     2,103           827         10,593

                CENTURY SOUTH BANKS, INC. AND SUBSIDIARIES AND
                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES
                    Notes to Pro Forma Financial Statements

The following notes describe the pro forma adjustments necessary to reflect the proposed acquisition of BCG as described in note (a).

     (a) On March 31, 1997, CSBI entered into a merger agreement whereby CSBI will acquire the 2,274,357 outstanding shares of BCG common stock in an exchange of its common shares. Pursuant to the terms of the merger agreement, as amended, CSBI will exchange 1.35 of its common shares for each BCG share outstanding.

     (b) Reflects the issuance of 3,070,382 shares of CSBI common stock in exchange for all of the outstanding BCG common stock and the retirement of 16,767 shares of BCG treasury stock.

     (c) Pro forma weighted average number of common shares and share equivalents includes the historical amounts for CSBI increased by the additional shares that would have been outstanding had the acquisition of BCG taken place as of the beginning of the respective periods and by the assumed additional common share equivalents relating to outstanding BCG stock options during the respective periods.

     (d) Represents the cost basis of unreleased shares in the BCG ESOP Plan. At the Effective Time, each share of BCG Common Stock included in the BCG ESOP Plan will be exchanged for 1.35 shares of CBSI Common Stock. After the Merger is consummated, the BCG ESOP Plan will remain in existence and will continue to release shares to employee accounts in accordance with past practices.

                               DESCRIPTION OF BCG

GENERAL

     BCG is a bank holding company operating two community banks in Georgia.
BCG was incorporated under the laws of Georgia in 1980 and commenced operations that year by acquiring 100% of the outstanding shares of Bank of Fort Valley. All of BCG's activities are currently conducted by its wholly-owned community banking subsidiaries, First South Bank, National Association, Macon, Georgia ("FSB"), and Ameribank, National Association, Savannah, Georgia ("Ameribank") (FSB and Ameribank are sometimes referred to herein collectively as the "BCG Banks" and each individually as a "BCG Bank"). During 1996, First South Bank of Middle Georgia, National Association, Macon, Georgia and First South Bank of Coweta County, National Association, Newnan Georgia were merged with FSB, and FSB changed the address of its principal office to 4961 Forsyth Road, Macon, Georgia 31210.

EMPLOYEES

     As of March 19, 1997, the BCG Banks had an aggregate of 155 full-time equivalent employees and BCG had a total of 10 full-time equivalent employees. Neither BCG, nor any of the BCG Banks is a party to any collective bargaining agreement, and BCG and the BCG Banks believe that their employee relations are good.

PROPERTIES

     FSB's main office is located at 4961 Forsyth Road, Macon, Georgia adjacent to BCG's headquarters and operations center located at 4951 Forsyth Road, Macon, Georgia. Ameribank's main office is located at 7394 Hodgson Memorial Drive, Savannah, Georgia. Each BCG Bank owns its main office. FSB leases its loan operations office space from William H. Anderson, II, Chairman of the BCG Board of Directors. In addition, FSB leases from Mr. Anderson the space in which the BCG Corporate office and the FSB operations center are located. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." During 1996, Ameribank entered into a sublease agreement for the Ameribank downtown Savannah location. This agreement was entered into in conjunction with Ameribank's acquisition of a Bank South (now NationsBank) facility. FSB operates one branch in each of Peach, Macon, Johnson, Bibb and Coweta counties. Ameribank operates three branches, one, acquired from Bank South (now NationsBank) in 1996, in Savannah, Georgia, one in downtown Savannah, opened in 1996 and one in Rincon, Georgia, acquired through BCG's acquisition of Effingham Bank & Trust in 1996. Effective December 1, 1996, Ameribank closed its Garden City, Georgia branch.

COMPETITION

     The banking business is highly competitive. FSB competes with two other banks in Peach County, two other banks in Macon County, one other bank in Johnson County, eight other banks in Bibb County, and five other banks in Coweta County. Ameribank competes with ten other banks in Chatham County and two other banks in Effingham County. The BCG Banks also compete with other financial service organizations, including thrifts, finance companies, credit unions and certain governmental agencies. To the extent that the BCG Banks must maintain non-interest-earning reserves against deposits, they may be at a competitive disadvantage when compared with other financial service organizations that are not required to maintain reserves against substantially equivalent sources of funds.

DIVIDENDS

     During 1996, BCG paid one cash dividend of $.10 per share to its shareholders of record as of September 5, 1996. In March 1995, BCG paid one 75% BCG Common Stock dividend to its shareholders. Also in 1995, BCG paid one cash dividend of $.10 per share of BCG Common Stock to its shareholders of record as of September 15, 1995. Although BCG intends to continue paying cash dividends, the amount and frequency of cash dividends will be determined by BCG's Board of Directors after consideration of earnings, capital requirements and the financial condition of BCG. No assurances can be given that cash dividends will be declared in the future. Additionally, BCG's ability to pay cash dividends will be dependent on cash dividends paid to it by the BCG Banks. The ability of the BCG Banks to pay dividends to BCG is restricted by applicable regulatory requirements.

ACQUISITIONS

     On March 26, 1996, AmeriCorp, Inc. ("AmeriCorp"), a Georgia corporation and which held 100% of the common stock of Ameribank, was merged with and into BCG. The holders of common stock of AmeriCorp (other than BCG) received
 .084615 shares of BCG Common Stock for each of their shares of AmeriCorp common stock. Prior to the AmeriCorp Merger, BCG owned 66 2/3% of the AmeriCorp common stock and 100% of the AmeriCorp preferred stock.

     On February 9, 1996, Ameribank purchased certain assets, including approximately $3.3 million in loans, and assumed certain liabilities, including approximately $16.7 million in deposit liabilities, related to the banking office of Bank South (now NationsBank) located at 1976 East Victory Drive in Savannah, Georgia pursuant to a Branch Purchase and Assumption Agreement dated
October 18, 1995.   Bank South (now NationsBank) also assigned the lease of the former Bank South Center located at 7 East Congress Street, Savannah, Georgia to Ameribank. Ameribank did not assume any of the deposits or other liabilities related to the East Congress Street facility.

     On June 6, 1996, BCG acquired Effingham Bank & Trust ("Effingham"), a full service Georgia state chartered bank with one office in Rincon, Effingham County, Georgia with approximately $25,000,000 in assets. The holders of Effingham Common stock received .59 shares of BCG $1 par value common stock for each share of common stock held by them for an aggregate of 204,928 shares of BCG Common Stock. On October 1, 1996, Effingham was merged into Ameribank.

     In March 1994, FSB sold substantially all of the assets and liabilities of its Ashburn, Georgia branch to Ashburn Bank. In connection with the sale, FSB transferred deposit liabilities totaling approximately $7,369,000 and assets, consisting primarily of loans, of $4,787,000 and cash of approximately $2,404,000. FSB recognized a gain of approximately $178,000 from the sale before income tax expense. In September of 1994, BCG sold substantially all of the assets and liabilities of First South Bank of Ben Hill County, Fitzgerald, Georgia to Bankers First, FSB. BCG transferred approximately $14,540,000 in deposit liabilities and $3,791,000 in assets, primarily loans, and approximately $10,114,000 in cash to Bankers First, FSB. The gain on the sale of the First South Bank of Ben Hill County assets and liabilities amounted to approximately $636,000 before related income tax expense.

SERVICES

     The BCG Banks are community-oriented, with an emphasis on lending to small businesses and professionals and providing other customary banking services, such as consumer and commercial checking accounts, NOW accounts, savings accounts, certificates of deposit, lines of credit, Mastercard and VISA accounts and money transfers. The BCG Banks finance commercial and consumer transactions, make secured and unsecured loans, including residential mortgage loans, and provide a variety of other banking services.

MARKETS

     The primary markets for FSB are Bibb, Coweta, Johnson, Macon and Peach Counties, Georgia. The primary markets for Ameribank are Effingham and Chatham Counties, Georgia.

DEPOSITS

     The BCG Banks offer a full range of depository accounts and services to both consumers and businesses. At December 31, 1996, the BCG Banks' deposit base, totaling approximately $258.7 million, consisted of approximately $44.7 million in non-interest-bearing demand deposits (17.3% of total deposits), approximately $79.4 million in interest-bearing demand deposits (including money market accounts) (30.7% of total deposits), approximately $9.4 million in savings deposits (3.6% of total deposits), approximately $96.1 million in time deposits in amounts less than $100,000 (37.1% of total deposits), and approximately $29.1 million in time deposits of $100,000 or more (11.3% of total deposits).

LOANS

     The BCG Banks make both secured and unsecured loans to individuals, firms and corporations, and both consumer and commercial lending operations include various types of credit for their customers. Secured loans include first and second real estate mortgage loans. The BCG Banks also make direct installment loans to consumers on both a secured and unsecured basis. At December 31, 1996, consumer, real estate (including mortgage and construction loans) and commercial loans represented approximately 6.0%, 70.6%, and 23.4%, respectively, of the BCG Banks' total loan portfolio. The BCG Banks make a variety of real estate loans, including loans for residential real estate construction, acquisition and development loans, as well as loans for other purposes that are secured by real estate.

     Specific risk elements associated with each of the BCG Banks' lending categories are as follows:

Commercial, financial
   and agricultural              Industry concentrations, inability to monitor
                                   the condition   of collateral (inventory,
                                   accounts receivable and vehicles), lack of borrower management expertise, increased competition, and specialized or obsolete equipment as collateral

   Real estate - construction      Inadequate collateral and long-term
                                   financing agreements

   Real estate - mortgage          Changes in local economy and caps on variable

   Installment loans to            Loss of borrower's employment, changes in
                                     local economy, the inability to monitor
                                     collateral
                                     (vehicle, boats and mobile homes)

LENDING POLICY

       The current lending strategy of each of the BCG Banks is to offer consumer, real estate and commercial credit services to individuals and entities that meet the particular BCG Bank's credit standards. Each BCG Bank provides its lending officers with written guidelines for lending activities. Lending authority is delegated by the Board of Directors of the particular BCG Bank to loan officers, each of whom is limited in the amount of secured and unsecured loans which he or she can make to a single borrower or related group of borrowers.

LOAN REVIEW AND NON-PERFORMING ASSETS

       BCG reviews each of the BCG Bank's portfolio to determine deficiencies and corrective action to be taken. Periodic reviews are conducted of borrowers with total direct and indirect indebtedness of $100,000 or more and of all past-due loans. Past-due loans are reviewed at least monthly by lending officers and a summary report is reviewed monthly by senior management and quarterly by the particular BCG Bank's Board of Directors. The loan review function periodically reviews all relationships over $100,000, whether current or past due. The loan review function reviews significant findings with the Board quarterly. In addition, each BCG Bank maintains internal classifications of problem and potential problem loans.

ASSET/LIABILITY MANAGEMENT

       Each BCG Bank's Board of Directors is charged with establishing policies to manage the assets and liabilities of the particular BCG Bank. Each Board's task is to manage asset growth, net interest margin, liquidity and capital. The Board directs the BCG Bank's overall acquisition and allocation of funds. On a quarterly basis, the Board of each BCG Bank receives a report with regard to the monthly asset and liability funds budget and income and expense budget in relation to the actual composition and flow of funds, the ratio of the amount of rate-sensitive assets to the amount of rate-sensitive liabilities, the ratio of loan loss reserves to outstanding loans, and other variables, such as expected loan demand, investment opportunities, core deposit growth within specified categories, regulatory changes, monetary policy adjustments and the overall condition of the local, state and national economy.

INVESTMENT POLICY

       Each BCG Bank's investment portfolio policy is to maximize income consistent with liquidity, asset quality and regulatory constraints. The policy is reviewed from time to time by the particular BCG Bank's Board of Directors. Individual transactions, portfolio composition and performance are reviewed and approved by the particular BCG Bank's Board of Directors or a committee thereof. The Treasurer of each BCG Bank implements the policy and reports to the BCG Bank's full Board of Directors on a quarterly basis information concerning sales, purchases, resultant gains or losses, average maturity, federal taxable equivalent yields, and appreciation or depreciation by investment categories.

       In general, the BCG Banks' investment policy is to place all securities in the Available for Sale portfolio upon purchase. As of December 31, 1996, substantially all of the BCG Banks' securities were in the Available for Sale security portfolio.

       At December 31, 1996, a substantial portion of the BCG Banks' securities consisted of single maturity, fixed-rate U.S. Treasury and Agency securities with a weighted average maturity of the portfolio of less than five years. Also included in the available for sale portfolio are certain mortgage-backed securities which were purchased by FSB in 1996 and acquired when BCG acquired Effingham. The primary risks in the BCG Banks' securities portfolio consist of:

               Credit risk, or the risk of default of the issuer.
               Substantially all of the securities are in Treasury and Agency securities; therefore, the credit risk is primarily limited to the risk of default of the U.S. Government and its agencies.

               Interest rate risk, or the risk of adverse movements in interest rates on the value of the portfolio. In general, a rise in interest rates will cause the value of the BCG Banks' securities to decline. The longer the maturity of an individual security, the greater the effect of a change in interest rates on its value.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The BCG Banks have had, and expect to have in the future, banking transactions in the ordinary course of business with directors and officers of BCG and the BCG Banks and their associates, including corporations in which such officers or directors are shareholders, directors and/or officers, on the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Such transactions have not involved more than the normal risk of collectibility or presented other unfavorable features. At December 31, 1996, loans to directors and officers and their associates totaled $6,878,000, or 25.74% of total shareholders' equity.

     On November 16, 1988, FSB entered into a lease agreement, as amended on March 12, 1992 (the "Lease"), with William H. Anderson, II, Chairman of the Board of Directors of BCG, pursuant to which Mr. Anderson rents to FSB the office at which the FSB operations center, FSB loan servicing office and BCG's executive offices are located. The initial term of the Lease expired on January 31, 1996, and at that time the term of the Lease was extended to January 31, 2004. Currently, Mr. Anderson receives monthly rental payments of $6,710.84. During the 1996 fiscal year, rental payments by FSB totaled approximately $82,000 under the Lease.

OWNERSHIP OF BCG STOCK

     The following table provides the number of shares and percentages of outstanding shares of BCG Common Stock which were owned at October __, 1997, by the directors and officers of BCG. Percentages of shares beneficially owned are based on ______ shares outstanding at October __, 1997. The total percentage for all directors and officers as a group was based on ______ shares.

     ---------------------------------------------------------------------------------------------------------
                                                    NUMBER OF SHARES AND
                                                    PERCENTAGE BENEFICIALLY
                                                          OWNED (*)
                                                          ---------
     ---------------------------------------------------------------------------------------------------------
      NAME OF BENEFICIAL OWNER                      NUMBER OF SHARES                                PERCENTAGE
      ------------------------                      ----------------                                ----------
     ---------------------------------------------------------------------------------------------------------
      Halstead T. Anderson, II,
      Director                                         38,272/(1)/                                   1.67
     ---------------------------------------------------------------------------------------------------------
      William H. Anderson, II,
      Chairman of the Board and Director              530,911/(2)(3)(4)(5)(6)(7)(8)/                23.23
     ---------------------------------------------------------------------------------------------------------
      Bank Corporation of Georgia Employee Stock
      Ownership Plan                                  283,636/(9)/                                  12.41
     ---------------------------------------------------------------------------------------------------------
      Joseph W. Evans,
      President and Director                          244,305/(16)(17)(18)/                         10.69
     ---------------------------------------------------------------------------------------------------------
      Oliver C. Bateman,
      Director                                        285,886/(10)(11)(12)/                         12.51
     ---------------------------------------------------------------------------------------------------------
      Malcolm L. Butler,
      Director                                        284,140/(11)(13)/                             12.43
     ---------------------------------------------------------------------------------------------------------
      Stephen W. Doughty,
      Executive Vice President                         70,916/(14)/                                  3.10
     ---------------------------------------------------------------------------------------------------------
      Charles B. Evans, Jr.,
      Director                                         22,715/(15)/                                   .59
     ---------------------------------------------------------------------------------------------------------
      W. Carl Joiner, Sr.,
      Director                                        284,411/(11)(19)/                             12.45
     ---------------------------------------------------------------------------------------------------------
      Kenneth D. Sams,
      Director                                         46,625/(20)/                                  2.01
     ---------------------------------------------------------------------------------------------------------
      Southern Trust Corporation                      174,856/(21)/                                  7.65
     ---------------------------------------------------------------------------------------------------------
      Southern Trust Insurance Company                226,338/(22)/                                  9.91
     ---------------------------------------------------------------------------------------------------------
      J. Thomas Wiley, Jr.,
      Executive Vice President                         65,916/(23)/                                  2.88
     ---------------------------------------------------------------------------------------------------------
      All directors and executive officers as a
      group (11 persons)                            1,306,225                                       57.16
     ---------------------------------------------------------------------------------------------------------

* Except as otherwise indicated, the persons named in the above table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Information as to beneficial ownership of common stock has been furnished by the respective persons listed in the above table.

(1) Includes 2,666 shares held in trust for his children over which Mr. Anderson has voting power.
(2) Includes 226,338 shares owned by Southern Trust Insurance Company over which Mr. Anderson has voting power.
(3) Includes 174,856 shares owned by Southern Trust Corporation over which Mr. Anderson has voting power.
(4) Includes 36,458 shares owned by RamBay Corporation over which Mr. Anderson has voting power.
(5)  Includes 23,080 shares held in a Marital Trust for Vivian H. Anderson,
     Mr. Anderson's mother, over which Mr. Anderson has voting power.
(6) Includes 16,800 shares owned by Santee Partners, LTD over which Mr. Anderson has voting power.

(7) Includes 5,682 shares owned by Vivian H. Anderson, Mr. Anderson's mother, over which Mr. Anderson has voting power.
(8)  Mr. Anderson's mailing address is 682 Cherry Street, Macon, Georgia 31210.
(9)  The address of the ESOP is 4951 Forsyth Road, Macon, Georgia 31210.
(10) Includes 500 shares in his son's name over which Mr. Bateman has voting power.
(11) Includes 283,636 shares of Common Stock owned by BCG's Employee Stock Ownership Plan (the "ESOP"), over which Messrs, Bateman, Butler and Joiner exercise voting power over unallocated shares.
(12) Mr. Bateman's mailing address is 2885 Walden Road, Macon, Georgia 31206.
(13) Mr. Butler's mailing address is 115 McIntosh Drive, Savannah, Georgia
     31406.
(14) Includes presently exercisable options to acquire 50,166 shares of Common Stock.
(15) Includes 8,715 shares in his children's name over which Mr. Evans has voting power.
(16) Includes 39,654 shares owned by Howell D. Evans, Mr. Evans' father, over which Mr. Evans has voting power.
(17) Includes presently exercisable options to acquire 35,000 shares of Common Stock.
(18) Mr. Evans' mailing address is P. O. Box 353, Smarr, Georgia 31086.
(19) Mr. Joiner's mailing address is 853 Washington Avenue, Macon, Georgia
     31201.
(20) Includes 45,850 shares owned by Cherokee Brick & Tile Company, over which Mr. Sams has voting power.
(21) The address of Southern Trust Corporation is 682 Cherry Street, Macon, Georgia 31201.
(22) The address of Southern Trust Insurance Company is 682 Cherry Street, Macon, Georgia 31201.
(23) Includes presently exercisable options to acquire 50,166 shares of Common Stock.

                            MANAGEMENT'S DISCUSSION
                      AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS OF BCG

                  Years ended December 31, 1996, 1995 and 1994



     This analysis has been prepared to provide insight into the consolidated financial condition of BCG and addresses the factors which have affected BCG's results of operations. Unless otherwise noted, the financial and other information presented with respect to BCG in this discussion and elsewhere in this Joint Proxy Statement/Prospectus generally includes the accounts of the BCG Banks. BCG's consolidated financial statements and accompanying notes which follow are an integral part of this review and should be read in conjunction with it.

     GENERAL OVERVIEW OF BCG. Net income for 1996 was $3,312,690 as compared to $2,863,658 for 1995. Pretax earnings increased $342,000 over 1995 primarily due to an increase in net interest income of $1,305,000, a decrease in the provision for loan losses of $56,000, an increase in other income of $701,000, offset by increases in salaries and employee benefits of $460,000 and increases in other operating expenses of $1,007,000.

     The following table sets out certain ratios of BCG for the years indicated:

                                           1996    1995    1994
                                          ------  ------  ------
Net income to:
  Average stockholders' equity            13.52%  13.75%  13.33%
  Average assets                           1.17%   1.17%   1.02%
Average equity to average assets           8.62%   8.51%   7.63%

     ASSET QUALITY. The allowance for loan losses represents an amount which, in management's judgement, will be adequate to absorb losses on existing loans that may become uncollectible. The adequacy of the allowance for loan losses is evaluated monthly based on a regular review of the BCG Banks' loan portfolios, with particular emphasis on non-accruing loans, past due loans, and other loans that management believes require attention.

     There was a favorable trend in the amount of loans past due by 90 days or more over the last year. The percentage of these past dues to the total loan portfolio was .39% at December 31, 1996, as compared to .63% at December 31, 1995. The BCG Banks' levels of non-performing assets have decreased from $1,468,000 at December 31, 1995 to $1,040,000 at December 31, 1996, primarily due to reduction of non-accrual loans. Non-performing assets are composed of non-accrual loans (loans on which interest income is no longer being accrued), and foreclosed assets (assets acquired in full or partial satisfaction of debt).

     As a result of management's ongoing review of the loan portfolio, loans are classified as non-accruing when it is not reasonable to expect collection of interest under the original terms. These loans may be classified as non-accruing even though the presence of collateral or the borrower's financial strength may be sufficient to provide for ultimate repayment of principal.

     The following table provides data on the BCG Banks' levels of past due loans as of December 31, 1996 and 1995.

                                 Loans Past Due
                                 (in thousands)
                               As of December 31,
                             1996                        1995
                   ---------------------------------------------
                                  % of                   % of
                     Amount   Total Loans   Amount   Total Loans
                     ------   -----------   ------   -----------
Days Past Due
-------------

Accruing Loans:
       30-90          $1,042      .56%       $1,936      1.20%
       Over 90           225      .12%           30       .02%
                      ------      ---        ------      ----
       Total           1,267      .68%        1,966      1.22%
                      ------      ---        ------      ----
Non-Accruals
       30-90              --       --            --        --
       Over 90           499      .27%          978       .61%
                      ------      ---        ------      ----
       Total             499      .27%          978       .61%
                      ------      ---        ------      ----

Total Loans:
       30-90           1,042      .56%        1,936      1.20%
       Over 90           724      .39%        1,008       .63%
                      ------                 ------      ----


Total                 $1,766      .95%        2,944      1.83%
-----                 ======      ===        ======      ====

     Loans past due on interest and/or principal payments have decreased in dollar terms by $1,168,000 (39.8%) between year end 1995 and 1996. Commercial and commercial real estate loans 90 days or more past due as to principal or interest are transferred to non-accruing status unless fully secured by collateral. In addition, loans past due less than 90 days, which in the opinion of management present significant uncertainty as to collectability of interest, are also placed on non-accrual status. Installment loans and credit lines are charged off when losses become apparent, and in no event later than 120 days after the date on which the balance became past due.

     Although accruing loans over 90 days increased from $30,000 to $225,000 from December 31, 1995 to December 31, 1996, Management believes that this increase is not cause for concern. The amount at December 31, 1995 is considerably low whereas amounts at December 31, 1996 are closer to normal. Management notes that overall past due loans decreased during 1996 from $2,944,000, to $1,766,000 and represented less than 1% of all outstanding credit. In addition, loans over 90 days, accruing and non-accruing decreased from $1,008,000 to $724,000, representing less than 0.4% of all outstanding credit.

     The allowance represents an amount which, in management's judgement, will be adequate to absorb losses on existing loans that may become uncollectible. Management determines the allowance level and its allocation based upon its judgment concerning factors affecting loan quality and its assumptions regarding the economy. Based upon its extensive ongoing review of the loan portfolio, management considers the 1996 year-end allowance for loan losses to be adequate to cover potential losses in the BCG Banks' loan portfolio.

     The following table provides a reconciliation of the allowance for loan losses for the years 1996 and 1995.

                        SUMMARY OF LOAN LOSS EXPERIENCE

                                                                          1996                        1995
                                                                       --------------              ------------
          Balance at beginning of period                               $    2,652,412                 2,316,054
          Charge offs:
           Commercial, financial and agricultural                              15,293                    95,999
           Real estate                                                        167,076                   145,138
           Consumer                                                            78,165                   111,106
                                                                       --------------              ------------

           Total                                                              360,534                   351,334
                                                                       --------------              ------------

          Recoveries:
           Commercial, financial & agricultural                                14,275                    67,905
           Real estate                                                         46,632                    85,879
           Consumer                                                            87,555                    68,903
                                                                       --------------              ------------
           Total                                                              148,462                   222,687
                                                                       --------------              ------------

          Net Charge-offs                                                     212,072                   128,647
          Additions charged to operations                                     409,000                   465,005
                                                                       --------------              ------------

          Balance at end of period                                     $    2,849,340                 2,652,412
                                                                       --------------              ------------

          Ratio of net charge-offs during the
           period to average loans
           outstanding during the period                                         .11%                     .076%
                                                                       --------------              ------------


     The current levels of loans on non-accrual status and the portfolio of other real estate owned impacts earnings as interest is not earned and additional costs are incurred in the disposition of these assets. In order to manage the non-performing assets, management of the BCG Banks has established specific goals for the resolution of all loans on non-accrual status and all other real estate owned.

     EARNING ASSETS. In 1996, earning assets averaged $252.7 million, a 12.7% increase from $224.2 million in 1995. The increase of $28.5 million is comprised mainly of a $22.0 million increase in average loans, and an $8.3 million increase in average federal funds sold offset by a $3.2 million decrease in interest bearing deposits in banks.

     LOANS. Loans are the single-largest component of earning assets, as well as the highest yielding component. Because of their importance, most other assets and liabilities are managed to accommodate the needs of the loan portfolio. At December 31, 1996 and 1995, loans represented 73.4% and 76.6% of interest- earning assets and 64.3% and 68.5%, respectively, of total assets. Net loans increased $8,694,095, or 4.89% in 1996, compared to an increase of 13.32% in 1995.

     BCG's primary emphasis in terms of lending is on commercial business loans, as it attempts to define its market niche and decrease its credit risk exposure. From a marketing perspective, the BCG Banks believe that the credit needs of small business owners are often not handled effectively by smaller banks and are not attractive to larger banks which typically pursue larger credits. This provides an opportunity to the BCG Banks within their markets. From a perspective of credit risk reduction, the BCG Banks' credit standards require that prospective commercial borrower's provide a high probability of adequate cash flow for debt service, as well as commercial real estate collateral and personal guarantees providing secondary loss protection for the BCG Banks. In connection with this increased emphasis on commercial, business, and real estate lending, the BCG Banks increased their commercial, financial and agricultural loan and real estate loan portfolios by $5,482,602 and $20,924,617 during 1996 and 1995, representing increases of 3.7% and 16.2%, respectively.

                                LOAN PORTFOLIO

Types of Loans

     The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan:

                                                      December 31,

                                 1996           1995           1994           1993           1992
                                 ----           ----           ----           ----           ----
Commercial financial and
    agricultural             $ 44,429,766     48,887,045     48,233,626     43,543,134     37,720,179
Real estate construction       23,477,730     19,934,134     20,509,888     11,752,644      4,426,925
Real estate mortgage          110,836,258    100,896,377     80,625,179     85,729,493     89,214,135
Consumer installment
    loans and other            11,425,654     11,756,065     10,516,027     13,668,173     15,190,494
                             ------------   ------------   ------------   ------------   ------------

                              190,169,408    181,473,621    159,884,720    154,693,444    146,551,733
Less:
     Unearned discount           (736,360)      (931,596)      (864,348)      (871,348)    (1,128,716)
     Allowances for loan
         losses                (2,849,340)    (2,652,412)    (2,316,054)    (2,254,768)    (2,149,502)
                             ------------   ------------   ------------   ------------   ------------
                             $186,583,708   $177,889,613   $156,704,318   $151,567,328   $143,273,515
                             ============   ============   ============   ============   ============


            MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES

     Total loans as of the indicated dates are shown in the following table according to maturity classifications (i) one year or less, (ii) after one year through five years and (iii) after five years:

                                                                          December 31,
                                                         1996                                1995
                                                         ----                                ----
Maturity:

One year or less:
 Commercial and financial                           $ 20,882,701                          17,568,246
 Real estate construction                             15,247,261                          15,943,057
 All other loans                                      28,474,341                          38,202,290
                                                    ------------                         -----------
                                                      64,604,303                          71,713,593

After one year through five years:
 Commercial and financial                             14,572,051                          19,989,933
 Real estate construction                              4,655,398                           2,785,602
 All other loans                                      58,895,166                          52,786,717
                                                    ------------                         -----------
                                                      78,122,615                          75,562,252

After five years:
 Commercial and financial                              8,975,014                          11,328,866
 Real estate construction                              3,575,070                           1,205,475
 All other loans                                      34,892,406                          21,663,435
                                                    ------------                         -----------
                                                      47,442,490                          34,197,776

                                                    $190,169,408                         181,473,621
                                                    ============                         ===========

     The following table summarizes loans at the indicated dates with due dates after one year and which have predetermined and floating or adjustable interest rates at the following year ends:

                                                 1996                 1995
                                                 ----                 ----
Predetermined interest rates                 $ 46,444,000         49,852,000
Floating or adjustable interest rates          79,120,000         59,908,000
                                             ------------        -----------

                                             $125,564,000        109,760,000
                                             ============        ===========

                              NON PERFORMING LOANS

     Information with respect to non-accrual, past-due and restructured loans at the indicated date is as follows:

                                                                          December 31,
                                        1996               1995               1994               1993               1992
                                        ----               ----               ----               ----               ----
Non-accrual loans                     $499,000            978,000            529,000            827,000            887,000

Loans contractually past due ninety    225,000             30,000             64,000            903,000            159,000
 days or more as to interest or
 principal payments and still
 accruing

Loans, the terms of which have been          0                  0                  0                  0                  0
 reduction or deferral of interest
 or principal because of
 deterioration in the financial
 position of the borrower

Loans, now current about which               0                  0                  0                  0                  0
 there are serious doubts as to the
 ability of the borrower to comply
 with present loan repayment terms

                             NON-PERFORMING ASSETS

     The following table presents a history of BCG's non-performing assets for the five years ended December 31, 1996.

                                                             Year Ended December 31,

                                         1996           1995           1994            1993           1992
                                         ----           ----           ----            ----           ----
                                                                (dollars in thousands)
Nonaccrual loans                        $  499            978            529             827            887

Loans past due 90 days or more             225             30             64             903            159
                                        ------          -----          -----           -----          -----

Total nonperforming loans                  724          1,008            593           1,730          1,046

Other real estate owned                    541            490            559           1,081          1,108
                                        ------          -----          -----           -----          -----

Total nonperforming assets              $1,265          1,498          1,152           2,811          2,154
                                        ======          =====          =====           =====          =====

     Beginning in 1990, the consolidated financial statements of BCG included the accounts of Americorp. At the time of BCG's acquisition of Americorp in 1990, Americorp had significant asset quality problems. The decline in non-performing assets from 1992 to 1996 was primarily the result of the cleanup of the non-performing assets of Americorp.

     The following table presents a history of amounts of other real estate owned by BCG that are attributable to write downs and sales at year end for the past five years ending December 31, 1996.

                                                              Year Ended December 31,
                                        1996            1995           1994            1993            1992
                                        ----            ----           ----            ----            ----
                                                                (dollars in thousands)
Writedowns of other real estate
  included in results of
  operations                            $ 13             82             61             115              180

Proceeds of sales of other real
  estate                                 265            379            455             197            1,053

                        SUMMARY OF LOAN LOSS EXPERIENCE

     The following table summarizes average loan balances for each year determined by using the daily average balances during the year; changes in the reserve for possible loan losses arising from loans charged off and recoveries on loans previously charged off; and net charge-offs during the period to average loans:

                                                                Year ended December 31,
                                             1996           1995          1994          1993          1992
                                             ----           ----          ----          ----          ----
Average amount of loans
  outstanding                            $190,733,155   168,705,726   156,328,881   139,702,024   137,735,000
                                         ------------   -----------   -----------   -----------   -----------

Balance of allowance for loan
  losses at beginning of
  period                                    2,652,412     2,316,054     2,254,768     2,149,502     2,041,160

Loans charged off:
  Commercial                                 (115,293)      (95,090)     (276,873)     (177,847)     (433,481)
  Real estate                                (167,076)     (145,138)     (106,377)     (317,736)     (101,521)
  Installment                                 (78,165)     (111,106)     (127,710)     (204,778)     (303,547)

                                             (360,534)     (351,334)     (510,960)     (700,361)     (838,549)

Loans recovered:
  Commercial                                   14,275        67,905        56,653       153,433       423,553
  Real estate                                  46,632        85,879       152,989        37,862        50,686
  Installment                                  87,555        68,903        81,601        90,751        92,093
                                         ------------   -----------   -----------   -----------   -----------

                                              148,462       222,687       291,243       282,046       566,332
                                         ------------   -----------   -----------   -----------   -----------

Net charge offs                              (212,072)     (128,647)     (219,717)     (418,315)     (272,217)

Sales of banking units                             --            --      (166,000)           --            --

Additions to allowance
  charged to operating
  expense during period                       409,000       465,005       447,003       523,581       380,559
                                         ------------   -----------   -----------   -----------   -----------

Balance of allowance for loan
  losses at end of period                   2,849,340     2,652,412     2,316,054     2,254,768     2,149,502
                                         ============   ===========   ===========   ===========   ===========

Ratio of net loans charged off
  during the period to
  average loans outstanding                       .11%          .08%          .14%          .30%          .20%

               PERCENT OF LOANS IN EACH CATEGORY TO TOTAL LOANS

     The following table shows each category of loans as a percentage of total loans (gross of unearned interest and the allowance for loan losses) at each year end indicated:

                             1996     1995     1994     1993     1992
                             ----     ----     ----     ----     ----
Commercial, financial and
  agricultural                 23%      27%      30%      28%      26%

Real estate                    71%      67%      63%      63%      64%

Installment                     6%       6%       7%       9%      10%
                             ----     ----     ----     ----     ----
                              100%     100%     100%     100%     100%
                             ====     ====     ====     ====     ====


                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

     The following table shows the allocation of allowance for loan losses among commercial and financial loans, real estate loans, and installment loans at each year end indicated:

                                1996           1995          1994           1993          1992
                                ----           -----         ----           ----          ----
Commercial, financial and
  agricultural               $1,339,190      1,315,861     1,320,612      $ 608,785     1,206,788
Real estate                   1,082,749        741,113       460,197        958,051       249,895
Installment                     427,401        595,438       535,245        687,932       692,819
                             ----------      ---------     ---------     ----------     ---------
                             $2,849,340      2,652,412     2,316,054      2,254,768     2,149,502
                             ==========      =========     =========     ==========     =========

     INVESTMENTS. BCG's investment portfolio constitutes the second-largest component of total earning assets. The portfolio serves several functions such as providing a vehicle for the investment of available funds at relatively attractive rates, furnishing liquidity to meet increased loan demand and supplying securities to pledge as collateral for public funds.

     During 1996, holdings in investment securities increased $3,488,564 or 8.6%. At December 31, 1996, investment securities represented 17.3% of interest-earning assets as compared to 17.4% at December 31, 1995. Securities with a carrying value of approximately $18,433,000 were pledged as collateral for public funds or other purposes as of December 31, 1996.

     Unrealized gains and losses, net of tax, are reported as a separate component of shareholders' equity, in accordance with SFAS No.115. Unrealized gains, net of tax, amounted to approximately $289,000 at December 31, 1996, compared to unrealized gains, net of tax, of approximately $779,000 at December 31, 1995.

     DEPOSITS. Total deposits increased by approximately $34,474,826 or 15.4%, in 1996, compared to increases of $12,531,498 in 1995.

     Non-interest-bearing deposits constituted 17.3% of total deposits at December 31, 1996 versus 16.8% at December 31, 1995. The increase of $6,994,000 from 1995 to 1996 is the result of management's continued marketing efforts to attract non-interest-bearing, fee-generating transaction accounts.

     INTEREST RATE SENSITIVITY. Interest rate sensitivity management seeks to maximize net interest income as a result of changing interest rates, but to do so without subjecting the interest margin to an imprudent degree of risk. BCG attempts to do this by structuring the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute a bank's interest rate sensitivity.

     An indicator of the interest rate sensitivity structure of a financial institution's balance sheet is the difference between its interest rate sensitive assets and interest rate sensitive liabilities, which is referred to as the "gap." BCG attempts to match the behavior of rate sensitive assets and rate sensitive liabilities. While "gap" analysis is a traditional indicator of interest rate risk, management has observed that the historical behavior of certain categories of assets and liabilities vary significantly from those indicated by the "gap". Consequently, it relies more heavily on simulation models as its primary interest rate management tool. Based upon its simulation model, management believes that BCG is not subject to any material risk due to interest rate fluctuations.

     BCG, through application of its asset-liability program believes that a decrease in interest rates would have a negative impact on the net interest margin. BCG has more interest sensitive assets than interest sensitive liabilities, or expects interest rate decreases to have a proportionately larger effect on interest earning assets and interest income.

     The position in interest rate swaps allows the BCG Banks to receive a fixed rate of interest while paying a variable rate based on the three month LIBOR. This position will in essence "convert" the fixed deposit base to a variable deposit base to the extent of notional amounts outstanding on contracts currently in force. At June 30, 1997, notional amounts of $25 million were outstanding with maturities ranging from August 1997 to November 1999.

     The position in interest rate floors will reimburse the BCG Banks on a quarterly basis for decreases in the federal funds rate below rates ranging from 5.00% - 5.50%. Since the BCG Bank's variable loan portfolio floats at rates tied to the federal funds rate, these contracts should replace the income that would otherwise have been lost if the index rate falls below the contractual floor, to the extent of notional amounts outstanding on contracts currently in force. At June 30, 1997, notional amounts of $70 million were outstanding with maturities through May 1999.

The schedule below reflects the gap positions of BCG's consolidated balance sheet as of December 31, 1996.

RATE SENSITIVITY ANALYSIS

                               DECEMBER 31, 1996
                                RATE SENSITIVITY

                                                      IMMEDIATELY                        ONE YEAR
                                                          RATE       TWO TO    91 TO      TO FIVE     OVER FIVE
                                                       SENSITIVE    90 DAYS   365 DAYS     YEARS        YEARS      TOTAL
                                                       ---------    -------   --------     -----        -----      -----
EARNING ASSETS

LOANS                                                 $         -   103,537     30,282        43,986      12,364   190,169

INVESTMENT SECURITIES                                           -     4,497      4,099        31,449       3,872    43,917

FEDERAL FUNDS SOLD                                          5,210         -          -             -           -     5,210

FEDERAL HOME LOAN BANK DEPOSITS                             3,054    15,588          -             -           -    18,642

INTEREST RATE SWAPS                                             -         -          -        25,000           -    25,000

INTEREST RATE FLOORS                                            -    30,000          -             -           -    30,000

                                                    ----------------------------------------------------------------------
TOTAL EARNING ASSETS                                        8,264   153,622     34,381       100,435      16,236   312,938
                                                    ----------------------------------------------------------------------

SUPPORTING SOURCES OF FUNDS

NOW AND MONEY MARKET ACCOUNTS                              79,418         -          -             -           -    79,418

TIME CERTIFICATES OF DEPOSIT                                    -    25,005     65,954        34,206           -   125,165

DEMAND DEPOSIT ACCOUNTS                                    44,709         -          -             -           -    44,709

SAVINGS ACCOUNTS                                            9,406         -          -             -           -     9,406

LONG-TERM DEBT/ BORROWED MONEY                              1,500         -          -             -           -     1,500

INTEREST RATE SWAPS                                             -    25,000          -             -           -    25,000

                                                    ----------------------------------------------------------------------
TOTAL RATE SENSITIVE LIABILITIES                          135,033    50,005     65,954        34,206           -   285,198
                                                    ----------------------------------------------------------------------

PERIODIC GAP - INTEREST EARNING ASSETS (INTEREST
BEARING LIABILITIES)                                     (126,769)  103,617    (31,573)       66,229      16,236

                                                    ----------------------------------------------------------------------

CUMULATIVE GAP - INTEREST EARNING ASSETS (INTEREST
BEARING LIABILITIES)                                     (126,767)  (23,152)   (54,725)       11,504      27,740    27,740

CUMULATIVE RATIO OF INTEREST EARNING ASSETS TO
INTEREST BEARING LIABILITIES                                    6%       87%        78%          104%        110%

     The rate sensitivity table is a form of "gap" analysis. A ratio of interest earning assets to interest bearing liabilities (more interest earning assets repricing in a given period than interest bearing liabilities) greater than 100% suggests that an increase in interest rates have a positive effect and a decrease in interest rates have a negative effect on net interest income. A ratio less than 100% would have the opposite effect.

     Banking regulations currently prohibit the payment of interest on certain types of demand deposits that are classified under the "gap" analysis as "rate sensitive". To the extent that this regulation remains in effect, classifying these deposits as "immediately rate sensitive" understates the benefit to the net interest margin of rising rates and understates the detriment of falling rates to the net interest margin.

     At December 31, 1996, BCG's interest rate sensitive liabilities maturing within one year exceeded interest rate sensitive assets maturing within one year by approximately $54.7 million with non-interest bearing demand deposits classified as "immediately rate sensitive". This equates to a negative gap of 22% of earning assets which is identical to its position at December 31, 1995. If non-interest bearing demand deposits were excluded from the "immediately rate sensitive" category, the negative gap would be reduced to $10.0 million or 4% of earning assets, compared to $11.1 million or 7% at December 31, 1995.

     Since interest rates and yields do not adjust at the same velocity, the interest sensitivity gap is only an indicator of the potential effects of interest rate changes on net interest income.

     LIQUIDITY. Liquidity management involves the ability to meet cash flow requirements of customers who may be depositors making withdrawals or borrowers who require credit funding. BCG's cash flows are generated from interest and fee income, as well as from loan repayments, deposit acquisition, and maturities or sales of investments. BCG's liquidity needs are provided for primarily through short-term securities, and the maturing of loans. Federal funds sold, which averaged approximately $13,943,000 in 1996, represent BCG's primary source of immediate liquidity and are maintained at a level adequate to meet immediate needs. In addition, FSB has an agreement with the Federal Home Loan Bank ("FHLB") which provides additional liquidity. While BCG had no outstanding advances from the FHLB at December 31, 1996, this agreement allows BCG to borrow up to $22,000,000 secured by 1-4 single family residential mortgage loans. Maturities in BCG's loan and investment portfolios are monitored regularly to avoid matching short-term deposits with long-term loans and investments. Other assets and liabilities are also monitored in an effort to provide the proper balance between liquidity, safety and profitability. This monitoring process must be continuous due to the constant flow of cash which is inherent in a financial institution.

     BCG manages its liquidity through changing deposit levels and patterns in loan demand, its current liquidity position, its ability to control funding needs and potential sources of funds. As part of managing liquidity, BCG monitors its loan to deposit ratio on a daily basis. The target ratio is 85%. At December 31, 1996 and 1995 the ratio was 72.1% and 79.3%, respectively.

     BCG experienced an increase of $13,948,592 in cash and cash equivalents during 1996. Operating activities provided $3,059,324, primarily through income from operations of $3,312,690.

     Investing activities provides $715,938 in cash and cash equivalents. Proceeds from calls, maturities, and sales within the securities portfolio provided $16,771,760. These proceeds were offset by purchases of investment securities of $21,021,208, and a net increase in loans of $5,952,803. Also, BCG received $12,687,620 in conjunction with the acquisition of certain assets and liabilities of a banking unit.

     Financing activities provided $10,173,330 of cash and cash equivalents during 1996 due mainly to the net increase in deposits of $17,783,870, offset by the repayment of FHLB advances of $6,100,000.

     CAPITAL RESOURCES AND DIVIDENDS. At December 31, 1996, BCG had capital in excess of regulatory minimums, as measured by its ending equity to assets ratio of 9.21%, compared to 8.56% at December 31, 1995. The increase was primarily the result of an increase in net earnings.

RESULTS OF OPERATIONS-1996 VERSUS 1995

     BCG's net income after minority interest in earnings of AmeriCorp for 1996 was $3,312,690 versus $2,863,658 for 1995, an increase of $449,032. 1996 income was $1.41 per common share versus $1.35 per common share for 1995.

     Net interest income increased $1,305,052 or 9.8% from $13,251,895 in 1995 to $14,556,947 in 1996. The effect of volume changes was to increase net interest income by $1,908,536, and the effect of rate changes was to decrease net interest income by $603,484. Yields on interest earning assets decreased from 10.08% in 1995 to 9.67% in 1996. The cost of interest bearing liabilities decreased from 4.89% to 4.64% over the same period. The effect of these changes was to decrease the net interest spread from 5.19% in 1995 to 5.03% in 1996.

     BCG is a party to interest rate swap agreements for the purpose of hedging against short term decreases in interest rates. The notional amount on agreements outstanding at December 31, 1996 was $25,000,000. The agreements call for BCG to receive fixed rates of interest, averaging 6.32%, while paying variable rates, based on the three month LIBOR. Weighted average rates paid by BCG during 1996 were approximately 5.53%. Reductions in interest expense of $243,000 resulting from the difference in rates have been netted with interest expense on time deposits.

     In addition BCG has purchased interest rate floor contracts with aggregate notional amounts of $30,000,000, maturing in March 1997. Under the terms of the agreement, BCG will be reimbursed on a quarterly basis for decreases in the federal funds rate for any period during the agreement in which the federal funds rate falls below 5.5%. At December 31, 1996, the federal funds rate was 5.25%. Increases in interest income at $58,000 resulting from a drop in the federal funds rate below 5.5% have been netted with interest and fees on loans.

     The provision for loan losses for 1996 was $409,000, compared to $465,005 for 1995. Net charge-offs for 1995 were $129,000 compared to net charge-offs of $212,000 during 1996. The allowance for loan losses at December 31, 1996 and 1995 was $2,849,340 and $2,652,412, respectively. The allowance for loan losses represented 1.50% and 1.46% of gross outstanding loans at December 31, 1996 and 1995, respectively. Nonaccrual loans decreased from $978,000 at December 31, 1995 to $499,000 at December 31, 1996.

     Non-intereste increased by $700,915 or 29.6% from 1995 to 1996. This increase was related to increases in service charge income of $208,773, increases of $38,233 in gains on sale of loans, and increases in miscellaneous other income of $444,639.

     Non-interest expense increased by $1,719,628 or 15.7% from 1995 to 1996. Included in the change is increases in salaries and benefits of $459,480 increases in occupancy expense of $229,855, increases in equipment expense of $22,901, and an increase in other operating expense of $1,007,392 resulting primarily from the opening of several new branches during 1996.

     BCG recognized an income tax provision of $1,158,609 for 1996, compared to a provision of $930,750 for 1995. Reductions in the valuation allowance of $551,956 and $439,294 were recognized in 1996 and 1995, respectively.

RESULTS OF OPERATIONS-1995 VERSUS 1994

     BCG's net income after minority interest in earnings of AmeriCorp for 1995 was $2,863,658 versus $2,309,280 for 1994, an increase of $544,378. 1995 income was $1.35 per common share versus $1.11 per common share for 1994.

     Net interest income increased $2,629,335 or 24.8% from $10,622,560 in 1994 to $13,251,895 in 1995. The effect of volume changes was to increase net interest income by $683,406, and the effect of rate changes was to increase net interest income by $1,945,929. Yields on interest earning assets increased from 8.59% in 1994 to 10.08% in 1995. The cost of interest bearing liabilities increased from 3.97% to 4.89% over the same period. The effect of these changes was to increase the net interest margin to 5.19% in 1995 from 5.11% in 1994.

     During 1995, BCG entered into interest rate swap agreements for the purpose of hedging against short term decreases in interest rates. The notional amount on agreements outstanding at December 31, 1995 was $15,000,000. The agreements call for BCG to receive fixed rates of interest, averaging 7.26%, while paying variable rates, based on the three month LIBOR. Weighted average rates paid by BCG during 1995 were approximately 5.5%. Reductions in interest expense resulting from the difference in rates of $160,000 have been netted with interest expense on time deposits.

     The provision for loan losses for 1995 was $465,005, compared to $447,003 for 1994. Net charge-offs for 1995 were $129,000 compared to net charge-offs of $220,000 during 1994. The allowance for loan losses at December 31, 1995 and 1994 was $2,652,412 and $2,316,054, respectively. The allowance for loan losses represented 1.46% and 1.48% of gross outstanding loans at December 31, 1995 and 1994, respectively. Nonaccrual loans increased from $529,000 at December 31, 1994 to $978,000 at December 31, 1995.

     Non-interest income declined by $513,112 or 17.8% from 1994 to 1995. Included in 1994 non-interest income is $814,035 of non-recurring gains realized from the sale of certain banking units. This decrease was offset in 1995 by increases of $42,097 in gains on sale of loans, and decreases in securities losses of $304,809.

     Non-interest expense increased by $731,881 or 7.1% from 1994 to 1995. Included in the change are increases in salaries and benefits of $723,642, increases in occupancy expense of $35,962, and increases in equipment expense of $92,715, offset by a decrease in other operating expense of $120,438.

     BCG recognized an income tax provision of $930,750 for 1995, compared to a tax benefit of $151,321 for 1994. The net increase in expense for 1995 compared to 1994 was due to the recognition of deferred tax assets of AmeriCorp (through reduction of the valuation allowance) during 1994 of approximately $1,197,000. A reduction in the valuation allowance of approximately $439,000 was recognized in 1995.

     INFLATION. Although inflation affects the growth of total assets, it is difficult to measure its impact precisely. Net income is also affected by inflation, but again there is no simple way to measure its effect on the various types of income and expense. Interest rates and operating expense, in particular, are significantly affected by inflation, but neither the timing nor the magnitude of interest-rate changes coincide with changes in the Consumer Price Index.

     Due to the complexities of measuring the effects of inflation on BCG's consolidated financial statements, management believes that it would be misleading to attempt to quantify those effects.

     ACCOUNTING FOR IMPAIRMENT OF A LOAN. As of January 1, 1995, BCG adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan." SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount, existing at the inception or acquisition of the loan, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. As of January 1, 1995, BCG adopted SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" which amends SFAS 114 to require information about the recorded investment in certain impaired loans and eliminates the provisions of SFAS 114 regarding how a creditor should report income on a impaired loan. SFAS 118 allows creditors to use existing methods for recognizing income on impaired loans, including methods used by certain industry regulators. As of the date of adoption, and as of December 31, 1995, the impact of SFAS 114 and SFAS 118 is not considered material to BCG's consolidated financial statements. Based on the immaterial amount of impaired loans and management's current policies regarding providing for losses on problem loans, there have been no policy changes as a result of the implementation of SFAS 114 and 118.

     RISK ELEMENTS. The allowance for loan losses at December 31, 1996 was $2,849,340 or 7.4% higher than at December 31, 1995. At December 31, 1996 the allowance represented 1.50% of total loans as compared with 1.46% at December 31, 1995. At December 31, 1996 non-performing loans represented .38% of total gross loans as compared with .55% at December 31, 1995. The allowance for loan losses as a percentage of non-performing loans was 394% at December 31, 1996 as compared with 263% at December 31, 1995.

     CAPITAL RESOURCES. Shareholders' equity of $26,722,563 at December 31, 1996 reflects an increase of 20.2% over the same period in 1995, resulting in book value per outstanding common share of $11.78 compared to $10.44 at December 31, 1995. Capital for BCG is above regulatory requirements, with GAAP equity of 9.21% of total assets at December 31, 1996.

     Set forth below are pertinent capital ratios for BCG as of December 31, 1996:

               Minimum Capital Requirement
               ---------------------------
               Consolidated Tier 1 Capital to Risk-based          11.14%/(1)/
                 Assets: 4.00%

               Total Capital to Risk-based                        12.24%/(2)/
                 Assets: 8.00%

               Leverage Ratio (Tier 1 Capital                      9.30%/(3)/
                 to Total Average Assets): 3.00%

/(1)/ Minimum for "Well-Capitalized Banks" = 6%.
/(2)/ Minimum for "Well-Capitalized Banks" = 10%
/(3)/ Minimum for "Well-Capitalized Banks" = 5%.

                            MANAGEMENT'S DISCUSSION
                      AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS OF BCG

                    SIX MONTHS ENDED JUNE 30, 1997 AND 1996


EARNINGS SUMMARY

   Net income for the first six months of 1997 was $1,618,000 or $0.66 per share, compared to $1,666,000 or $0.71 per share for the same period in 1996. Net income for the quarter ended June 30, 1997 was $674,000 or $0.28 per share compared to $882,000 or $0.39 per share for the same period in 1996.

   Net interest income for the six months ended June 30, 1997 increased $421,000 or 5.94% over the same period in 1996. Net interest income for the quarter ended
June 30, 1997 increased $97,000 or 2.68% over the same period in 1996.   These
changes are primarily due to increasing levels in net interest earning assets over the previous periods.

   The net interest margin, as a percentage of average earning assets, increased to 5.56% for the first six months of 1997 as compared to 5.18% for the same
period in 1996.   For the quarter ended June 30, 1997, the net interest margin as a percent of interest earning assets was 5.40% versus 5.09% for the same period in 1996.

   Non-interest income for the six month period ended June 30, 1997 increased $251,000 or 15.37% from 1996 to 1997. Non-interest income for the quarter ended June 30, 1997 increased by $118,000 or 11.89% over the same period in 1996.
The increase was primarily the result of an increase in the gain on sale of loans and premises and equipment over the same periods in 1996.

   Non-interest expense increased by $743,000 in the first six months of 1997 from the same period in 1996, an increase of 11.40%. Non-interest expense increased by $441,000 during the quarter ended June 30, 1997, an increase of 11.76% over the same period in 1996. These increases were primarily due to an increase in salaries and employee benefits over the same periods in 1996. In addition, BCG, and the BCG Banks recorded charges in the quarter ending June 30, 1997 that recognized equipment and processing contracts that became obsolete.

   For the first six months of 1997, return on equity was 11.73% on an annualized basis versus 13.66% for the same period a year earlier. For the quarter ended June 30, 1997, return on equity was 9.80% on an annualized basis
versus 14.02% for the same period in 1996.   These decreases in return on equity
were primarily due to equipment and processing contracts that became obsolete. Return on equity, before the special charges was 14.33% for the six month period and 15.03% for the quarter ended June 30, 1997.

RISK ELEMENTS

   The allowance for loan losses at June 30, 1997 was $2,955,000 or 3.7% and 4.2% higher than at December 31, 1996 and June 30, 1996, respectively. At June 30, 1997, the allowance represented 1.50% of total loans as compared with 1.50% at December 31, 1996 and 1.49% at June 30, 1996. At June 30, 1997 non-performing loans represented .13% of total loans as compared with .39% at December 31, 1996 and .53% at June 30, 1996. The allowance for loan losses as a percentage of non-performing loans was 1206% at June 30, 1997 as compared with 393% at December 31, 1996 and 278% at June 30, 1996.

CAPITAL RESOURCES

   Shareholders' equity of $28,245,000 at June 30, 1997 increased 12.4% over the same period in 1996 resulting in book value per outstanding common share of $12.42 compared to $11.78 at December 31, 1996 and $11.01 at June 30, 1996.
Capital for BCG is above regulatory requirements, with GAAP equity of 9.41% of total assets at June 30, 1997. The increases in shareholders' equity were primarily the result of earnings.

Set forth below are pertinent capital ratios for BCG and the BCG Banks as of June 30, 1997:

                                                     FSB    AMERIBANK    BCG
                                                     ---    ---------    ---
Minimum Capital Requirement
---------------------------
Tier 1 Capital to Risk-based
         Assets: 4.00% (1)                          11.16%    11.70%     12.57%

Total Capital to Risk-based
         Assets: 8.00% (2)                          12.41%    12.77%     13.74%

Leverage Ratio (Tier 1 Capital
         to Total  Average Assets): 3.00% (3)        8.67%     8.60%      9.60%


(1)  Minimum for "Well Capitalized" Banks = 6%
(2)  Minimum for "Well Capitalized" Banks = 10%
(3)  Minimum for "Well Capitalized" Banks = 5%


LIQUIDITY AND INTEREST RATE SENSITIVITY

     Liquidity management involves the ability to meet cash flow requirements of customers who may be depositors making withdrawals or borrowers needing credit funding. BCG's cash flows are generated from interest and fee income, as well as from loan repayments, deposit acquisition, and maturities or sales of investments. BCG's liquidity needs are provided for primarily through short-term securities, and the maturing of loans. Federal funds sold represent BCG's primary source of immediate liquidity and were maintained at a level adequate to meet immediate needs. Federal funds averaged $27,121,000 and $13,941,000 for
the six months ended June 30, 1997 and 1996, respectively.   Federal funds
averaged $29,501,000 and $14,827,000 and for the three months ended June 30, 1997 and 1996, respectively. Maturities in BCG's loan and investment portfolios are monitored regularly to avoid matching short-term deposits with long-term loans and investments. Other assets and liabilities are also monitored to provide the proper balance between liquidity, safety, and profitability. This monitoring process must be continuous due to the constant flow of cash which is inherent in a financial institution.

     BCG manages its liquidity through the volatility of its deposits and patterns in loan demand, its current liquidity position, its ability to control funding needs and potential sources of funds. As part of managing liquidity, BCG monitors its loan to deposit ratio on a daily basis. The target ratio is 85%. At June 30, 1997 the ratio was 73.39%.

     BCG experienced a net decrease in cash and cash equivalents, its primary source of liquidity, of $5,827,000 during the first six months of 1997. Operating activities provided $3,710,000 of funds. Adjustments to net income for non-cash expenses of depreciation, amortization, and provision for loan losses are included in this amount as a net provision of funds. Investing activities used $20,632,000 of funds, primarily due to an increase in loans and purchases of investment securities during the six month period. Financing activities provided net cash of $11,094,000 due to an increase in deposit accounts during the six months ended June 30, 1997.

EXECUTIVE OFFICERS

     Executive officers of BCG are elected by the Board of Directors annually at the first meeting of the Board following the annual meeting of BCG shareholders and hold office until such officers' successors are chosen and qualified, unless they sooner resign or are removed from office by the Board of Directors.

     Information is set forth below with respect to the age, positions with BCG and its subsidiaries, and business experience of the executive officers of BCG as of June 30, 1997.


NAME (AGE)                  PRINCIPAL POSITION AND BUSINESS EXPERIENCE
----------                  ------------------------------------------

Joseph W. Evans (47)         Mr. Evans has been President of BCG since 1980, and
                             was President of FSB until 1991, when he became
                             Chairman of FSB. He is currently a director of BCG, FSB and Ameribank.

Stephen W. Doughty (46)      Mr. Doughty has been a director of FSB since 1985,
                             an executive officer of FSB since 1987, and became
                             President of FSB in 1991. Mr. Doughty has been
                             Executive Vice President of BCG since August 29,
                             1988. He is also a director of Ameribank.

J. Thomas Wiley, Jr. (45)    Mr. Wiley has served as President, CEO and a
                             director of Ameribank since May, 1990. Mr. Wiley is also a director of FSB. Mr. Wiley has served as Executive Vice President for FSB, and a member of its Executive Committee and Board of Directors. He has been an Executive Vice President of BCG since
                             January 1, 1990.

         CERTAIN DIFFERENCES IN THE RIGHTS OF CSBI AND BCG SHAREHOLDERS

     At the Effective Time, BCG shareholders automatically will become shareholders of CSBI, and their rights as shareholders will be determined by CSBI's Articles and Bylaws. The following is a summary of the material differences in the rights of shareholders of CSBI and BCG. CSBI and BCG are both Georgia corporations governed by the GBCC. Except as set forth below, there are no material differences between the rights of security holders of BCG
and CSBI under their respective Articles or Bylaws.    This summary does not
purport to be a complete discussion of, and is qualified in its entirety by reference to the GBCC and the Articles and Bylaws of each entity.

AUTHORIZED CAPITAL STOCK

     CSBI. CSBI is authorized to issue 15,000,000 shares of common stock, $1.00 par value of which 7,767,459 shares were issued and outstanding as of March 31, 1997. As of March 31, 1997, 50,000 shares of CSBI Common Stock were reserved for issuance upon the exercise of outstanding stock options and purchases under the CSBI Incentive Stock Option Plan, 500,000 shares were reserved pursuant to the CSBI Dividend Reinvestment Plan, 100,000 shares were reserved pursuant to the CSBI Employee Stock Ownership Plan, and 5,000 shares were reserved pursuant to options granted to certain executive officers outside the CSBI Option Plan.

     BCG.   BCG is authorized to issue 3,000,000 shares of common stock, $1.00 par value of which 2,268,097 shares were issued and outstanding as of March 31, 1997. As of March 31, 1997, 404,766 shares of BCG Common Stock were reserved for issuance upon the exercise of outstanding stock options and purchases under the BCG Option Plan.

DIRECTORS

     CSBI. The Bylaws of CSBI provide for a Board of Directors having not less than five nor more than 15 members. The number of directors may be increased at any time by the Board of Directors, or by a majority of the vote of the outstanding shares of CSBI Common Stock. Vacancies may be filled for the unexpired term and until the shareholders have elected a successor, by the affirmative vote of a majority of the remaining directors.

     Pursuant to CSBI's Bylaws and Georgia law, any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of voting stock of CSBI. Removal action may be taken at any shareholders meeting with respect to which notice of such purpose has been given. A successor director may be elected to serve the unexpired term at the same meeting.

     BCG. The Bylaws of BCG provide for a board of directors of not less than five nor more than 12 directors. The number of directors may be increased or decreased from time to time by the board of directors by amendment of the Bylaws. Vacancies, but not including vacancies resulting from removal from office by the shareholders, may be filled by a majority vote of the remaining directors, or if no directors are in office, then by election by the shareholders.

     BCG's Bylaws provide for the same method of removal of directors. However, if the vacancy created by the removal is not filled by a shareholder election within 60 days after the removal, the remaining directors shall by majority vote, fill the vacancy.

                       CERTAIN REGULATORY CONSIDERATIONS

HOLDING COMPANY REGULATION GENERALLY

     BCG is a registered bank holding company subject to regulation by the Federal Reserve under the BHC Act. BCG is required to file financial information with the Federal Reserve periodically and is subject to periodic examination by the Federal Reserve.

     The BHC requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) it may acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that it does not already control; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of a bank; and (iii) it may merge or consolidate with any other bank holding company. In addition, a bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of the voting shares of any company engaged in non-banking activities. This prohibition does not apply to activities found by the Federal Reserve, by order or regulation, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation or order to be closely related to banking are: making or servicing loans and certain types of leases; performing certain data processing services; acting as fiduciary or investment or financial advisor; providing discount brokerage services; underwriting bank eligible securities; underwriting debt and equity securities on a limited basis through separately capitalized subsidiaries; and making investments in corporations or projects designed primarily to promote community welfare.

     BCG must also register with the DBF and file periodic information with the DBF. As part of such registration, the DBF requires information with respect to the financial condition, operations, management and intercompany relationships of BCG and the BCG Banks and related matters. The DBF may also require such other information as is necessary to keep itself informed as to whether the provisions of Georgia law and the regulations and orders issued thereunder by the DBF have been complied with, and the DBF may examine BCG.

     BCG is an "affiliate" of the BCG Banks under the Federal Reserve Act, which imposes certain restrictions on (i) loans by the Banks to BCG, (ii) investments in the stock or securities of BCG by the Banks, (iii) the BCG Bank's taking the stock or securities of an "affiliate" as collateral for loans by the BCG Banks to a borrower and (iv) the purchase of assets from BCG by the BCG Banks. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

     The BCG Banks are national banks chartered under the National Bank Act and are subject to examination by the Office of the Comptroller of the Currency (the "OCC"). The OCC regulates or monitors all areas of the BCG Bank's operations and activities, including reserves, loans, mergers, issuance of securities, payments of dividends, interest rates and establishment of branches.

PAYMENT OF DIVIDENDS

     BCG is a legal entity separate and distinct from the BCG Banks. Most of the revenues of BCG result from dividends paid to it by the BCG Banks. There are statutory and regulatory requirements applicable to the payment of dividends by the BCG Banks, as well as by BCG to its shareholders.

     Under the regulations of the OCC, the BCG Banks may declare dividends out of their net profits. The approval of OCC is required if the total of all dividends declared by a national banking association exceed the total of its net profits for the year combined with its retained net profits for the preceding two years.

     The payment of dividends by BCG and the BCG Banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending upon the financial condition of the Banks, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. For 1996, BCG's cash dividend payout to stockholders was 6.8% of net income.

MONETARY POLICY

     The results of operations of the BCG Banks are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the BCG Banks.

CAPITAL ADEQUACY

     The Federal Reserve and the OCC have implemented substantially identical risk-based rules for assessing bank and bank holding company capital adequacy. These regulations establish minimum capital standards in relation to assets and off-balance sheet exposures as adjusted for credit risk. Banks and bank holding companies are required to have (i) a minimum level of total capital (as defined) to risk-weighted assets of 8%; (ii) a minimum Tier One Capital (as defined) to risk-weighted assets of 4%; and (iii) a minimum stockholders' equity to risk-weighted assets of 4%. In addition, the Federal Reserve and the OCC have established a minimum 3% leverage ratio of Tier One Capital to total average assets for the most highly-rated banks and bank holding companies. "Tier One Capital" generally consists of common equity not including unrecognized gains and losses on securities, minority interests in equity accounts of consolidated subsidiaries and certain perpetual preferred stock less certain intangibles.
The Federal Reserve and the OCC will require a bank holding company and a bank, respectively, to maintain a leverage ratio greater than 3% if either is experiencing or anticipating significant growth or is operating with less than well-diversified risks in the opinion of the Federal Reserve. The Federal Reserve and the OCC use the leverage ratio in tandem with the risk-based ratio to assess the capital adequacy of banks and bank holding companies.

     The OCC and the Federal Reserve have proposed amending the capital adequacy standards to provide for the consideration of interest rate risk in the overall determination of a bank's capital ratio, requiring banks with greater interest rate risk to maintain adequate capital for the risk. The proposed revisions are not expected to have a significant effect on BCG's or the BCG Banks' capital requirements, if adopted in their current form.

     Effective December 19, 1992, a new Section 38 to the Federal Deposit Insurance Act implemented the prompt corrective action provisions that Congress enacted as a part of the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "1991 Act"). The "prompt corrective action" provisions set forth five regulatory zones in which all banks are placed largely based on their capital positions. Regulators are required to take increasingly harsh action as a bank's financial condition declines. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank's capital leverage ratio reaches two percent. Better capitalized institutions are generally subject to less onerous regulation and supervision than banks with lesser amounts of capital.

     The FDIC has adopted regulations implementing the prompt corrective action provisions of the 1991 Act, which place financial institutions in the following five categories based upon capitalization ratios: (i) a "well capitalized" institution has a total risk-based capital ratio of at least 10%, a Tier One risk-based ratio of at least 6% and a leverage ratio of at least 5%; (ii) an "adequately capitalized" institution has a total risk-based capital ratio of at least 8%, a Tier One risk-based ratio of at least 4% and a leverage ratio of at least 4%; (iii) an "undercapitalized" institution has a total risk-based capital ratio of under 8%, a Tier One risk-based ratio of under 4% or a leverage ratio of under 4%; (iv) a "significantly undercapitalized" institution has a total risk-based capital ratio of under 6%, a Tier One risk-based ratio of under 3% or a leverage ratio of under 3%; and (v) a "critically undercapitalized" institution has a leverage ratio of 2% or less. Institutions in any of the three undercapitalized categories would be prohibited from declaring dividends or making capital distributions. The FDIC regulations also establish procedures for "downgrading" an institution to a lower capital category based on supervisory factors other than capital. Under the FDIC's regulations, the BCG Banks are "well capitalized" institutions.

     Set forth below are pertinent capital ratios for each of the BCG Banks and BCG as of December 31, 1996.


  Minimal Capital Requirement              BCG      FSB       Ameribank
                                           ---      ---       ---------
Tier One Capital to Risk-based Assets:
4.00%/1/                                   11.14%   11.69%    11.78%

Total Capital to Risk-based Assets:
8.00%/ 2/                                  12.34%   12.94%    12.44%

Leverage Ratio (Tier One Capital to
Total Average Assets): 3.00%/3/             9.30%    8.76%     8.15%



/1/ Minimum required ratio for "well
 capitalized" banks is 6%
/2/ Minimum required ratio for "well
 capitalized" banks is 10%
/3/ Minimum required ratio for "well
 capitalized" banks is 5%

RECENT LEGISLATIVE AND REGULATORY ACTION

     On April 19, 1995, the four federal bank regulatory agencies adopted revisions to the regulations promulgated pursuant to the Community Reinvestment Act (the "CRA"), which are intended to set distinct assessment standards for financial institutions. The revised regulation contains three evaluation tests:
(i) a lending test which will compare the institution's market share of loans in low-and moderate- income areas to its market share of loans in its entire service area and the percentage of a bank's outstanding loans to low-and moderate-income areas or individuals, (ii) a services test which will evaluate the provisions of services that promote the availability of credit to low-and moderate-income areas, and (iii) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community development, small-and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds. The regulation is designed to reduce some paperwork requirements of the current regulations and provide regulators, institutions and community groups with a more objective and predictable manner with which to evaluate the CRA performance of financial institutions. This regulation became effective on January 1, 1996 at which time evaluation under streamlined procedures began for institutions with assets of less than $250 million that are owned by a holding company with total assets of less than $1 billion.

     Congress and various federal agencies (including, in addition to the Bank regulatory agencies, the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice) (collectively, the "Federal Agencies") responsible for implementing the nation's fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions, which it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

     On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes lending discrimination and specify the factors that agencies will consider in determining if lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Credit Opportunity Act and the Fair Housing Act. In the policy statement, three methods of proving lending discrimination were identified: (i) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis, (ii) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person, and (iii) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

     On September 23, 1994, President Clinton signed the Reigle Community Development and Regulatory Improvement Act of 1994 (the "Regulatory Improvement Act"). The Regulatory Improvement Act contains funding for community development projects through banks and community development financial institutions and also numerous regulatory relief provisions designed to eliminate certain duplicative regulations and paperwork requirements.

     On September 29, 1994, President Clinton signed the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Federal Interstate Bill") which amended federal law to permit bank holding companies to acquire existing banks in any state effective September 29, 1995, and any interstate bank holding company is permitted to merge its various bank subsidiaries into a single bank with interstate branches after May 31, 1997. States have the authority to authorize interstate branching prior to June 1, 1997, or alternatively, to opt out of interstate branching prior to that date. The Georgia legislature did not opt out.

     On January 26, 1996, the Georgia Legislature adopted a bill (the "Georgia Intrastate Bill") to permit, effective July 1, 1996, any Georgia bank or group of affiliated banks under one holding company to establish new or additional branch banks in any three counties within the State of Georgia in which it is not currently operating. After July 1, 1998, all restrictions on state-wide branching will be removed. Prior to adoption of the Georgia Intrastate Bill, Georgia only permitted branching via merger or consolidation with an existing bank or in certain other limited circumstances.

     On July 3, 1997, President Clinton signed legislation to clarify that branches of state-chartered banks, operating in host states are covered by the laws of their home chartering state. The Riegle-Neal Amendment Act of 1997 is intended to preserve the dual banking system by having state banks come under only the rules of their chartering states. Other legislation dealing with bank modernization is in various stages of the legislative process and no prediction as to the outcome or the impact of such legislation can be made at this time.

FDIC INSURANCE ASSESSMENTS FOR THE BCG BANKS

     The BCG Banks are subject to FDIC deposit insurance assessments for the Bank Insurance Fund (the "BIF"). In the first five months of 1995, the BCG Banks were assessed $.23 per $100 of deposits, based on a risk-based system whereby banks were assessed on a sliding scale depending upon their placement in nine separate supervisory categories, from $.23 per $100 of deposits for the healthiest banks (those with the highest capital, best management and best overall condition) to as much as $.31 per $100 of deposits for the less-healthy institutions.

     On August 8, 1995, the FDIC lowered the BIF premium for healthy banks 83% from $.23 per $100 in deposits to $.04 per $100 in deposits, while retaining the $.31 level for the riskiest banks. The new rate took effect on September 29, 1995 retroactive to June 1, 1995. On September 15, 1995, the FDIC refunded $119,908 to the BCG Banks for premium overpayments in the second and third quarter of 1995. On November 14, 1995, the FDIC again lowered the BIF premium for healthy banks from $.04 per $100 of deposits to zero for the highest rated institutions (92% of the industry). As a result, the BCG Banks have paid only the legally required annual minimum payment of $2,000 per year for insurance beginning in January 1996. Had the current rates been in effect for all of 1994 and 1995, the annual FDIC insurance premiums paid by the BCG Banks would have collectively been reduced by $588,908.

     On September 29, 1996, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 was enacted (the "1996 Act"). The 1996 Act's chief accomplishment was to provide for the recapitalization of the Savings Association Insurance Fund ("SAIF") by levying a one-time special assessment on SAIF deposits to bring the fund to a reserve ratio equal to $.25 per $100 of insured deposits and to provide that beginning in 1997, BIF assessments would be used to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation ("FICO") bonds issued in the late 1980s as part of the government rescue of the thrift industry. The law provides that BIF assessments for FICO bond payments must be set at a rate equal to 20% of the SAIF rates for such assessments for 1997, 1998 and 1999. After 1999, all FDIC insured institutions will pay the same assessment rates. For the first six months of 1997, the assessment for the FICO bond payments will be $.0132 per $100 of deposits for BIF deposits and $.0648 per $100 of deposits for SAIF deposits.

                                    EXPERTS

     The consolidated financial statements of CSBI as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of BCG at December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 have been included herein and in the registration statement in reliance upon the report of Porter Keadle Moore, LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the shares of CSBI Common Stock being offered hereby is being passed upon for CSBI by Troutman Sanders LLP, Atlanta, Georgia. As of the date of this Joint Proxy Statement/Prospectus, certain members of Troutman Sanders LLP beneficially owned approximately ______ shares of CSBI Common Stock. Troutman Sanders LLP, counsel for CSBI, also will opine as to certain federal income tax consequences of the Merger. See "THE MERGER - Certain Federal
Income Tax Consequences."

                                 OTHER MATTERS

     As of the date of this Joint Proxy Statement/Prospectus, BCG's Board of Directors knows of no matters that will be presented for consideration at the BCG Special Meeting other than as described in this Joint Proxy Statement/Prospectus. However, if any other matter shall come before the BCG Special Meeting or any adjournments thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the Notice of BCG Special Meeting as determined by a majority of the Board of Directors of BCG.

     As of the date of this Joint Proxy Statement/Prospectus, CSBI's Board of Directors knows of no matters that will be presented for consideration at the CSBI Special Meeting other than as described in this Joint Proxy Statement/Prospectus. However, if any other matter shall come before the CSBI Special Meeting or any adjournments thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the Notice of CSBI Special Meeting as determined by a majority of the Board of Directors of CSBI.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                         Page
                                                                                                         ----
BANK CORPORATION OF GEORGIA AND SUBSIDIARIES
  Independent Auditors' Report                                                                           F-1
  Consolidated Balance Sheets - December 31, 1996 and 1995                                               F-2
  Consolidated Statements of Income - Years ended December 31, 1996, 1995, and 1994                      F-3
  Consolidated Statements of Shareholders' Equity - Years ended December 31, 1996, 1995, and 1994        F-4
  Consolidated Statements of Cash Flows - Years ended December 31, 1996, 1995, and 1994                  F-5
  Notes to Consolidated Financial Statements - December 31, 1996, 1995, and 1994                         F-7

  Consolidated Balance Sheets - June 30, 1997 and December 31, 1996                                      F-29
  Consolidated Balance Sheets - June 30, 1997 and 1996                                                   F-30
  Consolidated Statements of Earnings -Six Months ended June 30, 1997 and 1996                           F-31
  Consolidated Statements of Earnings - Three Months ended June 30, 1997 and 1996                        F-32
  Consolidated Statements of Cash Flows - Six Months ended June 30, 1997 and 1996                        F-33
  Notes to Consolidated Financial Statements - Six Months ended June 30, 1997 and 1996                   F-34

BCG FINANCIAL STATEMENTS.


              REPORT OF INDEPENDENT CERTIFIED  PUBLIC ACCOUNTANTS


The Board of Directors and Shareholders
Bank Corporation of Georgia
Macon, Georgia


     We have audited the accompanying consolidated balance sheets of Bank Corporation of Georgia and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bank Corporation of Georgia and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                              PORTER KEADLE MOORE, LLP


                              /s/ Porter Keadle Moore, LLP


                              Successor to the practice of
                              Evans, Porter, Bryan & Co.

Atlanta, Georgia
March 5, 1997, except for note 14, as to which the date is July 11, 1997.

                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          DECEMBER 31, 1996 AND 1995

                                    ASSETS
                                    ------

                                                                                                                       1995
                                                                                                                     (Restated
                                                                                                 1996                 Note 2)
                                                                                                 ----                 -------
Cash and due from banks                                                                      $ 34,027,974          $ 11,429,382

Federal funds sold                                                                              5,210,000            13,860,000

     Cash and cash equivalents                                                                 39,237,974            25,289,382

Investment securities available for sale                                                       42,828,598            39,293,305
Investment securities                                                                           1,088,719             1,135,448
Loans, net                                                                                    186,583,708           177,889,613
Premises and equipment, net                                                                     9,801,980             7,923,567
Accrued interest receivable                                                                     2,333,047             2,072,351
Other assets                                                                                    8,380,296             6,068,104
                                                                                             ------------          ------------

                                                                                             $290,254,322           259,671,770
                                                                                             ============          ============
                                               Liabilities and Shareholders' Equity
                                               ------------------------------------
Deposits:
     Demand                                                                                  $ 44,709,405            37,715,723
     NOW and money-market accounts                                                             79,417,686            58,326,538
     Savings                                                                                    9,405,878             8,757,760
     Time                                                                                     125,165,463           119,423,585
                                                                                             ------------          ------------

          Total deposits                                                                      258,698,432           224,223,606

Accrued expenses and other liabilities                                                          3,333,327             2,933,120
Notes payable                                                                                   1,500,000             2,770,809
Federal Home Loan Bank advances                                                                         -             6,100,000
                                                                                             ------------          ------------

          Total liabilities                                                                   263,531,759           236,027,535

Minority interest                                                                                       -             1,409,943
                                                                                             ============          ============
Shareholders' equity:
     Common stock, $1 par value; 3,000,000 shares authorized; 2,284,864 and
      2,128,774 shares issued, respectively                                                     2,284,864             2,128,774

     Additional paid-in capital                                                                 6,170,157             4,507,789
     Retained earnings                                                                         18,286,889            15,200,657
     Net unrealizable gain (loss) on investment securities available for sale, net of tax
                                                                                                  288,689               779,421
     Unearned employee stock ownership plan shares                                               (196,496)             (270,809)
     Common stock in treasury, at cost, 16,767 shares                                            (111,540)             (111,540)
                                                                                             ------------          ------------

          Total shareholders' equity                                                           26,722,563            22,234,292
                                                                                             ------------          ------------

                                                                                             $290,254,322           259,671,770
                                                                                             ============          ============

See accompanying notes to consolidated financial statements.

                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                               1995                1994
                                                                          1996              (Restated           (Restated
                                                                          ----                Note 2)             Note 2)
                                                                                            ---------           ---------
Interest income:

     Interest and fees on loans                                        $20,526,340          18,820,191          15,456,899
     Interest on Federal Home Loan Bank deposits                            28,058             225,362             544,223
     Interest on federal funds sold                                        740,545             315,337              26,973
     Interest on investment securities:
          U.S. Treasury and Government agencies                          2,987,276           3,077,478           1,699,052
          State and municipal                                               11,374              28,755              53,068
          Other                                                            141,269             120,542              89,230
                                                                       -----------         -----------         -----------

               Total interest income                                    24,434,862          22,587,665          17,869,445

Interest expense                                                         9,877,915           9,335,770           7,246,885
                                                                       -----------         -----------         -----------

Net interest income                                                     14,556,947          13,251,895          10,622,560
Provision for loan losses                                                  409,000             465,005             447,003
                                                                       -----------         -----------         -----------

               Net interest income after provision for loan losses      14,147,947          12,786,890          10,175,557
                                                                       -----------         -----------         -----------

Other income:
     Service charges and fee income                                      1,609,247           1,400,474           1,430,142
     Securities gains (losses), net                                         (1,497)            (10,767)           (315,576)
     Gains on sales of loans                                               162,032             123,799              81,702
     Miscellaneous                                                       1,299,136             854,497             870,812
     Gains on sales of banking units                                            --                  --             814,035
                                                                       -----------         -----------         -----------

          Total other income                                             3,068,918           2,368,003           2,881,115
                                                                       -----------         -----------         -----------

Other expenses:
     Salaries and employee benefits                                      6,675,921           6,216,441           5,492,799
     Occupancy                                                           1,190,952             961,097             925,135
     Equipment                                                             691,909             669,008             576,293
     Other operating                                                     4,139,871           3,132,479           3,252,917
                                                                       -----------         -----------         -----------

          Total other expenses                                          12,698,653          10,979,025          10,247,144
                                                                       -----------         -----------         -----------

Earnings before income taxes and minority
     interest in earnings of subsidiary                                  4,518,212           4,175,868           2,809,528

Income taxes (benefit)                                                   1,158,609             930,750            (151,321)
                                                                       -----------         -----------         -----------

Earnings before minority interest in earnings of subsidiary              3,359,603           3,245,118           2,960,849
Minority interest in earnings of subsidiary                                 46,913             381,460             651,569
                                                                       -----------         -----------         -----------

Net earnings                                                           $ 3,312,690           2,863,658           2,309,280
                                                                       ===========         ===========         ===========
Net earnings per share:
     Primary                                                                 $1.41               $1.35               $1.11
     Fully diluted                                                           $1.41               $1.34               $1.10

Weighted average number of shares outstanding:
     Primary                                                             2,344,764           2,114,930           2,077,211
       Fully diluted                                                     2,341,815           2,129,550           2,103,317

See accompanying notes to consolidated financial statements.

                  BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                            NET UNREALIZED GAIN
                                                                ADDITIONAL                  (LOSS) ON SECURITIES
                                                                   PAID-        RETAINED    AVAILABLE FOR SALE,      UNEARNED
                                                 COMMON STOCK   IN CAPITAL      EARNINGS        NET OF TAX          ESOP SHARES
                                                 ------------   ----------      --------        ----------          -----------
Balance, December 31, 1993, as previously
 reported                                          $1,081,500    1,269,608     12,372,757                 -            (520,904)
Adjustment in connection with pooling of
 Interest (note 2)                                    188,703    2,986,767     (1,234,540)                -                   -
                                                   ----------    ---------     ----------       -----------         -----------

Balance, December 31, 1993, as restated             1,270,203    4,256,375     11,138,217                 -            (520,904)
Cumulative effect of accounting change for
 investment securities net of tax                           -            -              -            35,209                   -
Issuance of common stock                                1,333       12,164              -                 -                   -
Release of unearned ESOP shares                             -            -              -                 -             220,005
Cash dividends paid                                         -            -       (107,324)                -                   -
Purchase of treasury stock                                  -            -              -                 -                   -
Net earnings                                                -            -      2,309,280                 -                   -
Change in unrealized loss on securities
 available for sale, net of tax                             -            -              -          (273,478)
Minority interest in unrealized loss on
 available for sale securities at AmeriCorp                 -            -              -            17,223                   -
                                                   ----------    ---------     ----------       -----------         -----------

Balance, December 31, 1994                          1,271,536    4,268,539     13,340,173          (221,046)           (300,899)
Stock split effected in the form of a 75%
 stock dividend                                       812,013            -       (812,013)                -                   -
Issuance of common stock (note 2)                      45,225      239,250              -                 -                   -
Release of unearned ESOP shares                             -            -              -                 -              30,090
Cash dividends paid                                         -            -       (191,161)                -                   -
Net earnings                                                -            -      2,863,658                 -                   -
Change in unrealized gain (loss) on securities
 available for sale, net of tax                             -            -              -         1,126,180                   -
Minority interest in unrealized gain on
 available for sale securities at AmeriCorp                 -            -              -          (125,713)                  -
                                                   ----------    ---------     ----------       -----------         -----------

Balance, December 31, 1995                          2,128,774    4,507,789     15,200,657           779,421            (270,809)
Issuance of common stock                                6,875       26,323              -                 -                   -
Release of unearned ESOP shares                             -            -              -                 -              74,313
Cash dividends paid                                         -            -       (226,458)                -                   -
Net earnings                                                -            -      3,312,690                 -                   -
Issuance of common stock in conjunction
 with the acquisition of AmeriCorp                    149,215    1,636,045              -                 -                   -
Change in unrealized gain on securities
 available for sale, net of tax                                                                    (490,732)
                                                   ----------    ---------     ----------       -----------            --------

Balance, December 31, 1996                         $2,284,864    6,170,157     18,286,889           288,689            (196,496)
                                                   ==========    =========     ==========       ===========            ========

                                               TREASURY STOCK    TOTAL
                                               --------------    -----
Balance, December 31, 1993, as previously
 reported                                         (17,940)     14,185,021
Adjustment in connection with pooling of
 Interest (note 2)                                      -       1,940,930
                                                 --------      ----------
Balance, December 31, 1993, as restated           (17,940)     16,125,951
Cumulative effect of accounting change for
 investment securities net of tax                       -          35,209
Issuance of common stock                                -          13,497
Release of unearned ESOP shares                         -         220,005
Cash dividends paid                                     -        (107,324)
Purchase of treasury stock                        (93,600)        (93,600)
Net earnings                                            -       2,309,280)
Change in unrealized loss on securities
 available for sale, net of tax                         -        (273,478)
Minority interest in unrealized loss on
 available for sale securities at AmeriCorp             -          17,223
                                                 --------
Balance, December 31, 1994                       (111,540)     18,246,763
Stock split effected in the form of a 75%
 stock dividend                                         -               -
Issuance of common stock (note 2)                       -         284,475
Release of unearned ESOP shares                         -          30,090
Cash dividends paid                                     -        (191,161)
Net earnings                                            -       2,863,658
Change in unrealized gain (loss) on securities
 available for sale, net of tax                         -       1,126,180
Minority interest in unrealized gain on
 available for sale securities at AmeriCorp             -        (125,713)
                                                 --------      ----------

Balance, December 31, 1995                       (111,540)     22,234,292
Issuance of common stock                                -          33,198
Release of unearned ESOP shares                         -          74,313
Cash dividends paid                                     -        (226,458)
Net earnings                                            -       3,312,690
Issuance of common stock in conjunction
 with the acquisition of AmeriCorp                      -       1,785,260
Change in unrealized gain on securities
 available for sale, net of tax                                  (490,732)
                                                 --------      ----------

Balance, December 31, 1996                       (111,540)     26,722,563
                                                 ========      ==========

See accompanying notes to consolidated financial statements.

                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                               1995          1994
                                                                                            (Restated     (Restated
                                                                                1996         Note 2)       Note 2)
                                                                                ----        ---------     ---------
Cash flows from operating activities (net of effects of bank sales and acquisitions):
   Net earnings                                                              $ 3,312,690     2,863,658     2,309,280
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation                                                                708,943       689,894       612,299
       Amortization and accretion, net                                           (99,149)     (485,050        97,139
       Minority interest in earnings of subsidiary                                46,913       381,460       651,569
       Provision for loan losses                                                 409,000       465,005       447,003
       Provision for losses on other real estate owned                            13,344        82,214        60,782
       Provision for deferred taxes                                              104,810       (36,895)     (967,788)
       Loss (gain) on sale of securities, net                                      1,497        10,767       315,576
       Loss (gain) on sale of other real estate, net                              (5,631)     (104,282)       (4,643)
       Gains on sales of banking units                                                 -             -      (814,035)
       Loss (gain) on sale of premises and equipment                                   -       (79,781)        4,099
       Change in assets and liabilities:
           Interest receivable and other assets                               (1,897,744)     (636,917)     (971,780)
           Interest payable                                                     (169,828)      341,357       461,411
           Accrued expenses and other liabilities                                634,479       (15,374)       82,740
                                                                             -----------   -----------   -----------

           Net Cash provided by operating activities                           3,059,324     3,476,056     2,283,652
                                                                             -----------   -----------   -----------

Cash flows from investing activities (net of effects of bank sales and acquisitions):
      Proceeds from sales of investment securities available for sale          9,526,180     2,419,286    19,163,119
      Proceeds from calls and maturities of investment securities                 51,500       774,000       393,229
      Proceeds from calls and maturities of investment securities
         available for sale                                                    7,194,080    20,938,152    25,624,058
      Purchase of investment securities available for sale                   (21,021,208)  (19,976,840)  (52,166,887)
      Proceeds from sale of other real estate owned                              265,196       379,339       454,998
      Improvements to other real estate owned                                          -       (61,945)      (28,187)
      Purchase of premises and equipment                                      (2,034,627)   (1,118,436)   (1,708,982)
      Cash received in acquisition of banking units                           12,687,620             -             -
      Cash paid upon the sales of banking units                                        -             -   (12,517,604
      Net increase in loans                                                   (5,952,803)  (21,355,439)  (13,817,922)
                                                                             -----------   -----------   -----------

           Net cash provided (used) by investing activities                      715,938   (18,001,383)  (34,604,178)
                                                                             -----------   -----------   -----------

                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                                    1995                 1994
                                                                                                 (Restated            (Restated
                                                                             1996                 Note 2)              Note 2)
                                                                             ----                ----------           ----------
Cash flows from financing activities (net of effects of
  bank sales and acquisitions):
     Net increase in deposits                                               17,783,870            12,531,499          37,809,430
     Repayment of notes payable                                             (1,000,000                     -            (500,000)
     Repayment of ESOP debt                                                   (196,496)                    -                   -
     Proceeds from FHLB advances                                                     -             6,100,000                   -

     Repayments of FHLB advances                                            (6,100,000)           (5,000,000)                  -
     Dividends paid                                                           (226,458              (191,161)           (107,324)
     Distributions to dissenting shareholders                                 (120,784                     -                   -
     Proceeds from issuance of common stock                                     33,198               284,475              13,497
     Purchase of treasury stock                                                      -                     -             (96,300)
                                                                           -----------            ----------          ----------

                       Net cash provided by financing activities            10,173,330            13,724,813          37,122,003
                                                                           -----------            ----------          ----------

Net increase (decrease) in cash and cash equivalents                        13,948,592              (801,014           4,801,477

Cash and cash equivalents at beginning of year                              25,289,382            26,090,396          21,288,919
                                                                           -----------            ----------          ----------

Cash and cash equivalents at end of year                                $   39,237,974            25,289,382          26,090,396
                                                                           ===========            ==========          ==========

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest                                                           $    9,867,345             8,994,413           6,785,474
     Income taxes                                                       $    1,279,700             1,149,000             990,000

Supplemental schedule of noncash investing
  and financing activities:
     Change in unrealized gain (loss) on investment
         securities available for sale, net of tax, including
       $108,489 in 1996 previously attributed to the minority interest  $     (599,221)            1,000,467            (221,046)

     Transfers of loans to other real estate owned                      $      132,000               411,247             637,612
     Transfer of premises and equipment
         to other real estate owned                                     $      187,294                     -                   -
     Financed sales of other real estate owned                          $        4,472               436,493             635,609
     Increase (decrease) in unearned ESOP Shares                        $      (74,313)              (30,090)           (220,005)
     Deposit liabilities disposed in sale of banking units              $            -                     -          21,909,276
     Assets disposed in sale of banking units, other than cash          $            -                     -           8,577,637
     Assets acquired in bank                                                (4,325,812)                    -                   -
     Liabilities assumed in bank acquisitions                           $   17,013,432                     -                   -
     Issuance of common stock in conjunction with the
          purchase of the remaining minority interest of
          AmeriCorp, Inc. resulting in goodwill of $504,325             $    1,785,260                     -                   -

See accompanying notes to consolidated financial statements.

                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of the Company and its subsidiaries, and the methods of applying these principles, conform with generally accepted accounting principles and with general practice within the banking industry. The more significant accounting policies are described in this summary.

     In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the year. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in an operating cycle of one year include, but are not limited to, the determination of the allowance for loan losses, the valuation of any real estate acquired in connection with foreclosures or in satisfaction of loans, and valuation allowances associated with the realization of deferred tax assets which are based on future taxable income.

     CONSOLIDATION

     The consolidated financial statements include the accounts of Bank Corporation of Georgia (the "Company") and its wholly-owned bank subsidiaries, First South Bank, N.A. ("FSB"), First South Bank of Coweta County, N.A. ("Coweta"), First South Bank of Middle Georgia, N.A. ("Middle Georgia") and First South Bank of Ben Hill County, N.A. ("Ben Hill"). During 1996, Coweta and Middle Georgia were merged with FSB. During 1994, the Company sold Ben Hill and the Ashburn, Georgia branch of FSB.

     The financial statements also include the accounts of AmeriCorp, Inc. ("AmeriCorp") and its wholly-owned bank subsidiary AmeriBank, N.A. ("AmeriBank"). During 1996, AmeriCorp was dissolved upon the Company's purchase of the remaining minority interest, and AmeriBank became a wholly-owned subsidiary of the Company.

     In consolidation, all significant intercompany accounts and transactions have been eliminated.

     CASH AND CASH EQUIVALENTS

     Cash equivalents include amounts due from banks, interest-bearing deposits with other banks due within three months, federal funds sold and overnight investments with the Federal Home Loan Bank.

     Included in cash and due from banks are interest bearing deposits with the Federal Home Loan Bank amounting to $18,642,250 and $44,751 at December 31, 1996 and 1995, respectively.

     INVESTMENT SECURITIES AND INVESTMENT SECURITIES AVAILABLE FOR SALE

     The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities ("Investment Securities") are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale ("Securities AFS").

     Securities AFS are recorded at fair value. Investment securities are recorded at cost, adjusted for the amortization of premiums or accretion of discounts. Unrealized holding gains and losses, net of the related tax effect, on Securities AFS are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value

                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

     INVESTMENT SECURITIES AND INVESTMENT SECURITIES AVAILABLE FOR SALE,
     CONTINUED

     at the date of transfer. Unrealized holding gains or losses associated with transfers from Investment Securities to Securities AFS are recorded as a separate component of shareholders' equity. The unrealized holding gains or losses included in the separate component of shareholders' equity for securities transferred from Securities AFS to Investment Securities are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security. A decline in the market value of any Investment Securities or Securities AFS below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as Securities AFS and Investment Securities are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     LOANS

     Loans are stated at the principal amount outstanding, net of unearned interest and the allowance for loan losses. Interest income on loans is recognized on the effective yield method. Nonrefundable loan fees and certain direct loan origination costs are accounted for in accordance with Statement of Financial Accounting Standard (SFAS) No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." SFAS No. 91 requires recognition of loan origination fees, net of direct costs, over the life of the related loan as an adjustment to yield.

     Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure" in regards to accounting for impaired loans. A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. The adoption of these standards had no material effect on earnings.

     The Banks are parties to agreements with the Federal Home Loan Bank of Atlanta, ("FHLB"). The agreements allow for advances by the FHLB at varying rates, secured by the Bank's stock in the FHLB, and certain 1-4 family, first mortgage loans, up to 75% of the outstanding balances of these residential loans. No advances were outstanding at December 31, 1996. At December 31, 1995, the Banks had total advances of $6,100,000.

     UNEARNED DISCOUNT

     The unearned discount on loans purchased is recognized over the remaining lives of the loans using the effective yield method.

     ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance represents an amount which, in management's judgement, will be adequate to absorb losses on

                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES existing loans that may become uncollectible. Management's judgement in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans.

     Management's judgement in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on judgments different than those of management.

     PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost, less accumulated depreciation. Major additions and improvements are charged to the property accounts while replacements, maintenance and repairs, which do not improve or extend the life of respective assets, are expensed currently. When property is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is recognized. Depreciation expense is computed principally on the straight-line method over the following estimated useful lives:

          Buildings and improvements              15 - 40 years
          Furniture, fixtures and equipment        5 - 10 years
          Computer equipment                       3 - 5 years

     INTANGIBLE ASSETS

     The unamortized cost in excess of fair value of net assets acquired in bank acquisitions ("goodwill") amounted to approximately $1,323,000 and $394,000 at December 31, 1996 and 1995, respectively. Goodwill is being amortized on a straight-line basis with periods ranging from 15 to 25 years.

     401(K) PLAN

     The Company has a retirement plan qualified pursuant to Internal Revenue Code Section 401(k) ("401(k) Plan"). The 401(k) Plan covers substantially all employees subject to certain minimum age and service requirements. Contributions to the plan by employees is voluntary; however, the Company will match a minimum of 25% of the employee's contributions. Contributions to the plan charged to expense for the years ended December 31, 1996, 1995 and 1994 amounted to approximately $81,000, $153,000 and $151,000, respectively.

                  BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

     EMPLOYEE STOCK OWNERSHIP PLAN

     The Company sponsors a leveraged employee stock ownership plan ("ESOP") that covers substantially all employees subject to certain minimum age and service requirements. The Company makes contributions to the ESOP which the plan trustee is required to use to make loan principal and interest payments. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6 (SOP 93- 6). Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the statement of financial position. All shares held by the Company's ESOP plan are considered "old ESOP" shares as defined by SOP 93-6; therefore, as shares are released from collateral, the Company reports compensation expense equal to the cost of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $74,300, $69,800 and $64,600 for years ended December 31, 1996, 1995 and 1994, respectively. The ESOP shares as of December 31 were as follows:

                                                  1996              1995
                                                  ----              ----
         Allocated shares                        244,808           233,577
         Unreleased shares                        38,828            50,059
                                                 -------           -------

         Total ESOP shares                       283,636           283,636
                                                 -------           -------

         Fair value of unreleased shares       $ 651,000           726,000
                                                 =======           =======

     INCOME TAXES

     The Company accounts for income taxes pursuant to the asset and liability method which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Additionally, the method requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

                  BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

     INTEREST RATE RISK MANAGEMENT

     As part of the Company's overall interest rate risk management, the Company uses interest rate swaps and interest rate floors. These contracts are designated by the Company as hedges of interest rate exposures, and interest income or expense derived from these contracts is recorded over the life of the contract as an adjustment to interest income or expense.

     NET EARNINGS PER SHARE

     Net earnings per share are based on the weighted average number of shares outstanding during each year including consideration of stock options, which represent common stock equivalents. It is assumed that all dilutive stock options are exercised at the beginning of the year and that the proceeds are used to purchase shares of the Company's common stock. The average market price during each year is used to compute equivalent shares assumed to be acquired for primary earnings per share, whereas year-end prices are used for fully diluted per-share amounts. Unearned ESOP shares are not considered outstanding for purposes of earnings per share.

(2)  ACQUISITIONS AND SALES

     In November 1990, the Company acquired a 25% interest in the common stock of AmeriCorp through the purchase of newly issued shares of AmeriCorp. During 1992, the Company increased its ownership interest to 34% and in December 1993 further increased its ownership to 67%. These investments in AmeriCorp comprised both cash invested by the Company and stock issued by AmeriCorp for management fees and accrued interest payable to the Company. In March 1996, the Company issued 149,215 of its $1 par value common stock in exchange for all of the remaining outstanding shares of AmeriCorp and additionally paid certain acquisition costs. Dissenting and fractional AmeriCorp shareholders were paid $67,432. The Company accounted for this transaction, as well as incremental stock purchases, using the purchase method. The reported purchase price for AmeriCorp was based on the fair market value of the assets acquired and liabilities assumed as of the closing dates, and the results of all operations have been included in the consolidated financial statements since the initial 1990 acquisition, net of respective minority interests for each year.

     The Company had also made investments in AmeriCorp through the purchase of preferred stock. The preferred stock, which was not convertible into common stock, required the payment of dividends in cash or additional preferred stock at a fixed rate of 8%. It was redeemable at the option of AmeriCorp and contained liquidation preferences at par value.

     At the time that the remaining AmeriCorp common stock was acquired in 1996, the Company liquidated AmeriCorp through the payment of dividends-in-kind of the remaining net assets of AmeriCorp including its investment in its wholly-owned subsidiary, AmeriBank, and cancelled AmeriCorp's common and preferred stock.

     In February 1996, AmeriBank acquired certain assets and assumed certain liabilities of the Victory Drive branch in Savannah, Georgia of Bank South, N.A. As the result of the assumption of certain deposit and other liabilities and the purchase of certain loans and other assets, AmeriBank received $12,687,620 at closing. The excess purchase price over fair value of the net liabilities assumed (goodwill) was approximately $355,000 and is being amortized over 15 years using the straight line method.

                  BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

     In June 1996, the Company acquired all of the outstanding common stock of Effingham Bank & Trust ("Effingham"), a $25 million commercial bank located in Rincon, Georgia in exchange for 204,928 shares of its $1 par value common stock and approximately $53,352 paid for dissenting and fractional shares. The number of shares exchanged for Effingham stock included 16,225 shares exchanged for Effingham shares under options which were exercised during 1995 prior to the merger. The acquisition was accounted for as a pooling of interests and, accordingly, the consolidated financial statements for all periods presented have been restated to include the financial position and results of operations as if the combination had occurred on January 1, 1994.

     The following is a reconciliation of the amounts of net interest income and net earnings previously reported with the restated amounts:

                                                        1996              1995             1994
                                                        ----              ----             ----
     Net interest income:
     The Company as previously reported in
     1995 and 1994                                  $ 13,375,522       12,006,769        9,575,324

     Effingham                                         1,115,425        1,245,126        1,047,236
                                                      ----------       ----------       ----------
     As restated                                    $ 14,490,947       13,251,895       10,622,560
                                                      ==========       ==========       ==========

     Net earnings (loss):
     The Company as previously reported in
     1995 and 1994                                  $  3,379,969        3,017,831        2,229,400

     Effingham                                           (67,279)        (154,173)          79,880
                                                      ----------       ----------       ----------
     As restated                                    $  3,312,690        2,863,658        2,309,280
                                                      ==========       ==========       ==========

     In March 1994, FSB sold substantially all the assets and liabilities of its Ashburn banking unit to Ashburn Bank. The sale resulted in a cash payment to Ashburn Bank of approximately $2,404,000 and a transfer of deposit liabilities of $7,369,000 and assets, consisting primarily of loans, of $4,787,000. FSB recognized a gain of approximately $178,000 as a result of this sale.

     In September 1994, the Company sold substantially all the assets and liabilities of Ben Hill to Bankers First. The sale resulted in a cash payment to Bankers First of approximately $10,114,000 and a transfer of deposit liabilities of $14,540,000 and assets, consisting primarily of loans, of $3,791,000. The gain on this sale amounted to $636,000.

                  BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(3)    INVESTMENT SECURITIES

       Investment Securities and Securities AFS at December 31, 1996 and 1995 are as follows:

                                                                  Gross         Gross        Estimated
                                                Amortized      Unrealized     Unrealized       Fair
                                                  Cost            Gains         Losses         Value
                                                  ----            -----         ------         -----
     INVESTMENT SECURITIES:
       December 31, 1996:
         U.S. Treasury and
           U.S. Government agencies           $ 1,000,000              -        16,356        983,644
         State, county and municipal               88,719          2,487             -         91,206
                                              -----------      ---------       -------     ----------

                                              $ 1,088,719          2,487        16,356      1,074,850
                                              ===========      =========       =======     ==========
       December 31, 1995:
         U.S. Treasury and
           U.S. Government agencies           $ 1,000,000              -        13,485        986,515
         State, county and municipal              135,448         10,335             -        145,783
                                              -----------      ---------       -------     ----------

                                              $ 1,135,448         10,335        13,485      1,132,298
                                              ===========      =========       =======     ==========

     SECURITIES AFS:
       December 31, 1996:
         U.S. Treasury and
           U.S. Government agencies           $36,524,815        573,088       133,688     36,964,215
         Mortgage backed securities             5,891,062         35,910        62,589      5,864,383
                                              -----------      ---------       -------     ----------

                                              $42,415,877        608,998       196,277     42,828,598
                                              ===========      =========       =======     ==========


       December 31, 1995:
         U.S. Treasury and
           U.S. Government agencies           $35,892,851      1,417,154         6,894     37,303,111
         Mortgage backed securities             2,055,131              -        64,937      1,990,194
                                              -----------      ---------       -------     ----------

                                              $37,947,982      1,417,154        71,831     39,293,305
                                              ===========      =========       =======     ==========

                  BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(3)  INVESTMENT SECURITIES, CONTINUED

     The amortized cost and fair value of Investment Securities and Securities AFS at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Investment Securities                   Securities AFS
                                                         December 31, 1996                   December 31, 1996
                                                 ----------------------------------  ----------------------------------
                                                                      Estimated                           Estimated
                                                    Amortized            Fair           Amortized            Fair
                                                    ---------
                                                       Cost             Value              Cost             Value
                                                    ---------         ---------         ---------         ---------
     U.S. Treasury and
         U.S. Government agencies
             Within 1 year                        $         -                 -         6,475,285         6,513,911
             1 to 5 years                           1,000,000           983,644        30,049,530        30,450,304
                                                    ---------         ---------        ----------        ----------
                                                  $ 1,000,000           983,644        36,524,815        36,964,215
                                                    =========         =========        ==========        ==========

     State, county and municipal:
             1 to 5 years                         $    88,719            91,206                 -                 -
                                                    ---------         ---------        ----------        ----------

                                                  $    88,719            91,206                 -                 -
                                                    =========         =========        ==========        ==========

     Total securities:
             Within 1 year                        $         -                 -         6,475,285         6,513,911
             1 to 5 years                           1,088,719         1,074,850        30,049,530        30,450,304
             Mortgage backed securities                     -                 -         5,891,062         5,864,383
                                                    ---------         ---------        ----------        ----------

                                                  $ 1,088,719         1,074,850        42,415,877        42,828,598
                                                    =========         =========        ==========        ==========

     Proceeds from sales of Securities AFS during 1996, 1995 and 1994 were $9,526,180, $2,419,286 and $19,163,119, respectively. Gross gains of
     $26,816, $2,000 and $8,114 and gross losses of  $28,313,  $12,767 and
     $323,690 were realized on those sales in 1996, 1995 and 1994, respectively.

     Securities AFS with a carrying value of approximately $18,433,000 and $14,740,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits or for other purposes.

                  BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(4)    LOANS

       Major classifications of loans at December 31, 1996 and 1995 are summarized as follows:

                                                                   1996                    1995
                                                                   ----                    ----
       Commercial, financial and agricultural                $   44,429,766              48,887,045
       Loans secured primarily by real estate                   110,836,258             100,896,377
       Construction                                              23,477,730              19,934,134
       Consumer                                                  11,425,654              11,756,065
                                                               ------------             -----------

                                                                190,169,408             181,473,621
       Less:  Allowance for loan losses                           2,849,340               2,652,412
       Unearned discount                                            736,360                 931,596
                                                               ------------             -----------

                                                             $  186,583,708             177,889,613
                                                               ============             ===========

       The loan portfolio is comprised of loans originated throughout Georgia and participations purchased.

       Changes in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 are summarized as follows:

                                                        1996              1995              1994
                                                        ----              ----              ----
       Balance, beginning of year                    $ 2,652,412         2,316,054         2,254,768
       Provisions charged to operating expense           409,000           465,005           447,003
       Loan charge-offs                                 (360,534)         (351,334)         (510,960)
       Recoveries                                        148,462           222,687           291,243
       Sales of banking units                                  -                 -          (166,000)
                                                       ---------         ---------         ---------

       Balance, end of year                          $ 2,849,340         2,652,412         2,316,054
                                                       ==========        =========         =========

(5)    TIME DEPOSITS

       At December 31, 1996 the scheduled maturities of time deposits are as follows:

          1997                              $  86,690,119
          1998                                 26,357,225
          1999                                  9,257,643
          2000                                  2,132,182
          2001                                    728,294
                                              -----------
                                            $ 125,165,463
                                              ===========

       At December 31, 1996 and 1995, the Company had individual time deposits over $100,000 of approximately $29,078,000 and $29,602,000, respectively.

                  BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(6)  NOTES PAYABLE

     Notes payable at December 31, 1996 and 1995 are summarized as follows:


                                                                                      1996                1995
                                                                                      ----                ----
     Borrowings of the ESOP trust from a bank guaranteed by the
     Company, payable in varying annual installments with
     interest payable quarterly at the prime rate.  The ESOP may
     borrow a maximum of $600,000 on this note.                                   $         -            270,809

     Note payable to a bank in annual installments of $300,000
     with interest payable quarterly at the prime rate and secured
     by the common stock of all wholly-owned bank subsidiaries.                     1,500,000          2,500,000
                                                                                   ----------          ---------

                                                                                  $ 1,500,000          2,770,809
                                                                                   ==========          =========


     The note payable to a bank allows for additional borrowings up to $500,000 with the same repayment terms as described above. The loan agreement contains covenants and restrictions pertaining to the maintenance of certain financial ratios, limitations on the incurrence of additional debt, and declaration of dividends or other capital transactions.

                  BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(7)  SHAREHOLDERS' EQUITY

     During 1995, the Company's Board of Directors authorized a stock split to be effected in the form of a 75% stock dividend. All references in the financial statements to number of shares, per share amounts, and stock option and ESOP data have been adjusted for the stock split.

     The Company has a Stock Option Plan under which a maximum of 404,766 shares of common stock have been reserved. The Plan also contains certain stock appreciation rights whereby the Company would pay in cash or stock an amount up to 200% of the excess of the fair market value of the Company's stock at the date of exercise over the fair market value at the grant date. Exercise of either the stock options or the stock appreciation rights precludes exercise of the other. Stock options are granted with exercise prices which approximate the market value of the Company's stock at the grant date.

     SFAS No. 123, "Accounting for Stock-Based Compensation," became effective January 1, 1996. This statement encourages, but does not require, entities to compute the fair value of options at the date of grant and to recognize such costs as compensation expense immediately if there is no vesting period or ratably over the vesting period of the options. The Company has chosen not to adopt the cost recognition principles of this statement. No compensation cost has been recognized for the stock option plan. Had compensation cost for the plan been determined based upon the fair value of the options at the grant dates consistent with the methods as provided in SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings and net earnings per share would have been reduced to the proforma amounts indicated below:

                                                                       1996
                                                                       ----
     Net earnings                   As reported                    $  3,312,690
                                    Proforma                       $  3,085,693
     Net earnings per share         As reported                    $       1.41
                                    Proforma                       $       1.32

     The fair value of each option is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for grants in 1996: dividend yield of 1%, volatility of 34%, a risk free interest rate of 6%, and an expected life of 8 years.

     A summary status of the Company's Stock Option Plan as of December 31, 1996 and 1995, and changes during the years ending on those dates is presented below:

                                                         1996                           1995
                                                         ----                           ----
                                                               Wtd. Avg.                      Wtd. Avg.
                                                               Exercise                       Exercise
                                                 Shares          Price          Shares          Price
                                                 ------          -----          ------          -----
     Outstanding, beginning of year             208,415     $   6.36        243,540        $   5.98
     Options granted during the year             36,625     $  11.26              -        $      -
     Options exercised during the year           (6,875)    $   4.83        (32,500)       $   4.29
     Options cancelled during the year                -     $      -         (2,625)       $   7.43
                                                -------       ------        -------           -----

     Outstanding, end of year                   238,165     $   7.16        208,415        $   6.36
                                                              ------        -------           -----
     Options exercisable at year end            205,290     $   6.43        173,415        $   6.14
                                                -------       ------        -------           -----
     Weighted average fair value of                            10.00                       $      -
     options granted during the year                          ------                          -----

                  BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(7)  SHAREHOLDERS' EQUITY, CONTINUED

     Options outstanding at December 31, 1996 had exercise prices ranging from $5.57 to $13.00, with a weighted average exercise price of $7.16, and an average remaining life of approximately 5 years.

     Included in salaries and employee benefits expense for 1995 was approximately $20,000 related to the exercise of 3,500 stock appreciation rights by officers of the Company. There were no stock appreciation rights exercised in 1996. Compensation expense is not being recorded on the unexercised stock appreciation rights since, in management's opinion, there is a higher probability that the stock options will be exercised.

     The loan agreement covering the Company's $1,500,000 note payable restricts the payment of dividends by bank subsidiaries to the amount as permitted by the regulators and requires that the subsidiaries remain in compliance with certain capital levels specified in the loan agreement. The loan agreement further restricts the payment of cash dividends by the Company to its stockholders. In any year, the Company may not, without advance approval by the lender, pay dividends which together with the dividends paid in the preceding two years, exceed 25% of consolidated net earnings for the three year period.

(8)  INTEREST EXPENSE

     Interest expense for December 31, 1996, 1995 and 1994 is as follows:

                                                               1996            1995            1994
                                                               ----            ----            -----
                    NOW and money market deposits           $2,291,925       1,910,498       1,984,458
                    Savings deposits                           244,655         244,335         291,347
                    Time deposits                            6,989,629       6,682,067       4,290,586
                    Notes payable and other                    351,706         498,870         680,494
                                                            ----------       ---------       ---------

                                                            $9,877,915       9,335,770       7,246,885
                                                            ==========       =========       =========


(9)  INCOME TAXES
     The components of income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                                               1996            1995            1994
                                                               ----            ----            ----
              Current                                      $1,501,074         967,645         816,467
              Deferred                                       (343,739)        (88,901)        (36,868)
              Utilization of net operating loss
              carryforwards                                   553,230         491,300         266,000
              Change in valuation allowance                  (551,956)       (439,294)     (1,196,920)
                                                           ----------        --------      ----------

                                                           $1,158,609         930,750        (151,321)
                                                           ==========        ========      ==========

                  BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(9)  INCOME TAXES, CONTINUED

     The differences between income tax expense and the "expected" amount computed by applying the statutory Federal income tax rate to earnings before taxes and minority interest in earnings of subsidiary are as follows:

                                                              1996            1995            1994
                                                              ----            ----            ----
              Current "expected" tax expense               $1,536,000       1,420,000         955,000
              Increase (decrease) resulting from:
                 Reduction in deferred tax asset
                    valuation allowance                      (551,956)       (439,294)     (1,196,920)
                 Other                                        174,565         (49,956)         90,599
                                                           ----------       ---------      ----------

                                                           $1,158,609         930,750        (151,321)
                                                           ==========       =========      ==========

     The following summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred tax assets as of December 31, 1996 and 1995. The net deferred tax assets are included as components of other assets within the consolidated balance sheets.

                                                                          1996                1995
                                                                          ----                ----
              Gross deferred income tax assets:
                Allowance for loan losses                             $  572,642             426,775
                Other real estate                                         76,729              65,000
                State tax credits                                        100,815              41,917
                Net operating losses                                   1,925,446           2,431,306
                Other                                                     77,817              97,042
                                                                      ----------           ---------

              Total gross deferred income tax assets                   2,753,449           3,062,040
              Less valuation allowance                                         -            (551,956)
                                                                      ----------           ---------

              Net deferred income tax assets                           2,753,449           2,510,084

              Gross deferred income tax liabilities:
                Unrealized gains on Securities AFS                      (124,113)           (457,441)
                Premises and equipment                                  (230,864)           (297,811)
                Other                                                    (50,980)            (83,133)
                                                                      ----------           ---------
              Total gross deferred income tax liabilities               (405,957)           (838,385)
                                                                      ----------           ---------

              Net deferred tax asset                                  $2,347,492           1,671,699
                                                                      ==========           =========

     The deferred tax asset valuation allowance reflects management's estimate of future tax benefits from Federal and State of Georgia net operating loss carryforwards and credits included in the total deferred tax asset, which may not be realized based on the weight of available evidence. During 1994 and 1995, the Company reduced the beginning of the year valuation allowance at AmeriCorp to reflect changes in judgement as to the realizability of the AmeriCorp and AmeriBank net operating losses as they began to generate sufficient and predictable current taxable income during these two years. The Effingham deferred tax asset valuation allowance was reduced effective with its acquisition by the Company.

                  BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

     Prior to 1996, AmeriCorp and AmeriBank filed separate consolidated and Effingham filed separate Federal and State of Georgia income tax returns. After the 1996 acquisitions, AmeriCorp, AmeriBank and Effingham are included in the consolidated Company Federal and State of Georgia income tax returns. Consolidated Federal and Georgia tax net operating losses, approximating $4,600,000 and $8,955,000 at December 31, 1996, respectively, are available to offset future consolidated taxable income. The use of these carryforwards is limited to future consolidated taxable earnings and to annual limitations imposed by the Internal Revenue Code. The Company may use no more than $1,007,000 annually of its remaining Federal and State of Georgia net operating losses which begin to expire in 2002.

(10) COMMITMENTS AND CONTINGENCIES

     The Banks are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Banks have in particular classes of financial instruments.

     The Banks' exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Banks use the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

     In most cases, the Banks require collateral or other security to support financial instruments with credit risk.

                                                               Approximate
                                                           Contractual Amount
                                                           ------------------
                                                           1996          1995
                                                           ----          ----
        Financial instruments whose contract amounts
        represent credit risk:
            Commitments to extend credit               $13,720,000   18,554,000
            Standby letters of credit                  $   905,000      655,000

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

     Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The extent of collateral held for those commitments at December 31, 1996 and 1995 varies.

     The Company has entered into certain agreements for the purpose of managing its exposure to short term interest rate fluctuations. Notional amounts are used to express the volume of these transactions, however, they do not represent cash flows and the amounts subject to credit risk are much smaller.

     The Company entered into several interest rate swap agreements during 1995 and 1996 to manage its exposure to short-term interest rate fluctuations. At December 31, 1996, five agreements were outstanding with aggregate notional amounts of $25,000,000, and maturities ranging from August 1997

                  BANK CORPORATION OF GEORGIA AND SUBSIDIARIES through November 1999. Under the terms of the agreements, the Company will receive fixed rates of interest averaging approximately 6.32%, while paying floating rates of interest based on the three month LIBOR. Weighted average rates paid by the Company during 1996 were approximately 5.53%.

     In addition the Company has purchased interest rate floor contracts with aggregate notional amounts of $30,000,000, maturing in March 1997. Under the terms of the agreement, the Company will be reimbursed on a quarterly basis for decreases in the federal funds rate for any period during the agreement in which the federal funds rate falls below 5.5%. At December 31, 1996, the federal funds rate was 5.25%. Amortization of premiums related to the purchase of these contracts amounted to approximately $44,000 for 1996.

     During 1996, in anticipation of the maturity of the interest rate floor contracts in March 1997, the Company entered into forward interest rate floor contracts effective beginning April, 1997 with aggregate notional amounts of $30,000,000 maturing through May, 1999. Under the terms of these agreements, the Company will be reimbursed on a quarterly basis, for decreases in the federal funds rate for any period during the agreement in which the federal funds rate falls below 5.0%. Amortization of premiums related to the purchase of these contracts amounted to approximately $26,000.

     The Company is exposed to credit loss in the event of non-performance by the other party to the interest rate floor and interest rate swap agreements; however, based on management's credit analysis, the Company does not anticipate non-performance by the counterparty.

     During 1996, AmeriBank assumed the lease of a branch facility. The minimum lease payments amount to approximately $17,000 per month and are subject to increases based on the Consumer Price Index and other costs. The lease agreement expires in December 2007.

(11) RELATED PARTY TRANSACTIONS

     In the normal course of business, executive officers and directors of the Company and certain business organizations and individuals associated with them, maintain a variety of banking relationships with the Banks. Transactions with executive officers and directors are made on terms comparable to those available to other Bank customers. The following table summarizes related party loan activity during 1996:

          Beginning balance                            $ 2,898,000
          New loans                                      5,992,000
          Repayments                                    (2,012,000)
                                                         ---------

          Ending balance                               $ 6,878,000
                                                         =========

     The Company leases its administrative office under an operating lease arrangement with the Chairman of the Board of Directors. The lease term extends through January, 2003 and is renewable for 8 years at that time. Rental expense under this agreement will amount to approximately $84,000 annually.

     Outstanding deposits to related parties amounted to approximately $8,238,000 and $8,156,000 at December 31, 1996 and 1995, respectively.

(12) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below.

                  BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(12) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

     CASH AND CASH EQUIVALENTS

     For cash, due from banks, federal funds sold and interest-bearing deposits with other banks due within three months, the carrying amount is a reasonable estimate of fair value.

     INVESTMENT SECURITIES AND INVESTMENT SECURITIES AVAILABLE FOR SALE

     For securities held for investment purposes, fair values are based on quoted market prices.

     LOANS

     The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

     DEPOSIT LIABILITIES

     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     NOTES PAYABLE

     Because the Company's notes payable carry a variable rate, the carrying amount is a reasonable estimate of fair value.

     FHLB ADVANCES

     The fair value of FHLB Advances is estimated by discounting the future cash flows using the current rates at which advances of like maturity would be made.

     COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND FINANCIAL GUARANTEES WRITTEN

     Because commitments to extend credit and standby letters of credit are made using variable rates and are for terms less than one year, the contract value is a reasonable estimate of fair value.

     INTEREST RATE SWAPS AND INTEREST RATE FLOORS

     The fair value of interest rate swaps and interest rate floors is obtained from dealer quotes. These values represent the estimated amount the Company would receive to terminate the contracts or agreements, taking into account current interest rates and when appropriate, the current creditworthiness of the counterparties.

     LIMITATIONS

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes, premises and equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(12)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

      The carrying amount and estimated fair values of the Company's financial instruments at December 31, 1996 and 1995 are as follows:

                                                         1996                           1995
                                            ----------------------------    --------------------------
                                                Carrying       Estimated      Carrying      Estimated
                                                 Amount       Fair Value       Amount       Fair Value
                                            ------------      ----------    ----------      ----------
      Assets:
           Cash and cash equivalents        $ 39,237,974      39,237,974    25,289,382      25,289,382
           Investment securities               1,088,719       1,074,850     1,135,448       1,131,943
           Securities AFS                     42,828,598      42,828,598    39,293,305      39,293,305
           Loans                             186,583,708     185,720,314   177,889,613     179,112,329

      Liabilities:
           Deposits                          258,698,432     259,754,641   224,223,006     225,068,763
           Notes payable                       1,500,000       1,500,000     2,770,809       2,770,809
           Federal Home Loan Bank advances             -               -     6,100,000       6,100,000
      Unrecognized financial
           instruments:
           Commitments to extend credit       13,720,000      13,720,000    18,554,000      18,554,000
           Standby letters of credit             905,000         905,000       655,000         655,000
           Interest rate swaps                         -         225,140             -         610,076
           Interest rate floors                  111,000         213,052        47,250         212,454



(13)  REGULATORY MATTERS

      The Banks and the Company are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 1996, the most recent notification from the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(13) REGULATORY MATTERS, CONTINUED
     The Banks' and the Company's actual capital amounts (in 000's) and ratios are also presented in the table.

                                                     Actual
                                                     ------
                                              Amount          Ratio
                                              ------          -----
As of December 31, 1996
 Total Capital (to Risk Weighted Assets):
  Consolidated                                 $26,021        12.34%   greater than and equal to
  First South Bank, N.A.                       $16,438        12.94%   greater than and equal to
  Ameribank, N.A.                              $10,517        12.44%   greater than and equal to
 Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                 $23,488        11.14%   greater than and equal to
  First South Bank, N.A.                       $14,850        11.69%   greater than and equal to
  Ameribank, N.A.                              $ 9,572        11.78%   greater than and equal to
 Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                 $23,488         9.30%   greater than and equal to
  First South Bank, N.A.                       $14,850         8.76%   greater than and equal to
  Ameribank, N.A.                              $ 9,572        11.54%   greater than and equal to

As of December 31, 1995
 Total Capital (to Risk Weighted Assets):
  Consolidated                                 $25,768        12.22%   greater than and equal to
  First South Bank, N.A.                       $16,053        12.81%   greater than and equal to
  Ameribank, N.A.                              $ 9,715        13.15%   greater than and equal to
 Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                 $23,235        11.14%   greater than and equal to
  First South Bank, N.A.                       $15,237        11.67%   greater than and equal to
  Ameribank, N.A.                              $ 8,754        11.90%   greater than and equal to
 Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                 $23,235         8.99%   greater than and equal to
  First South Bank, N.A.                       $15,237         9.10%   greater than and equal to
  Ameribank, N.A.                              $ 8,754         9.62%   greater than and equal to

                                                   For Capital
                                                Adequacy Purposes
                                                -----------------
                                              Amount          Ratio
                                              ------          -----
As of December 31, 1996
 Total Capital (to Risk Weighted Assets):
  Consolidated                                16,869         8.00%
  First South Bank, N.A.                      10,163         8.00%    greater than and equal to
  Ameribank, N.A.                              6,763         8.00%    greater than and equal to
 Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                 8,434         4.00%
  First South Bank, N.A.                       4,989         4.00%    greater than and equal to
  Ameribank, N.A.                              3,250         4.00%    greater than and equal to
 Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                10,102         4.00%
  First South Bank, N.A.                       6,658         4.00%    greater than and equal to
  Ameribank, N.A.                              3,138         4.00%    greater than and equal to

As of December 31, 1995
 Total Capital (to Risk Weighted Assets):
  Consolidated                                16,869         8.00%
  First South Bank, N.A.                      10,025         8.00%    greater than and equal to
  Ameribank, N.A.                              5,910         8.00%    greater than and equal to
 Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                 8,343         4.00%
  First South Bank, N.A.                       5,223         4.00%    greater than and equal to
  Ameribank, N.A.                              2,943         4.00%    greater than and equal to
 Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                 10,338         4.00%
  First South Bank, N.A.                        6,698         4.00%   greater than and equal to
  Ameribank, N.A.                               3,640         4.00%   greater than and equal to

                                                                To Be Well
                                                            Capitalized Under
                                                            Prompt Corrective
                                                            Action Provisions
                                                            -----------------
                                               Amount                               Ratio
                                               ------                               -----
As of December 31, 1996
 Total Capital (to Risk Weighted Assets):
  Consolidated                                    N/A                                  N/A
  First South Bank, N.A.                       12,703   greater than and equal to    10.00%
  Ameribank, N.A.                               8,454   greater than and equal to   10.00%
 Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                    N/A                                  N/A
  First South Bank, N.A.                        7,483   greater than and equal to     6.00%
  Ameribank, N.A.                               4,875   greater than and equal to     6.00%
 Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                    N/A                                  N/A
  First South Bank, N.A.                        8,322   greater than and equal to     5.00%
  Ameribank, N.A.                               4,147   greater than and equal to     5.00%

As of December 31, 1995
 Total Capital (to Risk Weighted Assets):
  Consolidated                                    N/A                                  N/A
  First South Bank, N.A.                       12,532   greater than and equal to    10.00%
  Ameribank, N.A.                               7,388   greater than and equal to    10.00%
 Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                    N/A                                  N/A
  First South Bank, N.A.                        7,834   greater than and equal to     6.00%
  Ameribank, N.A.                               4,414   greater than and equal to     6.00%
 Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                    N/A                                  N/A
  First South Bank, N.A.                        8,372   greater than and equal to     5.00%
  Ameribank, N.A.                               4,550   greater than and equal to     5.00%


     At December 31, 1995, the ratios for First South Bank, N.A. include the capital of Coweta and Middle Georgia.
     These charters were merged with FSB during 1996.

(14) SUBSEQUENT EVENTS

     On March 17, 1997, the Company's Board of Directors signed a statement of intent to merge with Century South Banks, Inc. ("CSBI"). On March 31, 1997, CSBI and the Company signed the Merger Agreement setting forth the terms and conditions of the Merger. On July 11, 1997, the parties amended the Merger Agreement such that the Company's shareholders will receive 1.35 shares of CSBI stock for each share of the Company's stock they hold. The Company expects the Merger to be consummated by the end of the fourth quarter 1997.

                  BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(15)  BANK CORPORATION OF GEORGIA (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                                   Balance Sheets

                                             December 31, 1996 and 1995

                                                       Assets
                                                       ------
                                                                                                             1995
                                                                                                           Restated
                                                                                    1996                    Note 2
                                                                                    ----                    ------
Cash                                                                            $    91,651                        -
Accrued dividend receivable                                                               -                  380,647
Investments in common stock of subsidiaries                                      25,874,466               20,124,010
Investment in preferred stock of subsidiary                                               -                3,944,700
Other assets                                                                      2,600,768                1,393,076
                                                                                -----------               ----------

                                                                                $28,566,885               25,842,433
                                                                                ===========               ==========

                                       Liabilities and Shareholders' Equity
                                       ------------------------------------

Accrued expenses and other liabilities                                          $   344,322                  837,332
Notes payable                                                                     1,500,000                2,770,809
                                                                                -----------               ----------

         Total liabilities                                                        1,844,322                3,554,789

Shareholders' equity                                                             26,722,563               22,234,292
                                                                                -----------               ----------

                                                                                $28,566,885               25,842,433
                                                                                ===========               ==========

                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(15) BANK CORPORATION OF GEORGIA (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED

                            Statements of Earnings

             For the Years Ended December 31, 1996, 1995 and 1994

                                                                                        1995                1994
                                                                                      (Restated          (Restated
                                                                    1996               Note 2)            Note 2)
                                                                    ----               -------            -------
Income:
        Dividends from subsidiaries                                $   2,655,405         1,379,181           3,473,425
        Management fees                                                  540,000           540,000             420,000
        Interest                                                              --                --                 843
                                                                      ----------         ---------           ---------

          Total income                                                 3,195,405         1,919,181           3,894,268
                                                                      ----------         ---------           ---------

Expenses:
        Interest                                                         153,525           218,225             211,187
        Salaries and employee benefits                                   674,022           782,455             575,516
        Other                                                            711,199           490,213             398,944
                                                                      ----------         ---------           ---------

          Total expenses                                               1,538,746         1,490,893           1,185,647
                                                                      ----------         ---------           ---------

               Earnings before income tax benefit and equity
                  in undistributed earnings of subsidiaries            1,656,659           428,288           2,708,621


Income tax benefit                                                       796,791           315,300                 300
                                                                      ----------         ---------           ---------
               Earnings before equity in undistributed
                  earnings of subsidiaries                             2,453,450           743,588           2,708,921


               Dividends received in excess of earnings of
                  subsidiaries                                                --                 -            (399,641)

               Equity in undistributed earnings of
                  subsidiaries                                           859,240         2,120,070                   -
                                                                      ----------         ---------           ---------

Net earnings                                                       $   3,312,690         2,863,658           2,309,280
                                                                      ==========         =========           =========

                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(15) BANK CORPORATION OF GEORGIA (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED

                           Statements of Cash Flows

             For the Years Ended December 31, 1996, 1995 and 1994

                                                                                            1995               1994
                                                                                          (Restated          Restated
                                                                         1996              Note 2)            Note 2
                                                                         ----             ---------          --------
Cash flows from operating activities:
   Net earnings                                                         $ 3,312,690          2,863,658          2,309,280

Adjustments to reconcile net earnings to net
     cash provided (used) by operating activities:
        Equity in undistributed earnings of subsidiaries                   (859,240)        (2,120,070)                --

        Dividends received in excess of earnings of subsidiaries                 --                 --            399,641

        Change in accrued dividend receivable                               300,000           (307,810)             2,680
        Preferred stock dividends in kind                                   (52,491)          (302,800)          (285,600)
        Amortization                                                         55,869             23,549            128,387
        Change in other assets                                             (714,979)          (525,618)                 -
        Change in accrued expenses and other liabilities                   (439,658)           283,614            205,574
                                                                         ----------         ----------         ----------
     Net cash provided (used) by operating
         activities                                                       1,602,191            (85,477)         2,759,962
                                                                         ----------         ----------         ----------
Cash flows from investing activities:
   Investment in bank subsidiaries                                               --                 --         (2,087,533)
   Other                                                                         --                 --           (203,714)
                                                                         ----------         ----------         ----------
     Net cash used by investing activities                                       --                 --         (2,291,247)
                                                                         ----------         ----------         ----------

Cash flows from financing activities:
   Proceeds from (repayment of) notes payable                            (1,196,496)                --           (500,000)
   Proceeds from issuance of common stock                                    33,198             90,429             13,497
   Cash paid to dissenting shareholders                                    (120,784)                --                 --
   Purchase of treasury stock                                                    --                 --            (93,600)
   Dividends paid                                                          (226,458)          (191,161)          (107,324)
                                                                         ----------         ----------         ----------

     Net cash used by financing
        activities                                                       (1,510,540)          (100,732)          (687,427)
                                                                         ----------         ----------         ----------
Net increase (decrease) in cash                                         $    91,651           (186,209)          (218,712)
Cash at beginning of year                                                        --            186,209            404,921
                                                                         ----------         ----------         ----------
Cash at end of year                                                     $    91,651                 --            186,209
                                                                         ==========         ==========         ==========

                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES

(15) BANK CORPORATION OF GEORGIA (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED


                      Statements of Cash Flows, continued

             For the Years Ended December 31, 1996, 1995 and 1994


                                                                                         1995               1994
                                                                                       (Restated          Restated
                                                                      1996              Note 2)            Note 2
                                                                      ----             ---------          --------
Supplemental disclosures of cash flow information
   Cash paid during the year for:

        Interest                                                      $  181,403            219,965            153,753
        Income taxes                                                  $1,279,700          1,149,000            990,000

Supplemental schedule of noncash investing and financing
   activities:
        Change in unrealized loss on investment securities            $  599,221          1,000,467           (221,046)
              available for sale, net of tax, including $108,489 in
              1996 previously attributed to the minority interest
Increase (decrease) in unearned ESOP Shares                           $  (74,313)           (30,090)          (220,005)

Change in AmeriCorp deferred tax asset valuation allowance            $       --                 --            763,632
   applied to reduce goodwill

Redemption of the preferred stock investment in AmeriCorp             $4,077,838                 --                 --

Receipt of dividend in kind                                           $   44,257                 --                 --

Issuance of common stock in conjunction with the purchase of          $1,785,260                 --                 --
   the remaining minority interest of AmeriCorp resulting in
   good will of $504,325

                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                      JUNE 30, 1997 AND DECEMBER 31, 1996
                                  (UNAUDITED)

                                                      JUNE 30, 1997        DECEMBER 31, 1996
                                                      -------------        -----------------
ASSETS
------
Cash and due from banks                                $ 11,568,992            15,385,724
Interest bearing deposits                                16,581,710            18,642,250
Federal Funds sold                                        5,260,000             5,210,000
Investment securities:
   Available for sale                                    55,820,175            42,828,598
   Held to maturity                                       1,089,606             1,088,719
                                                       ------------           -----------
Total investment securities                              56,909,781            43,917,317
                                                       ------------           -----------

Loans                                                   197,945,120           190,169,408
  Less:  Unearned discount                                 (509,647)             (736,360)
         Allowance for loan losses                       (2,955,161)           (2,849,340)
                                                       ------------           -----------
Loans, net                                              194,480,312           186,583,708
                                                       ------------           -----------

Bank premises and equipment                               8,898,078             9,801,980
Accrued interest receivable                               2,559,195             2,333,047
Goodwill                                                  1,285,052             1,323,231
Other assets                                              4,552,944             7,057,065
                                                       ------------           -----------
                                                       $302,096,064           290,254,322
                                                       ============           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Deposits:
   Demand                                              $ 45,543,946            44,709,405
   NOW and money market accounts                         94,210,866            79,417,686
   Savings                                                9,232,652             9,405,878
   Time                                                 120,730,082           125,165,463
                                                       ------------           -----------

        Total deposits                                  269,717,546           258,698,432
                                                       ------------           -----------

Other liabilities                                         2,633,435             3,333,327
Long-term debt                                            1,500,000             1,500,000
                                                       ------------           -----------

          Total liabilities                             273,850,981           263,531,759
                                                       ------------           -----------

Stockholders' equity:
     Common stock, $1 par value; 2,291,124
          and 2,284,864 shares issued respectively        2,291,124             2,284,864
     Additional paid in capital                           6,238,180             6,170,157
     Retained earnings                                   19,905,763            18,286,889
     Net unrealized gain on securities-AFS                  118,052               288,689
     Treasury stock (16,767 shares)                        (111,540)             (111,540)
     Unearned ESOP shares                                  (196,496)             (196,496)
                                                       ------------           -----------
          Total stockholders' equity                     28,245,083            26,722,563
                                                       ------------           -----------
                                                       $302,096,064           290,254,322
                                                       ============           ===========


                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                        JUNE 30, 1997 AND JUNE 30, 1996
                                  (UNAUDITED)

                                                      JUNE 30, 1997     JUNE 30, 1996
                                                      -------------     -------------
Cash and due from banks                                $ 11,568,992        11,865,303
Interest bearing deposits                                16,581,710                 0
Federal Funds sold                                        5,260,000        17,475,529
Investment securities:
   Available for sale                                    55,820,175        42,938,154
   Held to maturity                                       1,089,606         1,088,103
                                                       ------------     -------------
         Total investment securities                     56,909,781        44,026,257
                                                       ------------     -------------

Loans                                                   197,945,120       190,928,773
  Less:  Unearned discount                                 (509,647)         (834,028)
         Allowance for loan losses                       (2,955,161)       (2,835,306)
         Loans, net                                     194,480,312       187,259,439
                                                       ------------     -------------

Bank premises and equipment                               8,898,078         9,506,476
Accrued interest receivable                               2,559,195         2,153,881
Goodwill                                                  1,285,052           957,269
Other assets                                              4,552,944         6,250,151
                                                       ------------     -------------

                                                       $302,096,064       279,494,305
                                                       ============     =============

Liabilities and Stockholders' Equity
------------------------------------

Deposits:
   Demand                                              $ 45,543,946        38,650,552
   NOW and money market accounts                         94,210,866        68,292,234
   Savings                                                9,232,652        10,260,147
   Time                                                 120,730,082       125,867,745
                                                       ------------     -------------

        Total deposits                                  269,717,546       243,070,678
                                                       ------------     -------------

Other liabilities                                         2,633,435         2,098,255
Other borrowed money                                              0         6,700,000
Long-term debt                                            1,500,000         2,500,000
                                                       ------------     -------------

        Total liabilities                               273,850,981       254,368,933
                                                       ------------     -------------

Stockholders' equity:
     Common stock, $1 par value; 2,291,124
          and 2,282,266 shares issued respectively        2,291,124         2,282,266
     Additional paid in capital                           6,238,180         6,161,387
     Retained earnings                                   19,905,763        16,953,034
     Net unrealized gain on securities-AFS                  118,052           111,034
     Treasury stock, at cost, 16,767 shares                (111,540)         (111,540)
     Unearned ESOP shares                                  (196,496)         (270,809)
                                                       ------------     -------------
        Total stockholders' equity                       28,245,083        25,125,372
                                                       ------------     -------------

                                                       $302,096,064       279,494,305
                                                       ============     =============

                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
           FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND JUNE 30, 1996
                                  (UNAUDITED)

                                                  SIX MONTHS ENDED  SIX MONTHS ENDED
                                                   JUNE 30, 1997      JUNE 30, 1996
                                                   -------------      -------------
Interest income:
     Interest and fees on loans                        $10,257,833        10,144,007
     Interest on federal funds sold                        752,715           320,386
     Interest on investment securities                   1,749,357         1,619,469
                                                       -----------        ----------

          Total interest income                         12,759,905        12,083,862
                                                       -----------        ----------

Interest expense:
     Interest on NOW and money market accounts           1,573,645         1,032,259
     Interest on savings and time deposits               3,608,012         3,890,245
     Other borrowings                                       70,480            74,506
                                                       -----------        ----------

          Total interest expense                         5,252,137         4,997,010
                                                       -----------        ----------

          Net interest income                            7,507,768         7,086,852

Provision for possible loan losses                         190,900           272,000
                                                       -----------        ----------
Net interest income after provision for
     possible loan losses                                7,316,868         6,814,852
                                                       -----------        ----------

Other operating income:
     Service charge on deposit accounts                    748,103           821,730
     Securities gains (losses)                                   0            (6,581)
     Gain on sale of SBA loans                              92,239             5,739
     Other                                               1,043,417           812,237
                                                       -----------        ----------

Total other operating income                             1,883,759         1,633,125
                                                       -----------        ----------

Other operating expenses:
     Salaries and employee benefits                      3,919,127         3,264,241
     Occupancy                                             527,598           433,934
     Equipment                                             460,976           412,968
     Other                                               2,354,991         2,408,416
                                                       -----------        ----------

Total operating expenses                                 7,262,692         6,519,559
                                                       -----------        ----------

Earnings before income taxes and
     minority interests                                  1,937,935         1,928,418
Income tax expense                                         319,918           215,309
                                                       -----------        ----------

Earnings before minority interests                       1,618,017         1,713,109
Minority interests                                               0            46,913
                                                       -----------        ----------

Net earnings                                           $ 1,618,017         1,666,196
                                                       ===========        ==========

Net earnings per share:
      Primary                                                 0.67              0.71
      Fully diluted                                           0.66              0.71

Weighted average shares outstanding:
      Primary                                            2,427,000         2,337,000
      Fully diluted                                      2,436,000         2,346,000

                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
          FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND JUNE 30, 1996
                                  (UNAUDITED)

                                                  THREE MONTHS ENDED   THREE MONTHS ENDED
                                                     JUNE 30, 1997        JUNE 30, 1996
                                                     -------------        -------------
Interest income:
     Interest and fees on loans                           $5,122,761            5,202,544
     Interest on federal funds sold                          428,329              149,852
     Interest on investment securities                       949,568              850,138
                                                          ----------            ---------
          Total interest income                            6,500,658            6,202,534
                                                          ----------            ---------

Interest expense:
     Interest on NOW and money market accounts               855,410              553,107
     Interest on savings and time deposits                 1,887,960            2,021,717
     Other borrowings                                         43,293               10,651
                                                          ----------            ---------
          Total interest expense                           2,786,663            2,585,475
                                                          ----------            ---------

          Net interest income                              3,713,995            3,617,059

Provision for possible loan losses                           103,974              151,000
                                                          ----------            ---------
Net interest income after provision for
     possible loan losses                                  3,610,021            3,466,059
                                                          ----------            ---------

Other operating income:
     Service charge on deposit accounts                      387,701              462,083
     Securities gains (losses)                                     0               (6,581)
Other                                                        722,978              537,123
                                                          ----------            ---------
Total other operating income                               1,110,679              992,625
                                                          ----------            ---------

Other operating expenses:
     Salaries and employee benefits                        1,953,612            1,734,400
     Occupancy                                               262,129              245,929
     Equipment                                               247,611              242,060
     Other operating expense                               1,726,512            1,526,846
                                                          ----------            ---------
Total operating expenses                                   4,189,864            3,749,235
                                                          ----------            ---------

Earnings before income taxes and
     minority interests                                      530,836              709,449

Income tax expense (benefit)                                (143,151)            (172,691)
                                                          ----------            ---------

Net earnings                                              $  673,987              882,140
                                                          ==========            =========

Net earnings per share:
      Primary                                                   0.28                 0.39
      Fully diluted                                             0.28                 0.39

Weighted average shares outstanding:
      Primary                                              2,353,000            2,262,000
      Fully diluted                                        2,354,000            2,268,000

                 BANK CORPORATION OF GEORGIA AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND JUNE 30, 1996
                                  (UNAUDITED)

                                                                      SIX MONTHS ENDED
                                                                  JUNE 30, 1997  JUNE 30, 1996
                                                                  -------------  -------------
Cash flows from operating activities:
     Net income                                                    $  1,618,017     1,666,196
     Adjustments to reconcile net earnings to net
       cash provided by operating activities:
          Depreciation                                                  407,509       321,509
          Amortization and accretion, net                               (32,090)      (65,810)
          Minority interests in earnings
            of subsidiary                                                     0        46,913
          Provision for loan losses                                     190,900       272,000
          Gain on sale of premises and equipment                       (148,104)            0
          Loss on sale of investment securities                               0         6,581
          Change in:
               Other assets                                           2,373,956      (312,073)
               Other liabilities                                       (699,892)   (1,045,739)
                                                                   ------------  ------------

               Net cash flows provided by operating activities        3,710,296       889,577
                                                                   ------------   -----------

Cash flows from investing activities:
     Proceeds from maturities of securities AFS                       2,597,768     2,824,624
     Proceeds from sales of securities AFS                                    0     5,573,063
     Purchase of  securities AFS                                    (15,786,583)  (13,098,125)
     Net increase in loans                                           (8,087,504)   (9,641,829)
     Proceeds from sales of premises and equipment                      857,840             0
     Purchases of premises and equipment                              ( 213,343)   (1,904,226)
                                                                   ------------  ------------

              Net cash flows used in investing activities           (20,631,822)  (16,246,493)
                                                                   ------------  ------------

Cash flows from financing activities:
     Net increase in deposits                                        11,019,114    18,853,939
     Repayment of other borrowings                                            0    (6,200,000)
     Proceeds from other borrowings                                           0     6,800,000
     Dividends paid                                                           0             0
     Purchase of treasury stock                                               0       (64,867)
     Proceeds from issuance of common stock                              75,140        21,701
                                                                   ------------   -----------

              Net cash flows provided by financing activities        11,094,254    19,410,773
                                                                   ------------   -----------

Net change in cash and cash equivalents                              (5,827,272)    4,053,857
                                                                   ------------   -----------

Cash and cash equivalents at beginning of period                     39,237,974    25,286,975
                                                                   ------------   -----------

Cash and cash equivalents at end of period                         $ 33,410,702    29,340,832
                                                                   ============   ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The financial statements included herein have been prepared by BCG, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although BCG believes that the disclosures contained herein are adequate to make the information presented not misleading. In the opinion of management, the information furnished in the condensed consolidated financial statements reflects all adjustments which are ordinary in nature and necessary to present fairly BCG's financial position, results of operations and changes in financial position for such interim period. These financial statements should be read in conjunction with BCG's financial statements and the notes thereto as of December 31, 1996, included in BCG's annual report on Form 10-KSB for the year ended December 31, 1996.

BCG is a bank holding company whose business is primarily conducted by its wholly-owned banking subsidiaries First South Bank, N. A. ("FSB") and Ameribank,
N. A. ("Ameribank"). The accounting principles followed by BCG and its subsidiaries, and the methods of applying those principles conform with generally accepted accounting principles and with general practices within the banking industry, where applicable.

BCG's consolidated financial statements include the accounts of the parent company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

There are statutory and regulatory requirements applicable to payment of dividends by the Banks as well as by BCG to its shareholders. No cash dividends were declared during the three month period ended June 30, 1997 or the six month period ended June 30, 1997.

As part of the overall interest rate risk management, BCG uses interest rate swaps and interest rate floors. These contracts are designated by BCG as hedges of interest rate exposures, and interest income or expense derived from these contracts is recorded over the life of the contract as an adjustment to interest income or expense.

                                                                     APPENDIX A


                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 31, 1997, by and between BANK CORPORATION OF GEORGIA ("BCG"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Macon, Georgia, and CENTURY SOUTH BANKS, INC. ("CSBI"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Gainesville, Georgia.

                                   PREAMBLE

     The Boards of Directors of BCG and CSBI are of the opinion that the transaction described herein is in the best interest of the parties and their respective shareholders. This Agreement provides for the acquisition of BCG by CSBI pursuant to the merger of BCG with and into CSBI under the Articles of Incorporation and Bylaws of CSBI At the effective time of such merger, the outstanding shares of the capital stock of BCG shall be converted into the right to receive shares of the common stock of CSBI (except as provided herein). As a result, shareholders of BCG shall become shareholders of CSBI. The transaction described in this Agreement is subject to the approvals of the shareholders of BCG, the Board of Governors of the Federal Reserve System and the Department of Banking and Finance of the State of Georgia and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) for accounting purposes shall qualify for treatment as a "pooling of interests".

     Immediately following the Closing of the merger, First South Bank, National Association and Ameribank, National Association, both wholly-owned national bank subsidiaries of BCG (collectively, "BCG Banks") will remain in existence under their respective Articles of Association and Bylaws as wholly-owned subsidiaries of CSBI.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I
                        TRANSACTION AND TERMS OF MERGER

   1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, BCG shall be merged with and into CSBI in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in
Section 14-2-1106 of the GBCC (the "Merger"). CSBI shall be the Surviving Corporation resulting from the Merger and the separate existence of BCG shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of CSBI and BCG.

   1.2 Time and Place of Closing. The Closing will take place at 9:30 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:30 a.m.), or at such other time as the Parties, acting through their Chief Executive Officers, may mutually agree. The place of Closing shall be at the offices of Troutman Sanders LLP, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

   1.3 Effective Time. The Merger contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the Chief Executive Officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of BCG approve this Agreement to the extent such approval is required by applicable Law; or (iii) such later date as may be mutually agreed upon in writing by the Chief Executive Officers of each Party.

                                   ARTICLE 2
                                TERMS OF MERGER

   2.1 Articles of Incorporation. The Articles of Incorporation of CSBI in effect immediately prior to the

Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

   2.2 Bylaws. The Bylaws of CSBI in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

   2.3 Directors. Upon the Effective Time, CSBI shall have eleven (11) directors determined as follows:

          (a) Immediately before the Effective Time all but five (5) directors of CSBI will resign as directors of CSBI;

          (b) Three (3) of the resulting vacancies on the Board of Directors of CSBI will be filled by those three (3) nominees designated by the president of BCG; and

          (c) The remaining three (3) vacancies on the Board of Directors of CSBI shall be selected by majority vote of the eight (8) directors then serving on the CSBI Board of Directors.

   2.4 Officers. The officers of CSBI in office immediately prior to the Effective Time, shall serve as the officers of CSBI from and after the Effective Time in accordance with the Bylaws of CSBI except the officers who shall serve in the offices and capacities as follows:

          (a)  William H. Anderson, II, Chairman;

          (b)  J. Russell Ivie, Vice-Chairman;

          (c)  James A. Faulkner, Vice-Chairman, Chief Executive Officer; and

          (d) Joseph W. Evans, President, Chief Operating Officer and Chief Financial Officer.

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

   3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of CSBI Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time; and

          (b) Subject to the conditions set forth herein, each share of BCG Common Stock shall be exchanged for one and thirty-three one hundredths (1 and 33/100) shares of CSBI Common Stock (the "Merger Consideration"); and

          (c) Each share of BCG Common Stock (excluding shares held by CSBI or any of its Subsidiaries or by BCG, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the Merger Consideration.

   3.2 Anti-Dilution Provisions. In the event BCG or CSBI changes the number of shares of BCG Common Stock or CSBI Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

   3.3 Shares Held by BCG or CSBI. Each of the shares of BCG Common Stock held by BCG or by any CSBI Companies, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

   3.4 Dissenting Shareholders. Any holder of shares of BCG Common Stock who perfects his dissenters' rights of appraisal in accordance with and as contemplated by Sections 14-2-1301, et seq. of the GBCC shall be entitled to
                                    -- ---
receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to BCG the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of BCG fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, BCG shall issue and deliver the consideration to which such holder of shares of BCG Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of BCG Common Stock held by him.

   3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of BCG Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of CSBI Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of CSBI Common Stock multiplied by the market value of one share of CSBI Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of CSBI Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last business day preceding the Effective Time or the date of exercise, as the case may be. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

   3.6    Conversion of Stock Options.

          (a) At the Effective Time, all rights with respect to BCG Common Stock pursuant to stock options ("BCG Option") granted by BCG under the BCG Key Employee Stock Option Plan ("BCG Option Plan"), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to CSBI Common Stock, and CSBI shall assume each BCG Option, in accordance with the terms of the BCG Option Plan and stock option agreement by which it is evidenced. From and after the Effective Time, (i) each BCG Option assumed by CSBI may be exercised solely for shares of CSBI Common stock, (ii) the number of shares of CSBI Common Stock subject to such BCG Option shall be equal to the number of shares of BCG Common Stock subject to such BCG Option immediately prior to the Effective Time multiplied by 1.33, and (iii) the per share exercise price under each such BCG Option shall be adjusted by dividing the per share exercise price under each such BCG Option by 1.33 and rounding down to the nearest cent.

          (b) All restrictions or limitations on transfer with respect to BCG Common Stock awarded under the BCG Option Plan or any other plan, program, or arrangement of BCG or BCG Banks, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program or arrangement, shall remain in full force and effect with respect to shares of CSBI Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                                   ARTICLE 4
                              EXCHANGE OF SHARES

   4.1 Exchange Procedures. Promptly after the Effective Time, CSBI shall cause the exchange agent selected by CSBI (the "Exchange Agent"), to mail to the former shareholders of BCG appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of BCG Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of BCG Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of BCG Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of CSBI Common Stock to which such holder may be otherwise entitled (without interest). CSBI shall not be obligated to deliver the consideration to which any former holder of BCG Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of BCG Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of BCG Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither CSBI nor the Exchange Agent shall be liable to a holder of BCG Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

   4.2 Rights of Former Shareholders. At the Effective Time, the stock transfer books of BCG shall be closed as to holders of BCG Common Stock immediately prior to the Effective Time and no transfer of BCG Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of BCG Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of BCG shall be entitled to vote after the Effective Time at any meeting of CSBI shareholders the number of whole shares of BCG Common Stock into which their respective shares of BCG Common Stock are converted, regardless of whether such holders have exchanged their certificates representing BCG Common Stock for certificates representing CSBI Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by CSBI on the CSBI Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of CSBI Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of BCG Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such BCG Common Stock certificate, both the CSBI Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BCG

   BCG hereby represents and warrants to CSBI as follows:

   5.1 Organization, Standing, and Power. BCG is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. BCG has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. BCG is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BCG.

   5.2    Authority, No Breach By Agreement.

          (a) BCG has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transaction contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger contemplated herein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BCG subject to the approval of this Agreement by the holders of a majority of the outstanding shares of BCG Common Stock. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of BCG, enforceable against BCG in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by BCG, nor the consummation by BCG of the transaction contemplated hereby, nor compliance by BCG with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of BCG's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any BCG Bank under, any Contract or Permit of any BCG Bank, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BCG, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any BCG Bank or any of their respective Assets.

          (c) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by BCG of the Merger and the other transactions contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit

Guaranty Corporation with respect to any employee benefit plans, and (iv) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BCG.

   5.3    Capital Stock.

          (a) The authorized capital stock of BCG consists of 3,000,000 shares of BCG Common Stock. At the close of business on March 31, 1997, there were 2,268,097 shares of BCG Common Stock issued and outstanding and 212,915 shares of BCG Common Stock were reserved for issuance upon the exercise of outstanding stock options and purchases under the BCG Option Plan. All of the issued and outstanding shares of BCG Common Stock are, and all of the shares of CSBI Common Stock to be issued in exchange for shares of BCG Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of BCG Common Stock has been, and none of the shares of CSBI Common Stock to be issued in exchange for shares of BCG Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of BCG.

          (b) Except as set forth in Section 5.3(a) of this Agreement, or as provided pursuant to the BCG Option Plan, or the Bank Corporation of Georgia Employee Stock Ownership Plan ("BCG ESOP") or pursuant to options to purchase shares of BCG Common Stock outside the BCG Option Plan or as Previously Disclosed, as of the date of this Agreement, there are no shares of capital stock or other equity securities of BCG outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of BCG or contracts, commitments, understandings, or arrangements by which BCG is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

   5.4 Financial Statements. BCG has Previously Disclosed and delivered to CSBI prior to the execution of this Agreement copies of all BCG Financial Statements for periods ended prior to the date hereof and will deliver to CSBI copies of all BCG Financial Statements prepared subsequent to the date hereof. The BCG Financial Statements (as of the dates thereof and the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of BCG and the BCG Banks, which are or will be, complete and correct and which have been or will have been, maintained in accordance with good business practices, and (ii) present or will present, fairly the consolidated financial position of BCG and the BCG Banks as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of BCG and the BCG Banks for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

   5.5 Absence of Undisclosed Liabilities. Neither BCG nor either BCG Bank has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either BCG or any of the BCG Banks except Liabilities which are accrued or reserved against in the consolidated balance sheets of BCG as of December 31, 1996 and March 31, 1997 included in the BCG Financial Statements or reflected in the notes thereto. Neither BCG nor either of the BCG Banks has incurred or paid any Liability since March 31, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BCG.

   5.6 Absence of Certain Changes or Events. Since March 31, 1997, except as disclosed in SEC Documents filed by BCG prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BCG, and (ii) neither BCG nor either of the BCG Banks has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of BCG provided in Article 7 of this Agreement.

   5.7    Tax Matters.

          (a) All tax returns required to be filed by or on behalf of BCG or any of the BCG Banks have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on BCG, and all returns filed are complete and accurate to the Knowledge of BCG. All

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

Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on BCG, except as reserved against in the BCG Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) Except as Previously Disclosed, neither BCG nor any of the BCG Banks has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to BCG or any of the BCG Banks, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BCG.

          (c) Adequate provision for any Taxes due or to become due for BCG or any of the BCG Banks for the period or periods through and including the date of the respective BCG Financial Statements has been made and is reflected on such BCG Financial Statements.

          (d) Deferred Taxes of BCG and the BCG Banks have been provided for in accordance with GAAP. Effective January 1, 1993, BCG adopted Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."

          (e) BCG and each BCG Bank has performed all due diligence procedures required under Internal Revenue Code Section 6722 relating to taxpayer identification numbers, have complied with all other information reporting requirements of the IRS, and BCG and each BCG Bank has complied with the withholding requirements under Internal Revenue Code Section 3406, except for any nonperformance or noncompliance which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on either BCG or any BCG Bank

   5.8 Compliance with Laws. BCG is duly registered as a bank holding company under the BHC Act. Each of the BCG Banks has in effect all permits necessary to own, lease or operate their Assets and to carry on their respective business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BCG or any of the BCG Banks, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BCG. Neither BCG nor any of the BCG Banks:

          (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BCG; and

          (b) except as Previously Disclosed, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that either BCG or any of the BCG Banks are not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BCG or any of the BCG Banks, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either BCG or any BCG Bank, or (iii) requiring either BCG or any of the BCG Banks to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board of directors resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

   5.9 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of BCG, threatened against either BCG or any of the BCG Banks, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either BCG or any of the BCG Banks, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against either BCG or any of the BCG Banks, that are reasonably likely to have, individually or in the aggregate a Material Adverse Effect on BCG or any of the BCG Banks.

   5.10 Reports. Since January 1, 1991, BCG and each of the BCG Banks has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either BCG or any of the BCG Banks). As of their respective dates, each of such reports

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

and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

   5.11 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by either BCG or any of the BCG Banks or any Affiliate thereof to CSBI pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by either BCG or any of the BCG Banks or any Affiliate thereof for inclusion in the Registration Statement to be filed by CSBI with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by either BCG or any of the BCG Banks or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to BCG shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by either BCG or any of the BCG Banks or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of BCG, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that either BCG or any of the BCG Banks or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

   5.12 Accounting, Tax and Regulatory Matters. Neither BCG nor any of the BCG Banks or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of BCG, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

   5.13 Assets. Except as Previously Disclosed or as disclosed or reserved against in the BCG Financial Statements, BCG and each BCG Bank have good and marketable title, free and clear of all Liens, to all of their respective Assets. All material tangible properties used in the business of BCG and each BCG Bank are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with BCG's past practices. All Assets which are material to BCG's and BCG Banks' businesses held under leases or subleases by BCG or any of the BCG Banks, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of BCG and the BCG Banks provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which BCG or any of the BCG Banks is a named insured are reasonably sufficient. The Assets of BCG and the BCG Banks include all assets required to operate the business of BCG and the BCG Banks as presently conducted.

   5.14   Environmental Matters.

          (a) To the Knowledge of BCG, BCG and BCG Banks' Participation Facilities, and their respective Loan Properties are, and have been, in substantial compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BCG or any of the BCG Banks.

          (b) There is no Litigation pending or, to the Knowledge of BCG, threatened before any court, governmental agency or authority or other forum in which either BCG, BCG Banks or any of their respective

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

Participation Facilities have been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by either BCG, BCG Banks or any of their respective Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BCG.

          (c) There is no Litigation pending or, to the Knowledge of BCG, threatened before any court, governmental agency or board or other forum in which any of their respective Loan Properties (or any BCG Bank in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either BCG or any of the BCG Banks.

          (d) To the Knowledge of BCG, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either BCG or any of the BCG Banks.

          (e) To the Knowledge of BCG, there have been no releases of Hazardous Material or oil in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either BCG or any of the BCG Banks.

          (f) Notwithstanding the foregoing, with respect to any of the BCG Banks' Loan Properties, BCG has not conducted any independent investigation and is making these representations and warranties only with respect to its Knowledge.

   5.15   Employee Benefit Plans.

          (a) BCG has Previously Disclosed, and delivered or made available to CSBI prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by BCG or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such persons are eligible to participate (collectively, the "BCG Benefit Plans"). Any of the BCG Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "BCG ERISA Plan." Each BCG ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "BCG Pension Plan". No BCG Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

          (b) All BCG Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BCG. Each BCG ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and BCG is not aware of any circumstances likely to result in revocation of any such favorable determination letter. BCG has not engaged in a transaction with respect to any BCG Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any BCG Companies to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or
Section 502(i) or ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BCG.

          (c) No BCG ERISA Plan which is a defined benefit plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any BCG Pension Plan, (ii) no change in the actuarial assumptions with respect to any BCG Pension Plan, and
(iii) no increase in benefits under any BCG Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably

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

likely to have, individually or in the aggregate, a Material Adverse Effect on BCG or materially affect the funding status of any such plan. Neither any BCG Pension Plan nor any "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by BCG, or the single-employer plan of any entity which is considered one employer with BCG under
Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on BCG. BCG has not provided, and is not required to provide, security to a BCG Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

          (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by BCG with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on BCG. Except as Previously Disclosed, BCG has not incurred any withdrawal Liability with respect to a multi employer plan under Subtitle B of Title IV or ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on BCG. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any BCG Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (e) Except as Previously Disclosed, BCG has no obligations to provide health and life benefits under any of the BCG Benefit Plans after termination of employment, except as required by Section 601 of ERISA and Section 4980 B of the Internal Revenue Code and BCG retains the right to amend or terminate any such Plan.

          (f) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any officer, director or any employee of BCG from BCG under any BCG Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any BCG Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of BCG and its respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the BCG Financial Statements to the extent required by and in accordance with GAAP.

   5.16 Material Contracts. Except as Previously Disclosed or otherwise reflected in the BCG Financial Statements, neither BCG, any of the BCG Banks nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, and (ii) any Contract relating to the borrowing of money by BCG, any of the BCG Banks or the guarantee by BCG or any of the BCG Banks of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business) (together with all Contracts referred to in Sections 5.13 and 5.15(a) of this Agreement, the "BCG Contracts"). Neither BCG nor any of the BCG Banks is in Default under any BCG Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either BCG or any of the BCG Banks. All of the indebtedness of BCG and the BCG Banks for money borrowed is prepayable at any time by BCG without penalty or premium.

   5.17 State Takeover Laws. BCG has not taken any necessary action which would require the transaction contemplated by this Agreement to comply with any applicable state takeover Law.

   5.18   Continuity of Stock Ownership.

          (a) To the Knowledge of BCG, there is no plan or intention by the holders of BCG Shares to sell, exchange, or otherwise dispose of a number of CSBI Shares received in the Merger that would reduce the ownership of CSBI Shares by the holders of BCG Shares to a number of CSBI Shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all the formerly outstanding BCG Shares as of the same date. For purposes of this representation, CSBI Shares Exchanged for cash pursuant to Section 1.5, surrendered by dissenters or exchanged for cash in lieu of fractional CSBI Shares will be treated as outstanding on

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

the date of the Merger. Moreover, BCG Shares and CSBI Shares held by holders of BCG Shares and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation;

          (b) CSBI will acquire at least ninety percent (90%) of the fair market value of the net Assets and at least seventy percent (70%) of the fair market value of the gross assets held by BCG immediately prior to the transaction. For purposes of this representation, amounts paid by BCG to dissenters, BCG assets used to pay its Merger expenses, and all redemptions and distributions (except for regular, normal dividends) made by BCG immediately preceding the Merger, will be included as assets of BCG held immediately prior to the Merger; and

          (c) The liabilities of BCG to be assumed by CSBI by virtue of the Merger and the liabilities to which the Assets of BCG are subject were incurred by BCG in the ordinary course of business.

                                   ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF CSBI

   CSBI hereby represents and warrants to BCG as follows:

   6.1 Organization, Standing, and Power. CSBI is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. CSBI has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. CSBI is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI.

   6.2    Authority, No Breach By Agreement.

          (a) CSBI has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transaction contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger contemplated herein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CSBI. This Agreement represents a legal, valid, and binding obligation of CSBI, enforceable against CSBI in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by CSBI, nor the consummation by CSBI of the transaction contemplated hereby, nor compliance by CSBI with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CSBI's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CSBI Companies under, any Contract or Permit of any CSBI Companies, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any CSBI Companies or any of their respective Assets.

          (c) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by CSBI of the Merger and the other transactions contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (iv) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI.

   6.3    Capital Stock.

          (a) The authorized capital stock of CSBI consists of 15,000,000 shares of CSBI Common Stock. At the close of business on March 31, 1997, there were 7,761,624 shares of CSBI Common Stock issued and outstanding. As of March 31, 1997, 50,000 shares of CSBI Common Stock were reserved for issuance upon the exercise of outstanding stock options and purchases under the Century South Banks, Inc. Incentive Stock Option Plan ("CSBI Option Plan"), 100,000 shares were reserved pursuant to the Century South Banks, Inc. Dividend

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

Reinvestment Plan ("Dividend Reinvestment Plan"), 100,000 shares were reserved pursuant to the Century South Banks, Inc. Employee Stock Ownership Plan ("CSBI ESOP"), and 5,000 shares were reserved pursuant to options granted to certain executive officers outside the CSBI Option Plan. All of the issued and outstanding shares of CSBI Common Stock are, and all of the shares of CSBI Common Stock to be issued in exchange for shares of BCG Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of CSBI Common Stock has been, and none of the shares of CSBI Common Stock to be issued in exchange for shares of BCG Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of CSBI.

          (b) Except as set forth in Section 6.3(a) of this Agreement, or as provided pursuant to the CSBI Option Plan, the CSBI Dividend Reinvestment Plan, or the CSBI ESOP, or pursuant to options to purchase shares of CSBI Common Stock outside the CSBI Option Plan or as Previously Disclosed, as of the date of this Agreement, there are no shares of capital stock or other equity securities of CSBI outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of CSBI or contracts, commitments, understandings, or arrangements by which CSBI is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

   6.4 Financial Statements. CSBI has Previously Disclosed and delivered to BCG prior to the execution of this Agreement copies of all CSBI Financial Statements for periods ended prior to the date hereof and will deliver to BCG copies of all CSBI Financial Statements prepared subsequent to the date hereof. The CSBI Financial Statements (as of the dates thereof and the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the CSBI Companies, which are or will be, complete and correct and which have been or will have been, maintained in accordance with good business practices, and (ii) present or will present, fairly the consolidated financial position of the CSBI Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the CSBI Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

   6.5 Absence of Undisclosed Liabilities. No CSBI Companies have any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, except Liabilities which are accrued or reserved against in the consolidated balance sheets of CSBI as of December 31, 1996 and March 31, 1997 included in the CSBI Financial Statements or reflected in the notes thereto. No CSBI Companies have incurred or paid any Liability since March 31, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI.

   6.6 Absence of Certain Changes or Events. Since March 31, 1997, except as disclosed in SEC Documents filed by CSBI prior to the date of this Agreement,
(i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, and (ii) the CSBI Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CSBI provided in Article 7 of this Agreement.

   6.7    Tax Matters.

          (a) All Tax returns required to be filed by or on behalf of any of the CSBI Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on CSBI, and all returns filed are complete and accurate to the Knowledge of CSBI. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on CSBI, except as reserved against in the CSBI Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) Except as Previously Disclosed, none of the CSBI Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any CSBI Companies, which deficiency

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is reasonably likely to have, individually or in the aggregate, a Material
Adverse Effect on CSBI.

          (c) Adequate provision for any Taxes due or to become due for any of the CSBI Companies for the period or periods through and including the date of the respective CSBI Financial Statements has been made and is reflected on such CSBI Financial Statements.

          (d) Deferred Taxes of the CSBI Companies have been provided for in accordance with GAAP. Effective January 1, 1993, CSBI adopted Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."

          (e) The CSBI Companies have performed all due diligence procedures required under Internal Revenue Code Section 6722 relating to taxpayer identification numbers, have complied with all other information reporting requirements of the IRS, and the CSBI Companies have complied with the withholding requirements under Internal Revenue Code Section 3406, except for any nonperformance or noncompliance which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the CSBI Companies.

   6.8 Compliance with Laws. CSBI is duly registered as a bank holding company under the BHC Act. Each of the CSBI Companies has in effect all permits necessary to own, lease or operate their Assets and to carry on their business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI. None of the CSBI Companies:

          (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI; and

          (b) except as Previously Disclosed, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any of the CSBI Companies are not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, or (iii) requiring any CSBI Companies to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

   6.9 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of CSBI, threatened against any CSBI Companies, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any CSBI Companies, that are reasonably likely to have, individually or in the aggregate a Material Adverse Effect on CSBI.

   6.10 Reports. Since January 1, 1991, each of the CSBI Companies has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements,
(ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

   6.11 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any CSBI Companies or any Affiliate thereof to BCG pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CSBI Companies or any Affiliate thereof for inclusion in the Registration Statement to be filed by CSBI with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to

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be supplied by any CSBI Companies or any Affiliate thereof for inclusion in the
Proxy Statement to be mailed to BCG shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any CSBI Companies or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of BCG, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any CSBI Companies or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

   6.12 Accounting, Tax and Regulatory Matters. No CSBI Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement. To the Knowledge of CSBI, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

   6.13 Assets. Except as Previously Disclosed or as disclosed or reserved against in the CSBI Financial Statements, CSBI and each CSBI Subsidiary have good and marketable title, free and clear of all Liens, to all of their respective Assets. All material tangible properties used in the business of CSBI and each CSBI Subsidiary are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with CSBI's past practices. All Assets which are material to CSBI and CSBI Subsidiaries= businesses held under leases or subleases by CSBI or any of the CSBI Subsidiaries, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of CSBI and the CSBI Subsidiaries provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which CSBI or any of the CSBI Subsidiaries is a named insured are reasonably sufficient. The Assets of CSBI and the CSBI Subsidiaries include all assets required to operate the business of CSBI and the CSBI Subsidiaries as presently conducted.

   6.14   Environmental Matters.

          (a) To the Knowledge of CSBI, CSBI and CSBI Subsidiaries= Participation Facilities, and their respective Loan Properties are, and have been, in substantial compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI or any of the CSBI Subsidiaries.

          (b) There is no Litigation pending or, to the Knowledge of CSBI, threatened before any court, governmental agency or authority or other forum in which either CSBI, CSBI Subsidiaries or any of their respective Participation Facilities have been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by either CSBI, CSBI Subsidiaries or any of their respective Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI.

          (c) There is no Litigation pending or, to the Knowledge of CSBI, threatened before any court, governmental agency or board or other forum in which any of their respective Loan Properties (or any CSBI Subsidiaries in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either CSBI or any of the CSBI Subsidiaries.

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

          (d) To the Knowledge of CSBI, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either CSBI or any of the CSBI Subsidiaries.

          (e) To the Knowledge of CSBI, there have been no releases of Hazardous Material or oil in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either CSBI or any of the CSBI Subsidiaries.

          (f) Notwithstanding the foregoing, with respect to any of the CSBI Subsidiaries= Loan Properties, CSBI has not conducted any independent investigation and is making these representations and warranties only with respect to its Knowledge.

   6.15   Employee Benefit Plans.

          (a) CSBI has Previously Disclosed, and delivered or made available to BCG prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by CSBI or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such persons are eligible to participate (collectively, the "CSBI Benefit Plans"). Any of the CSBI Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "CSBI ERISA Plan." Each CSBI ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "CSBI Pension Plan". No CSBI Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

          (b) All CSBI Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI. Each CSBI ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and CSBI is not aware of any circumstances likely to result in revocation of any such favorable determination letter. CSBI has not engaged in a transaction with respect to any CSBI Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any CSBI Companies to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) or ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI.

          (c) No CSBI ERISA Plan which is a defined benefit plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any CSBI Pension Plan, (ii) no change in the actuarial assumptions with respect to any CSBI Pension Plan, and
(iii) no increase in benefits under any CSBI Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI or materially affect the funding status of any such plan. Neither any CSBI Pension Plan nor any "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by CSBI, or the single-employer plan of any entity which is considered one employer with CSBI under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on CSBI. CSBI has not provided, and is not required to provide, security to a CSBI Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

          (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by CSBI with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on CSBI. Except as Previously Disclosed, CSBI has not incurred any withdrawal

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Liability with respect to a multi employer plan under Subtitle B of Title IV or
ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on CSBI. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any CSBI Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (e) Except as Previously Disclosed, CSBI has no obligations to provide health and life benefits under any of the CSBI Benefit Plans after termination of employment, except as required by Section 601 of ERISA and
Section 4980 B of the Internal Revenue Code, CSBI retains the right to amend or terminate any such Plan.

          (f) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any officer, director or any employee of CSBI from CSBI under any CSBI Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any CSBI Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of CSBI and its respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the CSBI Financial Statements to the extent required by and in accordance with GAAP.

   6.16 Material Contracts. Except as Previously Disclosed or otherwise reflected in the CSBI Financial Statements, neither CSBI, any of the CSBI Subsidiaries nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, and (ii) any Contract relating to the borrowing of money by CSBI, any of the CSBI Subsidiaries or the guarantee by CSBI or any of the CSBI Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business) (together with all Contracts referred to in Sections 6.13 and 6.15(a) of this Agreement, the "CSBI Contracts"). Neither CSBI nor any of the CSBI Subsidiaries is in Default under any CSBI Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either CSBI or any of the CSBI Subsidiaries. All of the indebtedness of CSBI and the CSBI Subsidiaries for money borrowed is prepayable at any time by CSBI without penalty or premium.

                                   ARTICLE 7
                    CONDUCT OF BUSICNESS PENDING CONSUMMATION

   7.1 Affirmative Covenants of BCG. Unless the prior written consent of CSBI shall have been obtained, and except as otherwise contemplated herein, BCG agrees:

          (a) to operate its business and cause the BCG Banks to operate their respective businesses in the usual, regular, and ordinary course;

          (b) to preserve intact its business organizations and Assets and maintain its rights and franchises;

          (c) to use its best efforts to cause its representations and warranties to be correct at all times; and

          (d) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

   7.2 Negative Covenants of BCG. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, BCG covenants and agrees that it and each of the BCG Banks will not do or agree or commit to do, any of the following without the prior written consent of the Chief Executive Officer of CSBI, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Articles of Association, Bylaws or other governing

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

instruments of either BCG or any of the BCG Banks; or

          (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of the business of BCG and the BCG Banks consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of the BCG Banks held by BCG of any Lien or permit any such Lien to exist; or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under current employee benefit plans, dividend reinvestment plans or voluntary stock purchase plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of BCG, or declare or pay any dividend or make any other distribution in respect of BCG's capital stock provided that BCG may, in its sole discretion (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay a quarterly cash dividend consistent with its past practices; or

          (d) except for this Agreement, or as Previously Disclosed, issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of either BCG or any of the BCG Banks' common stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock other than in the ordinary course under current employee benefit plans, dividend reinvestment plans or voluntary stock purchase plans; or

          (e) adjust, split, combine or reclassify any capital stock of BCG or issue or authorize the issuance of any other securities in respect of or in substitution for shares of either BCG or any of the BCG Banks' common stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by BCG in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of either BCG or any of the BCG Banks (including such discretionary increases as may be contemplated by existing employment agreements) exceeding five percent (5%) individually or in the aggregate on an annual basis, except in accordance with past practice Previously Disclosed or as required by Law; pay any bonus except in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of BCG; grant any increase in fees or other increases in compensation or other benefits to directors of either BCG or any of the BCG Banks except in accordance with past practice Previously Disclosed; or

          (h) enter into or amend any employment Contract between BCG and any Person (unless such amendment is required by Law or this Agreement) that BCG does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of BCG or make any material change in or to any existing employee benefit plans of BCG other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of BCG for money damages in excess of $100,000 or material restrictions upon the operations of BCG; or

          (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

   7.3 Affirmative Covenants of CSBI. Unless the prior written consent of BCG shall have been obtained, and except as otherwise contemplated herein, CSBI agrees

          (a) to operate its business and cause the CSBI Companies to operate their respective businesses in the usual, regular, and ordinary course;

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          (b)  to preserve intact its business organizations and Assets and maintain its rights and franchises;

          (c) to use its best efforts to cause its representations and warranties to be correct at all times; and

          (d) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

   7.4 Negative Covenants of CSBI. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, CSBI covenants and agrees that it and each of the CSBI Companies will not do or agree or commit to do, any of the following without the prior written consent of the Chief Executive Officer of BCG, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Articles of Association, Bylaws or other governing instruments of either CSBI or any of the CSBI Companies; or

          (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of the business of CSBI and the CSBI Companies consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of the CSBI Companies held by CSBI of any Lien or permit any such Lien to exist; or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under current employee benefit plans, dividend reinvestment plans or voluntary stock purchase plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of CSBI, or declare or pay any dividend or make any other distribution in respect of CSBI's capital stock provided that CSBI may, in its sole discretion (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay a quarterly cash dividend consistent with its past practices; or

          (d) except for this Agreement, or as Previously Disclosed, issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of either CSBI or any of the CSBI Companies' common stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock other than in the ordinary course under current employee benefit plans, dividend reinvestment plans or voluntary stock purchase plans; or

          (e) adjust, split, combine or reclassify any capital stock of CSBI or issue or authorize the issuance of any other securities in respect of or in substitution for shares of either CSBI or any of the CSBI Companies' common stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by CSBI in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of either CSBI or any of the CSBI Companies (including such discretionary increases as may be contemplated by existing employment agreements) exceeding five percent (5%) individually or in the aggregate on an annual basis, except in accordance with past practice Previously Disclosed or as required by Law; pay any bonus except in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of CSBI; grant any increase in fees or other increases in compensation or other benefits to directors of either CSBI or any of the CSBI Companies except in accordance with past practice Previously Disclosed; or

          (h) enter into or amend any employment Contract between CSBI and any Person (unless such amendment is required by Law or this Agreement) that CSBI does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of CSBI or make any material change in or to any existing employee benefit plans of CSBI other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of CSBI for money damages in excess of $100,000 or material restrictions upon the operations of CSBI; or

          (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

   7.5 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

   7.6 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports (other than currency transaction reports) promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

   8.1 Registration Statement, Proxy Statement, Shareholder Approval. As soon as practicable after execution of this Agreement, CSBI shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state blue sky or securities Laws in connection with the issuance of the shares of CSBI Common Stock upon consummation of the Merger. BCG shall furnish all information concerning it and the holders of its capital stock as CSBI may reasonably request in connection with such action. BCG shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) BCG shall assist CSBI in the preparation and filing of a Proxy Statement (which shall be included in the Registration Statement) with the SEC and mail it to BCG's shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of BCG shall unanimously recommend (subject to compliance with their fiduciary duties as advised by counsel to its shareholders the approval of this Agreement, and (iv) the Board of Directors and officers of BCG shall use their best efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

   8.2 Applications. CSBI shall promptly prepare and file, and BCG shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. CSBI shall permit BCG to review such applications prior to filing same.

   8.3 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, CSBI shall execute and file the Articles of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

   8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take all actions, and to do all things necessary, proper, or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by CSBI in connection with the CSBI Common Stock to be issued in the Merger or a resolicitation of proxies as a consequence of an acquisition agreement by CSBI or any of its Subsidiaries shall not violate this covenant), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

   8.5    Investigation and Confidentiality.

          (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transaction contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

          (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by other Party concerning its and its Subsidiaries' businesses, operations, and financial condition except in furtherance of the transaction contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

          (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

   8.6 Press Releases. Prior to the Effective Time, BCG and CSBI shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

   8.7 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby or with the consent of the other Party, neither Party nor any of its respective Affiliate, nor any investment banker, attorney, accountant or other representative (collectively "Representatives") retained by such Party shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of a Party's Board of Directors as advised by counsel, neither Party nor any of its respective Affiliates or Representatives thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but either Party may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Either Party shall promptly notify the other verbally and in writing in the event that such Party receives any inquiry or proposal relating to any such transaction. Each Party shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

   8.8 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

   8.9 State Takeover Laws. BCG shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable state takeover Law.

   8.10 Articles of Incorporation Provisions. BCG shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger does not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of BCG or restrict or impair the ability of CSBI to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of BCG that may be acquired or controlled by it.

     8.11 Agreement of Affiliates. BCG has Previously Disclosed all Persons whom it reasonably believes is an "affiliate" of BCG for purposes of Rule 145 under the 1933 Act. BCG shall use its reasonable efforts to cause each such Person to deliver to CSBI not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 1, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of BCG Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of CSBI Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as the financial results covering at least 30 days of combined operations of CSBI and BCG have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, shares of CSBI Common Stock issued to such affiliates of BCG in exchange for shares of BCG Common Stock shall not be transferable until such time as financial results referred to in this Section 8.11 have been published as set forth in this
Section 8.11, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.11 (and CSBI shall be entitled to place restrictive legends upon certificates for shares of CSBI Common Stock issued to affiliates of BCG pursuant to this Agreement to enforce the provisions of this
Section 8.11). CSBI shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of CSBI Common Stock by such affiliates.

     8.12 Employee Benefits and Contracts. Following the Effective Time, CSBI shall provide generally to officers and employees of BCG employee benefits under employee benefit plans on terms and conditions which when taken as a whole are substantially similar to those currently provided by the CSBI Companies to their similarly situated officers and employees. For purposes of participation and vesting under such employee benefit plans, the service of the employees of BCG prior to the Effective Time shall be treated as service with the CSBI Companies participating in such employee benefit plans. Except as set forth herein, CSBI also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts Previously Disclosed to CSBI between BCG and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the BCG Benefit Plans. Each Party will exercise its best efforts to amend any agreement it has with its respective officers and employees to except the Merger from qualifying under any change of control provision under such officer's or employee's employment, option or similar agreement

                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

            (a)  Shareholder Approval. The shareholders of BCG shall have
                 --------------------
approved this Agreement, and the consummation of the Merger as and to the extent required by Law and by the provisions of any of its governing instruments.

            (b)  Regulatory Approvals. All Consents of, filings and
                 --------------------
registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

            (c)  Consents and Approvals. Each Party shall have obtained any and
                 ----------------------
all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

            (d)  Legal Proceedings.  No court or governmental or regulatory
                 -----------------
authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the

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

transactions contemplated by this Agreement.

          (e)  Registration Statement.  The Registration Statement shall be
               ----------------------
effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of CSBI Common Stock issuable pursuant to the Merger shall have been received.

          (f)  Pooling Letters.  Each of the Parties shall have received a
               ---------------
letter, dated as of the Effective Time, in form and substance reasonably acceptable to such Party, from KPMG Peat Marwick LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

          (g)  Tax Matters. BCG and CSBI shall have received a written opinion
               -----------
of counsel from Troutman Sanders LLP in form reasonably satisfactory to each of them (the "Tax Opinion"), to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of BCG Common Stock for CSBI Common Stock will not give rise to gain or loss to the stockholders of BCG with respect to such exchange (except to the extent of any cash received), and (iii) neither BCG nor CSBI will recognize gain or loss as a consequence of the Merger except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code. In rendering such Tax Opinion, Troutman Sanders LLP shall be entitled to rely upon representations of officers of BCG and CSBI reasonably satisfactory in form and substance to such counsel.

   9.2 Conditions to Obligations of CSBI. The obligations of CSBI to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CSBI pursuant to Section 11.6(a) of this Agreement:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of BCG set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BCG.

          (b)  Performance of Agreements and Covenants.  Each and all of the
               ---------------------------------------
agreements and covenants of BCG to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c)  Certificates. BCG shall have delivered to CSBI (i) a certificate,
               ------------
dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and its Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by BCG Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CSBI and its counsel shall request.

          (d)  Opinion of Counsel.  CSBI shall have received an opinion of
               ------------------
Kilpatrick Stockton LLP, counsel to BCG, dated as of the Closing, in form reasonably satisfactory to CSBI, as to the matters set forth in Exhibit 2 hereto.

          (e)  Accountant's Letters. CSBI shall have received from Porter Keadle
               --------------------
Moore, LLP letters dated not more than five (5) days prior to (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding BCG, in form and substance reasonably satisfactory to CSBI, which letters shall be based upon customary specified procedures undertaken by such firm.

          (f)  Affiliates Agreements. CSBI shall have received from each
               ---------------------
affiliate of BCG the affiliates' letters referred to in Section 8.11 hereof, to the extent necessary to assure in the reasonable judgment of CSBI that the transaction contemplated hereby will qualify for pooling-of-interests accounting treatment.

          (g)  Due Diligence Investigation.  On or before June 30, 1997, CSBI
               ---------------------------
shall have completed a due diligence investigation in regard to BCG and shall have resolved to its sole satisfaction any issues which arise in the course of such investigation.

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

   9.3 Conditions to Obligations of BCG. The obligations of BCG to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by BCG pursuant to Section 11.6(b) of this Agreement:

         (a)   Representations and Warranties.  The representations and
               ------------------------------
warranties of CSBI set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CSBI.

          (b)  Performance of Agreements and Covenants.  Each and all of the
               ---------------------------------------
agreements and covenants of CSBI to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c)  Certificates. CSBI shall have delivered to BCG (i) a certificate,
               ------------
dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and its Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by CSBI Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transaction contemplated hereby, all in such reasonable detail as BCG and its counsel shall request.

          (d)  Opinion of Counsel.  BCG shall have received an opinion of
               ------------------
Troutman Sanders LLP, counsel to CSBI, dated as of the Effective Time, in form reasonably satisfactory to BCG, as to matters set forth in Exhibit 3 hereto.

          (e)  Due Diligence Investigation. On or before June 30, 1997, BCG
               ---------------------------
shall have completed a due diligence investigation in regard to CSBI and shall have resolved to its sole satisfaction any issues which arise in the course of such investigation.

          (f)  Accountant's Letters. BCG shall have received from KPMG Peat
               --------------------
Marwick letters dated not more than five (5) days prior to (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding CSBI, in form and substance reasonably satisfactory to BCG, which letters shall be based upon customary specified procedures undertaken by such firm.

                                  ARTICLE 10
                                  TERMINATION

   10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of BCG, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of CSBI and the Board of Directors of BCG; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of CSBI and Section 9.3(a) of this Agreement in the case of BCG; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event
(i) any Consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of BCG fail to vote their approval of this Agreement and the transaction contemplated hereby as required by the GBCC at the Shareholders' Meeting where the transaction was presented to such shareholders for approval and voted upon; or

          (d) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by December 31, 1997, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this
Section 10.1(d); or

          (e) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
Section 10.1(d) of this Agreement; or

          (f) By CSBI in the event that the Board of Directors of BCG shall have failed to reaffirm, following a written request by CSBI for such reaffirmation after BCG shall have received any inquiry or proposal with respect to an Acquisition Proposal, its approval of the Merger (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger.

   10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this
Section 10.2 and Article 11 and Section 8.5(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b) or 10.1(e) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

   10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles 2, 3, 4, and 11 and Section 8.11 of this Agreement.

                                  ARTICLE 11
                                 MISCELLANEOUS

   11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

          "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

          "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any officer, director, partner, employee, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

          "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BCG BANKS" shall have the meaning set forth on page 1 of this Agreement.

          "BCG BENEFIT PLANS" shall have the meaning set forth in Section 5.15 of this Agreement.

          "BCG COMMON STOCK" shall mean the $1.00 par value common stock of BCG.

          "BCG FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of BCG as of March 31, 1997 and as of December 31, 1996 and 1995, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1997, and for each of the four fiscal years ended December 31, 1996, 1995, 1994, 1993, as filed by BCG in SEC Documents, and (ii) the consolidated balance sheets of BCG (including related notes and schedules, if any) and related statements of income, changes in

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

   shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1997, with related prior year comparable financial statements.

          "BCG STOCK PLAN" shall mean the existing stock option and other stock-based compensation plans of BCG.

          "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "CSBI COMMON STOCK" shall mean the $1.00 par value common stock of CSBI.

          "CSBI COMPANIES" shall mean, collectively, CSBI and all CSBI Subsidiaries.

          "CSBI FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of CSBI as of March 31, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended Mach 31, 1997, and for each of the four years ended December 31, 1996, 1995, 1994, 1993, as filed by CSBI in SEC Documents and (ii) the consolidated statements of condition of CSBI (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1997.

          "CSBI SUBSIDIARIES" shall mean the Subsidiaries of CSBI.

          "CLOSING" shall mean the closing of the transaction contemplated hereby, as described in Section 1.2 of this Agreement.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

          "EFFECTIVE TIME" shall mean the date and time at which the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia.

          "ENVIRONMENTAL LAWS" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" shall have the meaning provided in Section 5.15 of this Agreement.

          "ERISA PLAN" shall have the meaning provided in Section 5.15 of this Agreement.

          "EXHIBITS" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "GBCC" shall mean the Georgia Business Corporation Code.

          "GEORGIA ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by CSBI and BCG and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. '' 9601 et seq., or any similar federal, state or local Law.

          "IRS" shall mean the Internal Revenue Service.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "KNOWLEDGE" as used with respect to a Person shall mean the knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, any Senior or Executive Vice President of such Person or with respect to BCG, Richard R. Cheatham, Esquire and F. Sheffield Hale, Esquire, and with respect to CSBI, Thomas O. Powell, Esquire.

          "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities and (y) changes in GAAP or regulatory accounting principles generally applicable to Banks and their holding companies.

          "MERGER" shall mean the merger of BCG with and into CSBI referred to in Section 1.1 of this Agreement.

          "MERGER CONSIDERATION" shall mean the aggregate consideration to be received for all of the shares of BCG Common Stock.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotations System.

          "1933 ACT" shall mean the Securities Act of 1933, as amended.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

          "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "PARTY" shall mean either BCG or CSBI, and "Parties" shall mean BCG and CSBI.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities, or business.

          "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PREVIOUSLY DISCLOSED" shall mean information delivered in writing prior to the date of this Agreement in the manner and to the Party or counsel or both described in Section 11.8 of this Agreement and entitled "Previously Disclosed Information Delivered Pursuant to the Agreement and Plan of Merger" describing in reasonable detail the matters contained therein or identifying the information disclosed, provided that in the case of Subsidiaries acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition.

          "PROXY STATEMENT" shall mean the proxy statement used by BCG to solicit the approval of its shareholders of the transactions contemplated by this Agreement and shall include the prospectus of CSBI relating to shares of CSBI Common Stock to be issued to the shareholders of BCG.

          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by CSBI under the 1933 Act in connection with the transactions contemplated by this Agreement.

          "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC DOCUMENTS" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of BCG to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "SUBSIDIARIES" shall mean all those corporations, Banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "SURVIVING CORPORATION" shall mean CSBI as the surviving corporation resulting from the Merger.

          "TAXES" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

   11.2   Expenses.

          (a)  General.  Except as otherwise provided in this Section 11.2, each
               -------
of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

          (b)  Breach by BCG with Subsequent Business Combination.  In addition
               --------------------------------------------------
to the foregoing, if, after the date of this Agreement and within 12 months following

          (i)  any termination of this Agreement

               (1) by CSBI pursuant to Sections 10.1(b), 10.1(e) (but only on the basis of the failure of BCG to satisfy any of the conditions enumerated in Section 9.2, other than Section 9.2(d) or (e)) or 10.1(f) of this Agreement, or

               (2) by either Party pursuant to Section 10.1(c)(ii) (with respect to approval of the shareholders of BCG), or

         (ii) failure to consummate the Merger by reason of any failure of BCG to satisfy the conditions enumerated in Section 9.1(a) (as such section relates to approval of the shareholders of BCG), or Section 9.2, other than Section 9.2(d) or (e), any third-party shall acquire, merge with, combine with, purchase a significant amount of assets of, or engage in any other business combination with, or purchase any equity securities involving an acquisition of fifty-one percent (51%) or more of the voting stock of, BCG, or enter into any binding agreement to do any of the foregoing (collectively, a "Business Combination"), such third-party that is a party to the Business Combination shall pay to CSBI, prior to consummation of the Business Combination the sum of $500,000 in cash which sum represents compensation for CSBI's loss as the result of the transaction contemplated by this Agreement not being consummated. In the event such third-party shall refuse to pay such amounts, the amounts shall be an obligation of BCG and shall be paid by BCG promptly upon notice to BCG by CSBI.

          (c)  Breach by CSBI with Subsequent Business Combination.  In addition
               ---------------------------------------------------
to the foregoing, if, after the date of this Agreement and within 12 months following

          (i) any termination of this Agreement by BCG pursuant to Sections 10.1(b), 10.1(e) (but only on the basis of the failure of CSBI to satisfy any of the conditions enumerated in Section 9.3, other than Section 9.3(d) or (e)) of this Agreement; or

          (ii) failure to consummate the Merger by reason of any failure of CSBI to satisfy the conditions enumerated in Section 9.3, other than Section 9.3(d) or (e),

any third-party shall acquire, merge with, combine with, purchase a significant amount of assets of, or engage in any other business combination with, or purchase any equity securities involving an acquisition of fifty-one percent (51%) or more of the voting stock of, CSBI, or enter into any binding agreement to do any of the foregoing

(collectively, a "Business Combination"), such third-party that is a party to the Business Combination shall pay to BCG, prior to consummation of the Business Combination the sum of $500,000 in cash which sum represents compensation for BCG's loss as the result of the transaction contemplated by this Agreement not being consummated. In the event such third-party shall refuse to pay such amounts, the amounts shall be an obligation of CSBI and shall be paid by CSBI promptly upon notice to CSBI by BCG.

          (d)  Non-Exclusive Remedy for Willful Breach. Nothing contained in
               ---------------------------------------
this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

   11.3 Brokers and Finders. Each Party represents and warrants to the other Party that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by any Party, such Party agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

   11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transaction contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

   11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of BCG Common Stock, there shall be made no amendment decreasing the consideration to be received by BCG shareholders without the further approval of such shareholders.

   11.6   Waivers.

          (a) Prior to or at the Effective Time, CSBI, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by BCG, to waive or extend the time for the compliance or fulfillment by BCG of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CSBI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CSBI.

          (b) Prior to or at the Effective Time, BCG, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CSBI, to waive or extend the time for the compliance or fulfillment by CSBI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BCG under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of BCG.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

   11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

   11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

          CSBI:               Century South Banks, Inc.
                              P. O. Box 3366
                              455 Jesse Jewell Parkway, Suite 301
                              Gainesville, Georgia 30501
                              404/532-5086 - FAX
                              Attn: James A. Faulkner, President


          Copy to Counsel:    Thomas O. Powell, Esquire
                              Troutman Sanders LLP
                              NationsBank Plaza
                              600 Peachtree Street, N.E., Suite 5200
                              Atlanta, Georgia 30308-2216
                              404/885-3900 - FAX

          BCG:                Bank Corporation of Georgia
                              4951 Forsyth Road
                              Macon, Georgia 31203-4099
                              912/757-2023 - FAX
                              Attn: Joseph W. Evans, President

          Copy to Counsel:    Richard R. Cheatham, Esquire
                              Kilpatrick Stockton LLP
                              1100 Peachtree Street, N.E.
                              Atlanta, Georgia 30309
                              404/815-6555 - FAX

   11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

   11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

   11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

   11.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   11.14 Interpretation of Agreement. The parties hereto acknowledge and agree that each party has participated in the drafting of this Agreement and that this document has been reviewed by the respective counsel for the parties hereto and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

   IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                 "CSBI"

                                        CENTURY SOUTH BANKS, INC.

____________________________________    By:_________________________________
Susan J. Anderson, Secretary               James A. Faulkner, President

               [CORPORATE SEAL]

ATTEST:                                 "BCG"

                                        BANK CORPORATION OF GEORGIA

____________________________________    By:_________________________________
________________________, Secretary        William H. Anderson, II, Chairman

               [CORPORATE SEAL]         By:_________________________________
                                           Joseph W. Evans, President

                               LIST OF EXHIBITS


   Exhibit 1   Affiliates Agreement

   Exhibit 2   Opinion of Kilpatrick Stockton LLP

   Exhibit 3   Opinion of Troutman Sanders LLP

                                   EXHIBIT A

                              AFFILIATE AGREEMENT
                              -------------------


Century South Banks, Inc.
455 Jesse Jewell Parkway, Suite 301
Gainesville, Georgia 30501

Attention: James A. Faulkner, President

Gentlemen:

   The undersigned is a shareholder of Bank Corporation of Georgia ("BCG"), a bank holding company organized under the laws of the State of Georgia and located in Macon, Georgia, and will become a shareholder of Century South Banks, Inc.("CSBI") pursuant to the transaction described in the Agreement and Plan of Merger, dated as of March 31, 1997 (the "Agreement"), by and between BCG and CSBI. Under the terms of the Agreement, BCG will be merged with and into CSBI (the "Merger"), and the shares of the $1.00 par value common stock of BCG will be converted into and exchanged for shares of the $1.00 par value common stock of CSBI ("CSBI Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and CSBI regarding certain rights and obligations of the undersigned in connection with the shares of CSBI to be received by the undersigned as a result of the Merger.

   In consideration of the Merger and the mutual covenants contained herein, the undersigned and CSBI hereby agree as follows:

   1. Affiliate Status. The undersigned understands and agrees that as to BCG he is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that he will be such an "affiliate" at the time of the Merger.

   2. Initial Restriction on Disposition. The undersigned agrees that he will not sell, transfer, or otherwise dispose of his interest in, or reduce his risk relative to, any of the shares of CSBI Common Stock into which his shares of BCG Common Stock are converted upon consummation of the Merger until such time as CSBI notifies the undersigned that the requirements of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 and 135") have been met. The undersigned understands that ASR 130 and 135 relate to publication of financial results of post-Merger combined operations of CSBI and BCG. CSBI agrees that it will publish such results within 45 days after the end of the most recent calendar quarter of CSBI containing the required period of post-Merger combined operations and that it will notify the undersigned promptly following such publication.

   3. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that:

         (a) The CSBI Common Stock received by the undersigned as a result of the Merger will be taken for his own account and not for others, directly, or indirectly, in whole or in part.

         (b) CSBI has informed the undersigned that any distribution by the undersigned of CSBI Common Stock has not been registered under the 1933 Act and that shares of CSBI Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. THE UNDERSIGNED UNDERSTANDS THAT CSBI IS UNDER NO OBLIGATION TO FILE A REGISTRATION STATEMENT WITH THE SEC COVERING THE DISPOSITION OF THE UNDERSIGNED'S SHARES OF CSBI COMMON STOCK.

   4. Restrictions on Transfer. The undersigned understands and agrees that stop transfer instructions with respect to the shares of CSBI Common Stock received by the undersigned pursuant to the Merger will be given to CSBI's Transfer Agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

    "The shares represented by this certificate were issued pursuant to a business
         combination and may not be sold nor may the owner thereof reduce his risks relative thereto in any way, until such time as CSBI has published the financial results covering at least 30 days of combined operations after the effective date of the Merger through which the business combination was effected. In addition, the shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, (2) in accordance with (i) rule 145(d) (in the case of shares issued to an individual who is not an affiliate of
                                                       ---
         CSBI) or (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of CSBI) of the Rules and Regulations of such Act, or (3) in accordance with a legal opinion satisfactory to counsel for CSBI that such sale or transfer is otherwise exempt from the registration requirements of the Act."

Such legend will also be placed on any certificate representing CSBI securities issued subsequent to the original issuance of the CSBI Common Stock pursuant to the Merger as a result of any stock dividend, stock split, or other recapitalization as long as the CSBI Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. Upon the request of the undersigned, CSBI shall cause the certificates representing the shares of CSBI Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to restrictions on transfer by virtue of ASR 130 and 135 as soon as practicable after the requirements of ASR 130 and 135 have been met. In addition, if the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the CSBI Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in rule 145(d), CSBI, upon the request of the undersigned, will cause the certificates representing the shares of CSBI Common Stock issued to the undersigned in connection with the Merger to the reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by CSBI of an opinion of its counsel to the effect that such legend may be removed.

    5. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his ability to sell, transfer, or otherwise dispose of the shares of CSBI Common Stock received by the undersigned, to the extent he believes necessary, with his counsel or counsel for BCG.

    6. Filing of Reports by CSBI. CSBI agrees, for a period of three years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of CSBI Common Stock issued to the undersigned pursuant to the Merger.

    7. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of CSBI Common Stock received by him in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for CSBI Common Stock together with such additional information as the transfer agent may reasonably request. If CSBI's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), CSBI shall cause such counsel to provide such opinions as may be necessary to CSBI's Transfer Agent so that the undersigned may complete the proposed sale or transfer.

    8. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply with respect to BCG Common Stock held by, and CSBI Common Stock issued in connection with the Merger to, (i) the undersigned's spouse, (ii) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or executive officer of CSBI or becomes a director or executive officer of CSBI upon consummation of the Merger, among other things, any sale of CSBI Common Stock by the undersigned within a period of less than six months following the effective time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

    9. Miscellaneous. This Affiliate Agreement is the complete agreement between CSBI and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

    This Affiliate Agreement is executed as of the ____,  day of ________, 1997.

                                             Very truly yours,


                                             _____________________________
                                             Signature


                                             _____________________________
                                             Print Name


                                             _____________________________
                                             _____________________________
                                             _____________________________
                                             Address


AGREED TO AND ACCEPTED as of
______________________, 1997


CENTURY SOUTH BANKS, INC.

By:___________________________
   James A. Faulkner, President

                                   EXHIBIT B


                               MATTERS TO WHICH
                      KILPATRICK STOCKTON LLP WILL OPINE


    1. BCG is a bank holding company duly organized, validly existing, and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

    2. The deposits of the BCG Banks are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

    3. BCG's authorized shares consists of 3,000,000 shares of BCG Common Stock, of which 2,268,097 shares were outstanding as of March 31, 1997 and ________ shares were outstanding as of the Closing Date. As of March 31, 1997, 212,915 shares of BCG Common Stock were reserved for issuance upon the exercise of outstanding stock options and purchases under the BCG Option Plan. As of the Closing Date _______ shares of BCG Common Stock were reserved for issuance upon the exercise of outstanding stock options and purchases under the BCG Option Plan. The shares of BCG Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our Knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating BCG to issue or acquire any of its equity securities except those issued pursuant to the BCG Option Plan.

    4. The execution and delivery by BCG of the Agreement do not, and if BCG was now to perform its obligations under the Agreement such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of BCG or, to our Knowledge, result in any breach of, or default or acceleration under any mortgage, agreement, lease, indenture, or other instrument, order, judgment or decree to which BCG is a party or by which it is bound other than pursuant to that certain Loan Agreement with First Liberty Bank dated as of _________, 199_, a copy of which has been provided to CSBI.

    5. The Agreement has been duly and validly executed and delivered by BCG, and assuming valid authorization, execution and delivery by CSBI, constitutes a valid and binding agreement of BCG enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

                                EXHIBIT C


                               MATTERS TO WHICH
                             TROUTMAN SANDERS LLP
                                  WILL OPINE



    1. CSBI is a bank holding company duly organized, validly existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

    2. The execution and delivery by CSBI of the Agreement do not, and if CSBI was now to perform its obligations under the Agreement, such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of CSBI or, to our Knowledge, result in any breach of, or default or acceleration under any mortgage, agreement, lease, indenture, or other instrument, order, judgment, or decree to which CSBI is a party or by which CSBI is bound.

    3. The Agreement has been duly and validly executed and delivered by CSBI, and assuming valid authorization, execution and delivery by BCG, constitutes a valid and binding agreement of CSBI enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     This Amendment to Agreement and Plan of Merger, dated as of July 11, 1997 (the "Amendment"), by and among Bank Corporation of Georgia ("BCG"), a corporation organized and existing under the laws of the State of Georgia and Century South Banks, Inc. ("CSBI"), a corporation organized and existing under the laws of the State of Georgia:

     WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger dated as of March 31, 1997 by and between BCG and CSBI (the "Merger Agreement"), BCG will merge with and into CSBI and shares of BCG will be converted into the right to receive shares of common stock of CSBI; and

     WHEREAS, the parties wish to amend the Merger Agreement pursuant to the terms of Section 11.5 thereof.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties agree as follows:

     1. The number, one and thirty-three one hundredths (1 and 33/100), used in the second line of Section 3.1(b) and the ninth and eleventh lines of Section 3.6(a) shall be changed to the number, one and thirty-five one hundredths (1 and 35/100) such that the exchange ratio equals one and thirty-five one hundredths (1.35) to one.

     2.   The date reference "June 30, 1997" appearing in the first lines of
Section 9.2(g) and 9.3(e) shall be changed to "July 31, 1997. "

     3. Except as amended hereby, the terms, conditions, covenants, agreements, representations and warranties contained in the Merger Agreement shall remain unaffected hereby and shall continue in full force and effect.

     4. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers as of the date first written above.

                                    "BCG"

ATTEST:                             BANK CORPORATION OF GEORGIA


________________________________    By:_______________________________________
_______________, Secretary             William H. Anderson, II, Chairman

     [CORPORATE SEAL]

                                    By:_______________________________________
                                       Joseph W. Evans, President

                                    "CSBI"

ATTEST:                             CENTURY SOUTH BANKS, INC.


________________________________    By:_______________________________________
Susan J. Anderson, Secretary          James A.  Faulkner, President

     [CORPORATE SEAL]

               SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER


     This Amendment to Agreement and Plan of Merger, dated as of October 14, 1997 (the "Amendment"), by and between Bank Corporation of Georgia ("BCG"), a corporation organized and existing under the laws of the State of Georgia, and Century South Banks, Inc. ("CSBI"), a corporation organized and existing under the laws of the State of Georgia:

     WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger dated as of March 31, 1997 by and between BCG and CSBI (the "Merger Agreement"), as amended by that certain Amendment to Agreement and Plan of Merger by and between BCG and CSBI dated July 11, 1997, BCG will merge with and into CSBI and shares of BCG will be converted into the right to receive shares of common stock of CSBI; and

     WHEREAS, the parties wish to amend the Merger Agreement pursuant to the terms of Section 11.5 thereof.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties agree as follows:

     1. The fifth sentence of the first paragraph of the Preamble is hereby amended by deleting same and inserting in lieu thereof the following:

     "The transaction described in this Agreement is subject to the approvals of the shareholders of BCG, the shareholders of CSBI, the Board of Governors of the Federal Reserve System and the Department of Banking and Finance of the State of Georgia and the satisfaction of certain other conditions described in this Agreement."

     2. Section 1.3(ii) is hereby amended by deleting same and inserting in lieu thereof the following:

     "(ii) the date on which the respective shareholders of BCG and CSBI, voting separately, shall have approved this Agreement to the extent such approval is required by applicable Law; or"

     3. The third sentence of Section 5.11 is hereby amended by deleting same and inserting in lieu thereof the following:

     "None of the information supplied or to be supplied by either BCG or any of the BCG Banks or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to BCG shareholders and CSBI shareholders in connection with the BCG Shareholders' Meeting and the CSBI Shareholders' Meeting, respectively, and any other documents to be filed by either BCG or any of the BCG Banks or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of BCG and CSBI, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of each of the BCG Shareholders' Meeting and the CSBI Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for either of such shareholders' meetings."

     4. The second sentence of Section 6.2(a) is hereby amended by inserting the following at the end of such sentence:

     "subject to the approval of this Agreement by a majority of the votes cast in person or by proxy by holders of shares of CSBI Common Stock at the CSBI Shareholders' Meeting."

     5. The third sentence of Section 6.2(a) is hereby amended by deleting the first word of such sentence and inserting in lieu thereof the following:

     "Subject to such requisite shareholder approval, this"

     6. The third sentence of Section 6.11 is hereby amended by deleting same and inserting in lieu thereof the following:

     None of the information supplied or to be supplied by any CSBI Companies or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to BCG shareholders and CSBI shareholders in connection with the BCG Shareholders' Meeting and the CSBI Shareholders' Meeting, respectively, and any other documents to be filed by any CSBI Companies or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of BCG and CSBI, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of each of the BCG Shareholders' Meeting and the CSBI Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for either of such shareholders' meetings."

     7. The third sentence of Section 8.1 is hereby amended by deleting same and inserting in lieu thereof the following:

     "Each of CSBI and BCG shall take, in accordance with applicable Law, applicable stock exchange or NASDAQ rules and its respective articles of incorporation and bylaws, all action necessary to convene, respectively, a CSBI Shareholders' Meeting to consider and vote upon the issuance of the shares of CSBI Common Stock to be issued in the Merger pursuant to this Agreement and any other matters required to be approved by CSBI shareholders for consummation of the Merger, and a BCG Shareholders' Meeting to consider and vote upon the approval of this Agreement and any other matters required to be approved by BCG's shareholders for consummation of the Merger, respectively, as promptly as practicable after the Registration Statement is declared effective.

     8. The fourth sentence of Section 8.1 is hereby amended by deleting same and inserting in lieu thereof the following:

     "In connection with the CSBI Shareholders' Meeting and the BCG Shareholders' Meeting, (i) BCG shall assist CSBI in the preparation and filing of the Joint Proxy Statement (which shall be included in the Registration Statement) with the SEC and mail it to BCG's shareholders and CSBI's shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Joint Proxy Statement, (iii) the Board of Directors of each of CSBI and BCG shall unanimously recommend (subject in the case of BCG to compliance with their fiduciary duties as advised by counsel) to their respective shareholders the approval of this Agreement, and (iv) the Board of Directors and officers of each of CSBI and BCG shall use their best efforts to obtain such approval of their respective shareholders (subject in the case of BCG to compliance with their fiduciary duties as advised by counsel).

     9. Section 9.1(a) is hereby amended by deleting "BCG" and inserting in lieu thereof the following:

     "each of BCG and CSBI"

     10. Section 9.3(c) is hereby amended by deleting "CSBI Board of Directors" and inserting "CSBI's Board of Directors and CSBI's shareholders" in lieu thereof.

     11. Sections 9.2(e) and 9.3(f) are hereby amended by deleting all references to "Proxy Statement" in such sections and inserting "Joint Proxy Statement" in lieu thereof.

     12. Section 10.1(c) is hereby amended by deleting same and inserting in lieu thereof the following:

     "By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) the shareholders of BCG fail to vote their approval of this Agreement and the transaction contemplated hereby as required by the GBCC at the BCG Shareholders' Meeting where the transaction was presented to such shareholders for approval and voted upon, or (iii) the shareholders of CSBI fail to vote their approval of this Agreement and the transaction contemplated hereby at the CSBI Shareholders' Meeting where the transaction was presented to such shareholders for approval and voted upon; or"

    13. Section 11.1 is hereby amended by deleting " 'PROXY STATEMENT' shall mean the proxy statement used by BCG to solicit the approval of its shareholders of the transactions contemplated by this Agreement and shall include the prospectus of CSBI relating to shares of CSBI Common Stock to be issued to the shareholders of BCG."

    14. Section 11.1 is hereby amended by inserting the following between the definitions of "Internal Revenue Code" and "Knowledge":

     " 'JOINT PROXY STATEMENT' shall mean the joint proxy statement used by BCG and CSBI to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement and shall include the prospectus of CSBI relating to shares of CSBI Common Stock to be issued to the shareholders of BCG."

    15. Section 11.1 is hereby amended by deleting " 'SHAREHOLDER'S MEETING' shall mean the meeting of the shareholders of BCG to be held pursuant to Section
8.1 of this Agreement, including any adjournment or adjournments thereof."

    16. Section 11.1 is hereby amended by inserting the following between the definitions of "BCG Financial Statements" and "BCG Stock Plan":

    " 'BCG SHAREHOLDERS' MEETING' shall mean the meeting of the shareholders of BCG to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof."

    17. Section 11.1 is hereby amended by inserting the following between the definitions of "CSBI Financial Statements" and "CSBI Subsidiaries":

    " 'CSBI SHAREHOLDERS' MEETING' shall mean the meeting of the shareholders of CSBI to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof."

    18. Section 11.2(c) is hereby amended by deleting Sections 11.2(c)(i) and 11.2(c)(ii) and inserting in lieu thereof the following:

    "    (i)   any termination of this Agreement

               (1) by BCG pursuant to Sections 10.1(b), 10.1(e) (but only on the basis of the failure of CSBI to satisfy any of the conditions enumerated in
     Section 9.3, other than Section 9.3(d) or (e)) of this Agreement, or

               (2) by either Party pursuant to Section 10.1(c)(iii) (with respect to approval of the shareholders of CSBI), or

         (ii) failure to consummate the Merger by reason of any failure of CSBI to satisfy the conditions enumerated in Section 9.1(a) (as such section relates to approval of the shareholders of CSBI), or Section 9.3, other than Section 9.3(d) or (e),"

     19. Except as amended hereby, the terms, conditions, covenants, agreements, representations and warranties contained in the Merger Agreement shall remain unaffected hereby and shall continue in full force and effect.

     20. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers as of the date first written above.

                                    "BCG"

ATTEST:                             BANK CORPORATION OF GEORGIA


________________________________    By:_______________________________________
Jerry Daniel, Secretary                William H. Anderson, II, Chairman

     [CORPORATE SEAL]

                                    By:_______________________________________
                                       Joseph W. Evans, President



                                    "CSBI"

ATTEST:                             CENTURY SOUTH BANKS, INC.


________________________________    By:_______________________________________
Susan J.  Anderson, Secretary          James A.  Faulkner, President

     [CORPORATE SEAL]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The provisions of the Georgia Business Corporation Code and the Registrant's Bylaws set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Under these indemnification provisions, the Registrant is required to indemnify any of its directors or officers against any reasonable expenses (including attorneys' fees) incurred by such director or officer in defense of any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, to which such director or officer was made a party, or in defense of any claim, issue or matter therein, by reason of the fact that such director or officer is or was a director or officer of the Registrant or who, while a director of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. The Registrant also must indemnify any of its directors, and may indemnify any of its officers, against any liability incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, by reason of the fact that such director or officer is or was a director or officer of the Registrant or who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, if such director or officer acted in a manner such director or officer believed in good faith to be in, or not opposed to, the best interests of the Registrant, or, with respect to any criminal proceeding, had no reasonable cause to believe such director's or officer's conduct was unlawful, if a determination has been made that the director or officer has met these standards of conduct. Such indemnification in connection with a proceeding by or in the right of the Registrant, however, is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. The Registrant may also provide advancement of expenses incurred by a director or officer in defending any such action, suit, or proceeding upon receipt of a written affirmation of such officer or director that such director or officer has met certain standards of conduct and an undertaking by or on behalf of such director or officer to repay such advances unless it is ultimately determined that such director or officer is entitled to indemnification by the Registrant.

     The Registrant may not indemnify a director or officer in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant, or in connection with a proceeding in which he was adjudged liable on the basis that he improperly received a personal benefit.

     The Registrant's Articles of Incorporation contain a provision which provides that, to the fullest extent permitted by the Business Corporation Code of Georgia, directors of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of his duty of care or any other duty as a director.

     The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBITS
------    -----------------------

 2(a) Agreement and Plan of Merger, dated as of March 31, 1997 and amended July 11, 1997 and October 15, 1997 by and between CSBI and BCG (included in Appendix A to the Joint Proxy Statement/Prospectus and incorporated by reference herein)

 3(a) Articles of Incorporation, as amended (included as Exhibit 3(a) to the Registrant's Registration Statement No. 33-18527 on Form S-8 previously filed with the Commission on March 23, 1990 and incorporated by reference herein)

 3(b) Bylaws, as amended (included as Exhibit 3(b) to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, previously filed with the Commission and incorporated by reference herein)

 4(a) See Exhibits 3(a) and 3(b) for provisions of the Articles of Incorporation and Bylaws of the Registrant defining rights of holders of Common Stock of the Registrant

 5        Securities Opinion of Troutman Sanders LLP*

 8        Tax Opinion of Troutman Sanders LLP*

11 Statement regarding computation of per share earnings (included in Pro Forma Financial Information in this Registration Statement)

23(a) Consent of Troutman Sanders LLP (included in Exhibits 5 and 8)*

23(b)     Consent of KPMG Peat Marwick LLP as to CSBI

23(c)     Consent of Porter Keadle Moore, LLP as to BCG

25 Power of Attorney (included in the signature page of page __ of this Registration Statement)

99.1      Form of Proxy of BCG*

99.2      Form of Proxy of CSBI
___________________________________

* previously filed

     (b)  Financial Statement Schedules

     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Articles of Incorporation or Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dahlonega, State of Georgia, on October 24, 1997.


                             CENTURY SOUTH BANKS, INC.

                             By: /s/ James A.  Faulkner
                                -------------------------
                                James A. Faulkner, President and Chief Executive Officer

                             By: /s/ Susan J.  Anderson
                                -------------------------
                                Susan J. Anderson,  Senior Vice President and
                                  Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, James A. Faulkner and Susan J. Anderson, and each one of them, their respective attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their respective substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Amended Registration Statement has been signed below by the following persons in the capacities and on October 24, 1997:



                       Signature                                         Title
                       ---------                                         -----
/s/  James A. Faulkner*
_______________________________________________________
                    J. Russell Ivie                             Chairman of the Board and Director

/s/  James A. Faulkner*
_______________________________________________________
                   James A. Faulkner                            President, Chief Executive Officer, and Director

/s/  James A. Faulkner*
_______________________________________________________
                  E. H. Chambers, Jr.                           Director

/s/  James A. Faulkner*
_______________________________________________________
                  William L. Chandler                           Director


_______________________________________________________
                  Clarence B. Denard                            Director

/s/  James A. Faulkner*
_______________________________________________________
                 Thomas T. Folger, Jr.                          Director

/s/  James A. Faulkner*
_______________________________________________________
                     Sherman Green                              Director

/s/  James A. Faulkner*
_______________________________________________________
                    Dudley K. Owens                             Director

/s/  James A. Faulkner*
_______________________________________________________
                  William D. Reeves                             Director


_______________________________________________________
                     C. J. Sisson                               Director

/s/  James A. Faulkner*
_______________________________________________________
                   E. Paul Stringer                             Director

/s/  James A. Faulkner*
_______________________________________________________
                   Myron B.  Turner                             Director

/s/  James A. Faulkner*
_______________________________________________________
                      Al J. Wimpy                               Director

/s/  James A. Faulkner*
_______________________________________________________
                    George A. Winn                              Director

-----------------
* Executed pursuant to power of attorney as previously filed

                                 EXHIBIT INDEX

                                                                                                SEQUENTIALLY
                                                                                                  NUMBERED
NUMBER     DESCRIPTION OF EXHIBITS                                                                  PAGE
------     -----------------------                                                              ------------
2(a)       Agreement and Plan of Merger, dated as of March 31, 1997 and amended
           July 11, 1997 and October 15, 1997 by and between CSBI and BCG (included in Appendix A to the Proxy Statement/Prospectus and incorporated by reference
           herein)                                                                                  N/A

3(a)       Articles of Incorporation, as amended (included as Exhibit 3(a) to the
           Registrant's Registration Statement No.33-18527 on Form S-8, previously filed
           with the Commission on March 23, 1990 and incorporated by reference herein)              N/A

3(b)       Bylaws, as amended (included as Exhibit 3(b) to the Registrant's Form 10-K for the fiscal year ended December 31, 1996, previously filed with the
           Commission and incorporated by reference herein)                                         N/A

4(a)       See Exhibits 3(a) and 3(b) for provisions of the Articles of Incorporation and Bylaws of the Registrant defining rights of holders of Common Stock
           of the Registrant                                                                        N/A

5          Securities Opinion of Troutman Sanders LLP                                                *

8          Tax Opinion of Troutman Sanders LLP                                                       *

11         Statement regarding computation of per share earnings (included in Pro Forma
           Financial Information in this Registration Statement)                                    N/A

23(a)      Consent of Troutman Sanders LLP (included in Exhibits 5 and 8)                            *

23(b)      Consent of KPMG Peat Marwick LLP as to CSBI                                               __

23(c)      Consent of Porter Keadle Moore, LLP as to BCG                                             __

25         Power of Attorney (included in the signature page of page ____ of this
           Registration Statement)                                                                   __

99.1       Form of Proxy of BCG                                                                      *

99.2       Form of Proxy of CSBI                                                                     __

-----------
* previously filed